AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 16, 1994

                                                    REGISTRATION NO. 33-
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                            WMX TECHNOLOGIES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                               ----------------
               DELAWARE                                 4953
    (STATE OR OTHER JURISDICTION OF         (PRIMARY STANDARD INDUSTRIAL
    INCORPORATION OR ORGANIZATION)           CLASSIFICATION CODE NUMBER)
                                  36-2660763
                     (I.R.S. EMPLOYER IDENTIFICATION NO.)
                             3003 BUTTERFIELD ROAD
                           OAK BROOK, ILLINOIS 60521
                                (708) 572-8800
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ----------------
   HERBERT A. GETZ, VICE PRESIDENT,            JOHN T. MCCARTHY, ESQ.
     GENERAL COUNSEL AND SECRETARY               BELL, BOYD & LLOYD
        WMX TECHNOLOGIES, INC.               THREE FIRST NATIONAL PLAZA
         3003 BUTTERFIELD ROAD                 CHICAGO, ILLINOIS 60602
       OAK BROOK, ILLINOIS 60521                   (312) 372-1121
            (708) 572-8800
        (NAMES, ADDRESSES, INCLUDING ZIP CODES, AND TELEPHONE NUMBERS,
                 INCLUDING AREA CODES, OF AGENTS FOR SERVICE)
                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement and upon approval and adoption of the Merger Agreement as described herein by the stockholders of Chemical Waste Management, Inc. and satisfaction or waiver of conditions set forth therein.
  If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]
                               ----------------
                        CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                                     PROPOSED       PROPOSED
          TITLE OF EACH               AMOUNT         MAXIMUM         MAXIMUM       AMOUNT OF
       CLASS OF SECURITIES             TO BE      OFFERING PRICE    AGGREGATE     REGISTRATION
        TO BE REGISTERED            REGISTERED      PER SHARE    OFFERING PRICE       FEE
- -----------------------------------------------------------------------------------------------
Convertible Subordinated Notes
 due 2005........................ $550,000,000(1)    $9.1875(2)  $412,200,642(2) $142,126.78(2)
Common Stock, $1.00 par              2,825,000
 value(3)(4)                          shares            $9.1875   $ 25,954,687    $  8,949.18
- -----------------------------------------------------------------------------------------------

- -------------------------------------------------------------------------------
(1) Estimated solely for the purposes of calculating the registration fee. The actual number of Notes to be issued will vary depending on the number of shares of Chemical Waste Management, Inc. common stock outstanding at the effective time of the merger referred to herein, the amount of cash paid in lieu of the issuance of fractional Notes and the number of shares of Chemical Waste Management, Inc. common stock as to which the statutory right to appraisal is perfected.
(2) Estimated pursuant to Rule 457(f)(1) solely for the purpose of calculating the registration fee and based upon the average of the high and low sale prices of Chemical Waste Management, Inc. common stock reported on the New York Stock Exchange Composite Tape on December 13, 1994. Of this total indicated registration fee, the sum of $84,684.15 was paid in connection with the November 4, 1994 filing by Chemical Waste Management, Inc. of its Preliminary Proxy Statement relating to the merger described herein and is applied to reduce the total indicated registration fee pursuant to Rule 457(b) under the Securities Act of 1933, as amended.
(3) The number of shares of WMX Technologies, Inc. common stock listed above is being registered for issuance in accordance with the terms of the
    Merger Agreement hereinafter described upon exercise of options granted under Chemical Waste Management, Inc. Stock Option Plans. Also being registered are such indeterminate number of shares of WMX Technologies,
    Inc., common stock as may be issuable upon conversion of the Notes being registered.
(4) This Registration Statement also covers an indeterminate number of Series
    A Preferred Stock Purchase Rights, which are currently transferable with and only with the shares of common stock registered hereby.
                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                             WMX TECHNOLOGIES, INC.

                             CROSS REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

                                               LOCATION IN OR CAPTION IN
          ITEM IN FORM S-4                    PROXY STATEMENT--PROSPECTUS
          ----------------                    ---------------------------
 1. Forepart of the Registration
    Statement and Outside Front
    Cover Page of Prospectus........  Cover Page of Proxy Statement--Prospectus
 2. Inside Front and Outside Back
    Cover Pages of Prospectus.......  Available Information; Table of Contents
 3. Risk Factors, Ratio of Earnings
    to Fixed Charges and Other
    Information.....................  Summary; Risk Factors
 4. Terms of the Transaction........  Summary; Special Factors; The Merger
                                       Agreement; Description of Notes; Certain
                                       Tax Considerations; Comparison of
                                       Stockholders' Rights
 5. Pro Forma Financial Information.  Summary
 6. Material Contacts with the
    Company Being Acquired..........  Special Factors; Certain Relationships and
                                       Transactions
 7. Additional Information Required
    for Reoffering by Persons and
    Parties Deemed to be
    Underwriters....................  Inapplicable
 8. Interests of Named Experts and
    Counsel.........................  Experts; Legal Matters
 9. Disclosure of Commission
    Position on Indemnification for
    Securities Act Liabilities......  Inapplicable
10. Information with Respect to S-3
    Registrants.....................  Inapplicable
11. Incorporation of Certain
    Information by Reference........  Documents Incorporated by Reference
12. Information with Respect to S-2
    or S-3 Registrants..............  Inapplicable
13. Incorporation of Certain
    Information by Reference........  Inapplicable
14. Information with Respect to
    Registrants Other than S-2 or S-
    3 Registrants...................  Inapplicable
15. Information with Respect to S-3
    Companies.......................  Documents Incorporated by Reference
16. Information with Respect to S-2
    or S-3 Companies................  Inapplicable
17. Information with Respect to
    Companies Other than S-2 or S-3
    Companies.......................  Inapplicable
18. Information if Proxies, Consents
    or Other Authorizations are to    Documents Incorporated by Reference;
    be Solicited....................   Summary; Information Concerning the
                                       Special Meeting; Special Factors; Delaware
                                       Statutory Appraisal Rights; Securities
                                       Ownership; Certain Relationships and
                                       Transactions
19. Information if Proxies, Consents
    or Authorizations are not to be
    Solicited in an Exchange Offer..  Inapplicable

                 PRELIMINARY COPY DATED DECEMBER 16, 1994

                        CHEMICAL WASTE MANAGEMENT, INC.

                                                                            LOGO
                             WMX TECHNOLOGIES, INC.

  LOGO                  PROXY STATEMENT-
                           PROSPECTUS

  This Proxy Statement-Prospectus is being furnished to the holders of shares of common stock, par value $.01 per share (the "CWM Shares"), of Chemical Waste Management, Inc. ("CWM"), a Delaware corporation, in connection with the solicitation of proxies for use at the Special Meeting of stockholders of CWM (the "Special Meeting") to be held in the Assembly Room of Harris Trust and Savings Bank, 111 West Monroe Street, 8th Floor, Chicago, Illinois, at 10:00 a.m., local time, on Friday, January 20, 1995, and at any adjournments or postponements thereof. This Proxy Statement-Prospectus and the related proxy
card are first being sent to the holders of CWM Shares on or about December   ,
1994. This proxy solicitation is being made by the Board of Directors of CWM.

  At the Special Meeting, holders of CWM Shares will be asked to consider and vote upon approval and adoption of the Agreement and Plan of Merger dated as of October 14, 1994, as amended (the "Merger Agreement"), by and among CWM, WMX Technologies, Inc. (the "Company"), a Delaware corporation and the owner of approximately 78.6% of the issued and outstanding CWM Shares, and WMX Merger Sub, Inc. ("Merger Sub"), a Delaware corporation and a wholly owned subsidiary of the Company. The Merger Agreement provides for the Company's acquisition, through the merger (the "Merger") of Merger Sub with and into CWM, as described in this Proxy Statement-Prospectus, of the outstanding CWM Shares not owned by the Company. Upon consummation of the Merger, CWM will be a wholly owned subsidiary of the Company and the market trading of CWM Shares will cease.

  In the Merger, all publicly held CWM Shares, other than CWM Shares as to which appraisal rights are perfected under Delaware law ("Dissenting Shares"), will, by virtue of the Merger and without any action on the part of any stockholder, be converted into convertible, subordinated notes of the Company due January 20, 2005 and having a principal amount at maturity of $1,000 per note (the "Notes"). Notes will be issued in the Merger at the rate of one Note for every 81.1 CWM Shares, provided that no fractional Notes will be issued, and instead, cash will be paid in lieu thereof. Accordingly, stockholders who beneficially own fewer than 82 CWM Shares will not be entitled to receive any Notes in the Merger, but rather will be paid cash for such CWM Shares on the basis described elsewhere in this Proxy Statement-Prospectus. See "The Merger Agreement--Merger Consideration."

  The Notes are subordinated to all existing and future Senior Indebtedness of the Company. Each Note will bear cash interest from and after the date the Merger is consummated (the "Effective Date") at the rate of 2.00% per annum of the $1,000 principal amount at maturity of each Note, payable semi-annually on January 20 and July 20 of each year.

  Each Note will be convertible at the option of the holder at any time from and after the Effective Date into shares of common stock, $1.00 par value per share, of the Company (the "Company Shares"). The number of Company Shares to be issued on conversion of a Note will be determined on the Effective Date by dividing (i) $717.80 (the "Stated Issue Price") by (ii) the average of the per share closing sale prices for Company Shares as reported on the New York Stock Exchange (the "NYSE") Composite Tape for the ten trading days immediately preceding the date of the Special Meeting (the "Company Share Closing Price"), provided that the number of Company Shares initially issuable on conversion of a Note shall not be less than 21.90 nor more than 26.76. The Company may, at its option, in lieu of issuing Company Shares on conversion

                                               (Continued on the following page)

                                --------------

       The date of this Proxy Statement-Prospectus is December   , 1994.

of a Note, elect to pay cash equal to the market value of the Company Shares otherwise issuable in such conversion.

  Each Note will be purchased by the Company at the option of the holder on March 15, 1998 and March 15, 2000, at prices of $790.24 and $843.35, respectively, plus accrued but unpaid interest to the purchase date. The Notes are redeemable at the option of the Company at any time on or after March 15, 2000 at a redemption price for each Note equal to the sum of (i) the Stated Issue Price, (ii) the accrued portion of the difference (the "Stated Discount") between the $1,000 principal amount at maturity and the Stated Issue Price of each Note and (iii) the accrued but unpaid interest in respect of such Note to the date of redemption. See "Description of Notes--Purchase of Notes at the Option of the Holder" and "-- Redemption of the Notes at the Option of the Company."

  CWM and the Company have been advised by counsel that gain or loss will be recognized for federal income tax purposes to each stockholder of CWM whose CWM Shares are converted into Notes or cash in lieu of a fractional Note in the Merger or who receives cash in respect of Dissenting Shares. Each Note is expected to be issued at an original issue discount for United States federal income tax purposes ("Original Issue Discount"). Original Issue Discount is expected to differ from the Stated Discount. Holders of CWM Shares should be aware that, although there will be no periodic payments of interest in respect of such Original Issue Discount, accrued Original Issue Discount will be includable periodically in a Holder's gross income for United States federal income tax purposes prior to conversion, redemption, other disposition or maturity of such Holder's Notes, whether such Notes are ultimately converted, redeemed, sold (to the Company or otherwise) or paid at maturity. See "Certain Tax Considerations."

  Pursuant to the Delaware General Corporation Law, as amended (the "DGCL"), the Merger Agreement must be approved and adopted by the affirmative vote of the holders of a majority of the outstanding CWM Shares. The Company has agreed to vote its CWM Shares for approval and adoption of the Merger Agreement. HOWEVER, AS SPECIFIED IN THE MERGER AGREEMENT, IT IS A CONDITION TO THE CONSUMMATION OF THE MERGER THAT THE MERGER AGREEMENT ALSO BE APPROVED AND ADOPTED AT THE SPECIAL MEETING BY THE HOLDERS OF A MAJORITY OF THE CWM SHARES WHICH ARE REPRESENTED AND ENTITLED TO BE VOTED AT THE SPECIAL MEETING AND NOT DIRECTLY OR INDIRECTLY OWNED BY THE COMPANY. The Merger is also subject to other conditions. See "The Merger Agreement--Conditions."
  SEE "RISK FACTORS" HEREIN FOR A DISCUSSION OF CERTAIN MATTERS WHICH, TOGETHER WITH THE OTHER MATTERS DISCUSSED HEREIN, SHOULD BE CAREFULLY CONSIDERED BY THE HOLDERS OF CWM SHARES IN CONSIDERING WHETHER OR NOT TO VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

  At the Special Meeting, holders of CWM Shares will also consider any other business that may properly come before such meeting or any adjournments or postponements thereof.

  This Proxy Statement-Prospectus also constitutes the prospectus of the Company, filed with the Securities and Exchange Commission (the "Commission") as part of the Company's Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), for the issuance of up to $550,000,000 aggregate principal amount at maturity of Notes and up to 17,543,000 Company Shares.

  No person has been authorized to give any information or to make any representation not contained in this Proxy Statement-Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or CWM. This Proxy Statement-Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Proxy Statement-Prospectus nor any offer or sale made hereunder shall, under any circumstances, create any implication that there has been no change in information set forth herein or in the affairs of CWM or the Company from the date hereof.

                             AVAILABLE INFORMATION

  The Company has filed with the Commission a Rule 13e-3 Transaction Statement on Schedule 13E-3 (including any amendments thereto, the "Schedule 13E-3") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to the Merger. As permitted by the rules and regulations of the Commission, this Proxy Statement-Prospectus omits certain information contained in the Registration Statement or the Schedule 13E-3, including the exhibits thereto. For further information pertaining to the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed as a part thereof or incorporated therein by reference.

  CWM and the Company are subject to the informational requirements of the Exchange Act, and, in accordance therewith, file reports, proxy statements and other information with the Commission. Such reports, proxy statements, the
Schedule 13E-3 and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the
Commission: New York Regional Office, Seven World Trade Center, New York, New York 10048; and Chicago Regional Office, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The CWM Shares and the Company Shares are listed on the NYSE and such material may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

  If the Merger is consummated, the CWM Shares will be delisted from the NYSE, and the Company will take steps to terminate the registration of the CWM Shares under the Exchange Act. As a result, CWM will no longer be subject to the reporting requirements of the Exchange Act.

                      DOCUMENTS INCORPORATED BY REFERENCE

  The following documents heretofore filed by the Company under the Exchange Act with the Commission (the "Company Reports") are incorporated herein by reference.

  (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993.

  (2) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1994.

  (3) The Company's Current Reports on Form 8-K dated February 8, July 28 and October 14, 1994.

  (4) The description of Company Shares set forth in the Company's application on Form 8-A for Registration of Certain Classes of Securities dated April 25, 1972, and Amendments on Form 8 dated May 16, 1980 and November 26, 1985 to such Application.

  (5) The description of the rights to purchase the Company's Series A Preferred Stock set forth in the Company's Application on Form 8-A for Registration of Certain Classes of Securities, dated January 26, 1987.

  The following documents heretofore filed by CWM under the Exchange Act with the Commission (the "CWM Reports") are incorporated herein by reference.

  (1) CWM's Annual Report on Form 10-K for the fiscal year ended December 31, 1993.

  (2) CWM's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1994.

  (3) CWM's Current Reports on Form 8-K dated July 28 and October 14, 1994.

  (4) The description of CWM Shares set forth in CWM's Application on Form 8-A for Registration of Certain Classes of Securities dated September 5, 1986.

  All documents filed by CWM and the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement-Prospectus and prior to the date of the Special Meeting (or any adjournment or postponement thereof) shall be deemed to be incorporated in this Proxy Statement-Prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement-Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement-Prospectus.

  THIS PROXY STATEMENT-PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE WITHOUT CHARGE, UPON ORAL OR WRITTEN REQUEST BY ANY PERSON RECEIVING THIS PROXY STATEMENT-PROSPECTUS, FROM CWM SHAREHOLDER SERVICES, P.O. BOX 1400, PITTSBURGH, PENNSYLVANIA 15230, TELEPHONE (800) 443-6474. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY JANUARY 12, 1995.

                               TABLE OF CONTENTS

SUMMARY....................................................................   7
  The Special Meeting......................................................   7
  The Parties..............................................................   7
  Risk Factors.............................................................   8
  Background; Certain Relationships with Affiliates; Ownership of CWM......   8
  Record Date and Quorum...................................................   9
  Vote Required; Certain CWM Shares Voting in Favor of the Merger..........   9
  Terms of the Merger; Description of Notes................................   9
  Exchange and Payment Procedures..........................................  12
  Background of the Merger.................................................  12
  Recommendation of the Special Committee and the CWM Board of Directors...  12
  Opinion of CWM's Financial Advisor.......................................  13
  Conflicts of Interest....................................................  13
  Accounting Treatment.....................................................  13
  Certain Tax Considerations...............................................  13
  Litigation Regarding the Merger..........................................  14
  Regulatory Requirements..................................................  14
  Market Prices of CWM and Company Shares..................................  14
  Treatment of Stock Options and Liquid Yield Option(TM) Notes.............  14
  Delaware Statutory Appraisal Rights......................................  15
  Comparison of Rights of Holders of CWM Shares and Company Shares.........  15
  Selected Financial Data..................................................  16
  Comparative Historical and Pro Forma Per Share Data......................  18
  Recent Development.......................................................  18
RISK FACTORS...............................................................  19
  No Prior Market for Notes; Adverse Impact of Profit Sharing Plan Sales...  19
  Increased Indebtedness...................................................  19
  Original Issue Discount..................................................  19
  Certain Relationships and Transactions; Possible Conflicts of Interest...  19
  Exposure to Environmental and Other Risks................................  20
  Intense Competition in the Company's Markets.............................  20
INFORMATION CONCERNING THE SPECIAL MEETING.................................  21
  The Special Meeting......................................................  21
  Record Date; Quorum; Outstanding CWM Shares Entitled to Vote.............  21
  Vote Required; Certain CWM Shares Voting in Favor of the Merger..........  21
  Action to Be Taken Under the Proxy.......................................  22
  Accounting Treatment.....................................................  22
  Proxy Solicitation.......................................................  22
SPECIAL FACTORS............................................................  22
  Certain Consequences of the Merger.......................................  22
  Conflicts of Interest....................................................  23
  Background of the Merger.................................................  23
  Recommendation of the Special Committee and the Board of Directors of
   CWM;
   Fairness of the Merger..................................................  29
  Opinion of CWM's Financial Advisor.......................................  32
  Plans for CWM After the Merger...........................................  37
  Litigation Regarding the Merger..........................................  37
  Fees and Expenses and Source of Funds....................................  38
  Regulatory Requirements..................................................  38
THE MERGER AGREEMENT.......................................................  38
  Merger Consideration.....................................................  38
  Exchange and Payment Procedures..........................................  39
  Transfer of CWM Shares...................................................  40
  Treatment of Stock Options...............................................  40
  Treatment of LYONs.......................................................  40
  Covenants................................................................  41
  Conditions...............................................................  41
  Termination; Amendments..................................................  42
  Listing..................................................................  43

DELAWARE STATUTORY APPRAISAL RIGHTS........................................   43
CERTAIN PRELIMINARY 1994 AND 1995 STRATEGIC PLANNING INFORMATION OF CWM....   46
CWM SHARE AND COMPANY SHARE MARKET PRICE INFORMATION; DIVIDEND INFORMATION;
 AND CWM SHARE PURCHASE INFORMATION........................................   48
CAPITALIZATION.............................................................   49
DESCRIPTION OF NOTES.......................................................   49
  General..................................................................   50
  Subordination of Notes; Effect of Corporate Structure....................   50
  Conversion Rights........................................................   52
  Redemption of Notes at the Option of the Company.........................   53
  Purchase of Notes at the Option of the Holder............................   54
  Change in Control Permits Purchase of Notes at the Option of the Holder..   55
  Mergers and Sales of Assets by the Company...............................   57
  Events of Default; Notice and Waiver.....................................   57
  Modification.............................................................   58
  Limitations of Claims in Bankruptcy......................................   59
  Taxation of Notes........................................................   59
  Information Concerning the Trustee.......................................   59
CERTAIN TAX CONSIDERATIONS.................................................   59
  Receipt of Notes and Cash................................................   59
  Original Issue Discount and Other Interest...............................   60
  Disposition or Conversion................................................   61
  Constructive Dividend....................................................   62
  Backup Withholding.......................................................   62
BUSINESS OF THE COMPANY....................................................   62
BUSINESS OF CWM............................................................   63
CERTAIN RELATIONSHIPS AND TRANSACTIONS.....................................   64
  International Transactions...............................................   64
  Organization of Rust.....................................................   66
  Cash Management, Financing and Related Arrangements......................   67
  Management, Technical and Other Services.................................   68
  Rust Shareholders' Agreement.............................................   68
  Other Transactions.......................................................   69
SECURITIES OWNERSHIP.......................................................   70
  Ownership of Company Shares..............................................   70
  Ownership of CWM Shares..................................................   73
  Ownership of WTI Common Stock by Company Directors and Executive
   Officers................................................................   75
  Ownership of Rust Common Stock...........................................   76
  Ownership of Waste Management International Ordinary Shares by Company
   Directors and Executive Officers........................................   78
COMPARISON OF STOCKHOLDERS' RIGHTS.........................................   79
  General..................................................................   79
  Authorized Capital.......................................................   79
  Classified Board of Directors............................................   79
  Number of Directors; Removal; Filling Vacancies..........................   79
  No Company Stockholder Action by Written Consent; Special Meetings.......   80
  Advance Notice Provisions for Stockholder Proposals and Stockholder
   Nominations of Directors................................................   80
  Transactions with Interested Stockholders................................   81
  Amendment of Certain Provisions of the Certificates......................   82
  Company Rights...........................................................   82
  General Anti-Takeover Effects............................................   83
  Liability and Indemnification of Officers and Directors..................   84
EXPERTS....................................................................   84
LEGAL MATTERS..............................................................   85
PROPOSALS BY CWM STOCKHOLDERS..............................................   85
INCORPORATION OF SUBSEQUENTLY FILED DOCUMENTS..............................   85
APPENDIX A--AGREEMENT AND PLAN OF MERGER
APPENDIX B--OPINION OF CS FIRST BOSTON CORPORATION
APPENDIX C--SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

                                    SUMMARY

  The following is a summary of certain of the information contained elsewhere in this Proxy Statement-Prospectus. This summary does not purport to be and is not intended to be complete and is qualified in its entirety by reference to the more detailed information appearing elsewhere in this Proxy Statement-Prospectus, the Appendices hereto and the other documents referred to and incorporated by reference herein. The stockholders of CWM are urged to read and review carefully the entire Proxy Statement-Prospectus, including the Appendices hereto and the other documents referred to and incorporated by reference herein. Capitalized terms used but not defined in this summary have the meanings ascribed to them elsewhere in this Proxy Statement-Prospectus.

THE SPECIAL MEETING

  This Proxy Statement-Prospectus and the attached letter, notice and any other documents included herewith are being furnished to the stockholders of CWM in connection with the solicitation of proxies by the Board of Directors of CWM for use at the Special Meeting to be held at 10:00 a.m., local time, on Friday, January 20, 1995, in the Assembly Room of Harris Trust and Savings Bank, 111 West Monroe Street, 8th Floor, Chicago, Illinois, and at any and all adjournments or postponements thereof. At the Special Meeting, the holders of CWM Shares will be asked to consider and vote upon approval and adoption of the Merger Agreement and to transact such other business as may properly come before the meeting.

THE PARTIES

 The Company

  The Company (formerly named Waste Management, Inc.) is a leading international provider of environmental, engineering and construction, industrial and related services. See "Business of the Company." The principal executive offices of the Company are located at 3003 Butterfield Road, Oak Brook, Illinois 60521. The telephone number of the Company is (708) 572-8800.

  Through Waste Management, Inc. (formerly named Waste Management of North America, Inc.), a wholly owned subsidiary of the Company ("WMI"), the Company provides integrated solid waste management services in North America to commercial, industrial, municipal and residential customers, as well as to other waste management companies.

  CWM is an approximately 78.6%-owned subsidiary of the Company, and its business is described below.

  Wheelabrator Technologies Inc., an approximately 55%-owned subsidiary of the Company ("WTI"), provides a wide array of environmental products and services in North America and abroad. WTI's clean energy group is a leading developer of facilities and systems for, and provider of services to, the trash-to-energy, energy, and independent power markets. WTI's clean water group is principally involved in the design, manufacture and operation of facilities and systems used to purify water, to treat municipal and industrial wastewater, to treat and manage biosolids resulting from the treatment of wastewater by converting them into useful fertilizers, and to recycle organic wastes into compost material useable for horticultural and agricultural purposes. WTI's clean air group designs, fabricates and installs technologically advanced air pollution emission control and measurement systems and equipment, including systems which remove pollutants from the emissions of WTI's trash-to-energy facilities as well as power plants and other industrial facilities.

  Rust International Inc. ("Rust") is a subsidiary owned approximately 56% by CWM and 40% by WTI, and its business is described below.

  The Company provides comprehensive waste management and related services internationally, primarily through Waste Management International plc, a subsidiary owned 56% by the Company, 12% by Rust and 12% by WTI ("Waste Management International"). Waste Management International provides a wide range of solid and hazardous waste management services (or has interests in projects or companies providing such services) in various countries in Europe and in Argentina, Australia, Brunei, Hong Kong, Indonesia, Malaysia, New Zealand, Singapore and Taiwan.

 CWM

  CWM is a leading provider of hazardous waste management services and, through Rust, various other environmental and industrial services. CWM owns an approximately 56% interest in Rust, a subsidiary engaged in furnishing engineering, construction, environmental and infrastructure consulting, hazardous substance remediation and a variety of other on-site industrial and related services primarily to clients in government and in the chemical, petrochemical, nuclear, energy, utility, pulp and paper, manufacturing, environmental services and other industries. See "Business of CWM."

  CWM participates internationally in the waste management services industry through Rust's 12% equity interest in Waste Management International.

  The principal executive offices of CWM are located at 3001 Butterfield Road, Oak Brook, Illinois 60521. The telephone number of CWM is (708) 218-1500.

 Merger Sub

  Merger Sub is a wholly owned subsidiary of the Company formed to effectuate the Merger. Merger Sub has not engaged in any operations to date. The principal executive offices of Merger Sub are located at 3003 Butterfield Road, Oak Brook, Illinois 60521. The telephone number of Merger Sub is (708) 572-8800.

RISK FACTORS

  Stockholders of CWM should carefully consider the matters presented herein under "Risk Factors," as well as the other matters discussed in this Proxy Statement-Prospectus.

BACKGROUND; CERTAIN RELATIONSHIPS WITH AFFILIATES; OWNERSHIP OF CWM

  CWM was organized by the Company as a wholly owned subsidiary in 1978. In 1986, in anticipation of the initial public offering of CWM Shares, the Company consolidated under CWM's ownership substantially all of the Company's ongoing domestic businesses that then provided hazardous waste management services. In 1986, CWM engaged in an initial public offering of approximately 18.9% of the post-offering CWM Shares. In connection with these and other transactions, CWM and the Company and their respective subsidiaries have entered into various agreements with respect to their ongoing relationships and other matters. See "Certain Relationships and Transactions."

  The Company currently owns approximately 78.6% of the outstanding CWM Shares and will own 100% of the outstanding CWM Shares immediately upon consummation of the Merger. As described above under "The Parties," CWM owns approximately 56% of Rust, which has an approximately 12% interest in Waste Management International. In addition, WTI, of which the Company owns approximately 55%, owns approximately 40% of Rust. The Company currently is able to elect the entire Board of Directors of CWM and to control CWM's affairs.

  The following table sets forth the ownership of the outstanding CWM Shares as of December 7, 1994 (the record date for the Special Meeting) and as of immediately after the Merger.

                                  NUMBER OF CWM SHARES
                                          OWNED            PERCENTAGE OF CLASS
                                 ----------------------- -----------------------
                                    AS OF    IMMEDIATELY    AS OF    IMMEDIATELY
                                 DECEMBER 7,  AFTER THE  DECEMBER 7,  AFTER THE
IDENTITY OF PERSON OR GROUP         1994       MERGER       1994       MERGER
- ---------------------------      ----------- ----------- ----------- -----------
Company(1)...................... 164,278,417    1,000       78.6%       100%
Public Stockholders of CWM......  44,865,376        0       21.4%         0%

- --------
(1) Such amounts and percentages do not reflect that certain members of the Company's management may be deemed to be affiliates of the Company. See "Securities Ownership--Ownership of CWM Shares."

RECORD DATE AND QUORUM

  The record date for the Special Meeting has been fixed by the Board of Directors of CWM as the close of business on December 7, 1994 (the "Record Date"). Only holders of record of CWM Shares on the Record Date will be entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. CWM stockholders of record on the Record Date are entitled to one vote per CWM Share on any matter that may properly come before the Special Meeting. As of the Record Date, there were 209,143,793 CWM Shares outstanding and entitled to vote at the Special Meeting, held of record by 5,718 holders. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding CWM Shares at the close of business on the Record Date is necessary to constitute a quorum at the Special Meeting.

VOTE REQUIRED; CERTAIN CWM SHARES VOTING IN FAVOR OF THE MERGER

  Pursuant to the DGCL, in order for the Merger to take place, the Merger Agreement must be approved and adopted by the affirmative vote of the holders of a majority of the outstanding CWM Shares as of the Record Date (the "DGCL Vote Requirement").

  As of the Record Date, the Company was the owner of approximately 78.6% of the outstanding CWM Shares, and as of October 15, 1994, directors and executive officers of the Company held beneficial ownership in the aggregate of approximately 1% of the outstanding CWM Shares. See "Securities Ownership-- Ownership of CWM Shares." The Company has agreed to vote its CWM Shares for approval and adoption of the Merger Agreement. However, as specified in the Merger Agreement, it is a condition to the consummation of the Merger that the Merger Agreement be approved and adopted at the Special Meeting by the holders of a majority of the outstanding CWM Shares which are represented and entitled to be voted at the Special Meeting and not directly or indirectly owned by the Company (the "Independent Vote Requirement"). The Merger is also subject to various other conditions. See "The Merger Agreement--Conditions." See also, "Information Concerning the Special Meeting--Vote Required; Certain CWM Shares Voting in Favor of the Merger" and "--Action to be Taken Under the Proxy."

TERMS OF THE MERGER; DESCRIPTION OF NOTES

  The following description of the Notes and the terms and conditions of the Merger and the Merger Agreement is qualified in its entirety by reference to the Indenture to be dated as of January 20, 1995 (the "Indenture"), by and between the Company and NationsBank of Georgia, N.A., as trustee (the "Trustee"), the form of which Indenture is filed as an exhibit to the Registration Statement and is incorporated herein by reference (see "Description of Notes" herein) and by reference to the copy of the Merger Agreement attached as Appendix A hereto:

Notes....................... An estimated $550,000,000 aggregate principal amount at maturity of Notes due on January 20, 2005 (excluding approximately $260,000,000 aggregate principal amount at maturity of Notes issuable upon conversion, if ever, of the LYONs (as defined below under "Treatment of Stock Options and Liquid Yield Option Notes")). The aggregate principal amount at maturity of Notes actually issued in the Merger will depend on the number of CWM Shares for which cash is paid in lieu of issuing fractional Notes and the number of Dissenting Shares, if any. Each Note will have a principal amount due at maturity of $1,000.

Basis for Exchange.......... On the Effective Date, all publicly held CWM
                             Shares, other than Dissenting Shares, will, without any action on the part of the holder thereof, be converted into Notes on the basis of one Note for every 81.1 CWM Shares, plus, as applicable, cash in lieu of issuance of fractional Notes, as provided below. Accordingly, stockholders who beneficially own fewer than 82 CWM Shares will not be entitled to receive any Notes in the Merger, but rather will be paid cash for such CWM Shares on the basis described elsewhere in this Proxy Statement-Prospectus. See "The Merger Agreement--Merger Consideration." By virtue of the Merger, CWM Shares held by the Company and its subsidiaries will be cancelled (except for CWM Shares held in escrow for exchange for the Company's Liquid Yield Option Notes due 2012, which CWM Shares will be converted into the merger consideration in the same manner as CWM Shares generally).

Interest.................... Interest will be paid semi-annually on January 20 and July 20 of each year at the rate of 2.0% per annum of the principal amount at maturity of each Note from and after the Effective Date.

Stated Issue Price and       The Notes will have a Stated Issue Price of
Stated Discount              $717.80. The difference between the principal
                             amount at maturity of $1,000 and the Stated Issue
                             Price represents the Stated Discount which, together with cash interest payable on the Notes as described above, will accrue at a rate of 5.75% per annum (determined on a semi-annual bond equivalent basis) based on the Stated Issue
                             Price. Such rate will be used solely for purposes of determining the prices at which the Company may be required to purchase or may redeem the Notes (as described below) and will differ from a Holder's actual yield.

Conversion Right............ Each Note will be convertible at the option of the holder at any time on or prior to maturity, unless previously redeemed or otherwise purchased by the Company, into Company Shares. The conversion ratio will be determined on the Effective Date by dividing (i) the Stated Issue Price of $717.80 by (ii) the Company Share Closing Price, provided that the number of Company Shares initially issuable upon conversion of a Note shall not be less than 21.90, nor more than 26.76. The Company may at its option in lieu of issuing Company Shares on conversion of a Note pay cash for each Company Share otherwise issuable equal to the closing market price per Company Share on the trading day immediately preceding the date of such conversion.

Subordination............... The Notes will be subordinated to all existing and future Senior Indebtedness (as defined herein under "Description of Notes") of the Company. As of September 30, 1994, the Company and its subsidiaries had approximately $6.455 billion of outstanding indebtedness (excluding accrued interest thereon) which constituted Senior Indebtedness of the Company or outstanding indebtedness (excluding consolidated intercompany payables) of the subsidiaries of the Company not guaranteed by the Company which would not have constituted Senior Indebtedness but to which the Notes would have been effectively subordinated. There are no restrictions in the Indenture on the creation of additional Senior Indebtedness (or any other indebtedness), and the incurrence of significant amounts of additional indebtedness could have an adverse impact on the Company's ability to service its indebtedness including the Notes.

Original Issue Discount..... Each Note is expected to be issued at an Original
                             Issue Discount for federal income tax purposes. Original Issue Discount is expected to differ from the Stated Discount. CWM stockholders should be aware that although the Holder will receive no cash payment in respect of such Original Issue Discount, accrued Original Issue Discount will be includable periodically in a Holder's gross income for federal income tax purposes prior to conversion, redemption, purchase or other disposition of such Holder's Notes, whether such Notes are ultimately converted, redeemed, purchased, sold (to the Company or otherwise) or paid at maturity. See "Certain Tax Considerations" below.

Optional Redemption......... The Notes are redeemable on or after March 15,
                             2000 for cash at any time at the option of the Company, in whole or in part, at redemption prices equal to the sum of (i) the Stated Issue Price, (ii) the accrued Stated Discount to the date of redemption, and (iii) the accrued but unpaid cash interest to the date of redemption.

Purchase at the Option of    The Company will purchase for cash any Note at
the Holder.................. the option of the Holder on March 15, 1998 and
                             March 15, 2000 at purchase prices of $790.24 and $843.35, respectively, plus accrued but unpaid interest to the purchase date. Such purchase prices include any amounts representing accrued
                             Stated Discount. The Company will also purchase for cash any Note at the option of the Holder following a Change in Control (as defined under "Description of Notes") occurring on or prior to March 15, 1998 at a purchase price determined in the same manner as provided above under "Optional
                             Redemption."

Cash for Fractional Notes... No fractional Notes will be issued in the Merger.
                             Cash will be paid in respect of fractional Notes that would otherwise be issuable in an amount equal to the product of (i) the number of CWM Shares not converted into whole Notes in the Merger and (ii) an amount equal to the average of the closing sales prices for CWM Shares as reported on the NYSE Composite Tape for the ten trading days immediately preceding the date of the Special Meeting (the "CWM Share Closing Price").

Sinking Fund................ None.

Listing..................... Although application will be made to list the
                             Notes (and the Company Shares into which the Notes are convertible) on the NYSE, there can be no assurance that there will be a sufficient number of holders of Notes, after taking into account cash payments in lieu of fractional Notes, for an active trading market for the Notes to develop or be maintained. In the event an active trading market is not developed or maintained, the liquidity and trading prices of the Notes could be adversely affected. See "Certain Investment Considerations--No Prior Market for Notes; Adverse Impact of Profit Sharing Plan Sales" and "Special Factors--Certain Consequences of the Merger."

  The Notes to be issued to holders of CWM Shares and cash in lieu of fractional Notes are referred to herein as the "Merger Consideration."

  Upon consummation of the Merger, CWM will be a wholly owned subsidiary of the Company, and market trading of CWM Shares will cease. The Merger will be consummated by the filing with the Secretary of State of the State of Delaware of a certificate of merger (such certificate of merger being referred to herein as the "Merger Certificate" and the time of such filing being referred to herein as the "Effective Time"). It is currently anticipated that, if all conditions to the Merger have been met or waived, the filing will take place on the date of the Special Meeting, or as soon thereafter as is practicable. All shares of Merger Sub will be converted in the Merger into CWM Shares.

  The respective obligations of CWM, the Company and Merger Sub to consummate the Merger are subject to certain conditions. See "The Merger Agreement-- Conditions." One such condition is that the holders of a majority of the outstanding CWM Shares which are represented and entitled to be voted at the Special Meeting and not directly or indirectly owned by the Company vote for approval and adoption of the Merger Agreement. There can be no assurance that all of the conditions to the consummation of the Merger will be satisfied or waived.

  The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time notwithstanding any approval thereof by the stockholders of CWM, and the Merger Agreement may be amended under certain conditions. See "The Merger Agreement--Termination; Amendments."

  The Merger Agreement generally provides that all costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such expenses.

EXCHANGE AND PAYMENT PROCEDURES

  As soon as practicable after the Effective Time, Harris Trust and Savings Bank, as exchange agent (the "Exchange Agent"), will mail to each record holder (other than the Company or holders of Dissenting Shares) of an outstanding certificate or certificates representing CWM Shares as of the Effective Time, a letter of transmittal and instructions for use in effecting the surrender of such certificates for exchange for the Merger Consideration. STOCKHOLDERS OF CWM SHOULD NOT SUBMIT CERTIFICATES REPRESENTING THEIR CWM SHARES FOR EXCHANGE FOR THE MERGER CONSIDERATION UNLESS AND UNTIL THEY RECEIVE SUCH A LETTER OF TRANSMITTAL AND INSTRUCTIONS. See "The Merger Agreement--Exchange and Payment Procedures."

BACKGROUND OF THE MERGER

  For a detailed description of the Company's reasons for proposing the Merger and of the events leading up to the approval and adoption of the Merger Agreement by the Board of Directors of CWM, see "Special Factors--Background of the Merger."

RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE CWM BOARD OF DIRECTORS

  The Board of Directors of CWM appointed a special committee consisting of the two directors of CWM who are not directors of the Company or any of its subsidiaries (other than CWM) or officers or employees of the Company or any of its subsidiaries (the "Special Committee") to review, evaluate and negotiate the terms of the Merger. At a Special Committee meeting held on October 14, 1994, the Special Committee unanimously determined that the Merger was fair to, and in the best interests of, CWM and its public stockholders, unanimously approved the Merger and the Merger Agreement and unanimously determined to recommend that the Board of Directors of CWM approve the Merger and the Merger Agreement. Thereafter, based on the recommendation of the Special Committee, the Board of Directors of CWM (including the directors of CWM who are not employees of CWM) unanimously determined that the terms of the Merger were fair to, and in the best interests of, the public stockholders of CWM, approved the Merger and the Merger Agreement, and determined to recommend to the stockholders of CWM that they vote for approval and adoption of the Merger Agreement. ACCORDINGLY, THE BOARD OF DIRECTORS OF CWM RECOMMENDS THAT THE STOCKHOLDERS OF CWM VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. HOWEVER, STOCKHOLDERS OF CWM SHOULD BE AWARE THAT A MAJORITY OF THE 10 MEMBERS OF THE BOARD OF DIRECTORS OF CWM HAVE CONFLICTS OF INTEREST IN CONNECTION WITH THE MERGER. FIVE OF SUCH DIRECTORS OF CWM ARE CURRENTLY ALSO MEMBERS OF THE BOARD OF DIRECTORS OF THE COMPANY, AND ONE ADDITIONAL CWM DIRECTOR IS ALSO AN OFFICER OF THE COMPANY. TWO CWM DIRECTORS ARE ALSO OFFICERS OF CWM. See "Special Factors--Recommendation of the Special Committee and the Board of Directors of CWM; Fairness of the Merger; Conflicts of Interest."

OPINION OF CWM'S FINANCIAL ADVISOR

  On October 14, 1994, CS First Boston Corporation ("CS First Boston") rendered to the Special Committee its oral opinion, subsequently confirmed in writing, to the effect that, as of such date, the consideration to be received in the Merger by the holders of CWM Shares (other than the Company and its affiliates) was fair to such holders from a financial point of view. The full text of the written opinion of CS First Boston dated October 14, 1994, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix B to this Proxy Statement-Prospectus and should be read carefully in its entirety. See "Special Factors--Opinion of CWM's Financial Advisor."

CONFLICTS OF INTEREST

  Directors and executive officers of CWM beneficially owned as of October 15, 1994 less than 1% of the outstanding CWM Shares to be converted into the Merger Consideration, and approximately 2.7% of the outstanding Company Shares. Directors and executive officers of the Company beneficially owned as of October 15, 1994 approximately 1% of the outstanding CWM Shares and 2.9% of the outstanding Company Shares. See "Special Factors--Conflicts of Interest" and "Securities Ownership--Ownership of Company Shares" and "--Ownership of CWM Shares." All CWM Shares held by such directors and executive officers at the Effective Time will, upon consummation of the Merger, be converted into the right to receive the Merger Consideration.

  Dean L. Buntrock, Donald F. Flynn, Peter H. Huizenga, Peer Pedersen, James E. Koenig and Phillip B. Rooney, all of whom currently serve on the Board of Directors of CWM, are also directors or officers or both of the Company. Two CWM directors are also officers of CWM. See "Special Factors--Interests of Certain Persons in the Merger."

ACCOUNTING TREATMENT

  The Company will treat the Merger as a purchase of the approximately 21.4% minority interest in CWM.

CERTAIN TAX CONSIDERATIONS

  The Merger will be a taxable transaction to the holders of CWM Shares. Each stockholder will recognize gain or loss measured by the difference between (i) the sum of the fair market value of the Notes and the amount of cash received in the Merger and (ii) the stockholder's basis in the CWM Shares. See "Certain Tax Considerations."

  Each Note is expected to be issued with Original Issue Discount for federal income tax purposes. A Holder of a Note will be required to include periodically accrued Original Issue Discount in income for federal income tax purposes prior to conversion, redemption, purchase, other disposition or maturity of the

Note. In addition, Holders will be required to include the semi-annual cash interest payments on each Note in income in accordance with their regular method of accounting. See "Certain Tax Considerations."

LITIGATION REGARDING THE MERGER

  Several putative class action lawsuits seeking injunctive relief and unspecified money damages were filed in the Chancery Court of the State of Delaware in and for New Castle County between July 29 and August 5, 1994 against the Company, CWM and the individual directors of CWM in connection with the proposed Merger. These lawsuits have since been consolidated for all purposes into a single action captioned In re Chemical Waste Management, Inc. Shareholders Litigation, the complaint in which alleges, among other things, that the defendants have breached their fiduciary duties to CWM's minority stockholders because the initially proposed merger consideration was inadequate and unfair. Discovery is ongoing in the consolidated action. The Company and CWM believe that their actions and those of CWM's Board of Directors (and its Special Committee) in connection with the proposed Merger have been in accordance with Delaware law. Accordingly, the Company, CWM and CWM's directors intend to contest this lawsuit vigorously.

REGULATORY REQUIREMENTS

  Except for the filing of the Merger Certificate with the Secretary of State of the State of Delaware after approval and adoption of the Merger Agreement pursuant to the DGCL, and compliance with federal and state securities laws, neither the Company nor CWM is aware of any material United States federal or state or foreign governmental regulatory requirement necessary to be complied with or approval that must be obtained in connection with the Merger.

MARKET PRICES OF CWM AND COMPANY SHARES

  CWM Shares and Company Shares are traded on the NYSE under the symbols "CHW" and "WMX," respectively. The following table shows the per share high and low sales prices reported on the NYSE Composite Tape for transactions in CWM Shares and Company Shares on July 28, 1994 (the trading day on which the initial proposal to effectuate the Merger was publicly announced after the close of the
NYSE), October 14, 1994 (the trading day on which the approval of the Merger Agreement was publicly announced after the close of the NYSE) and December 7, 1994. See "CWM Share and Company Share Market Price Information; Dividend Information; and CWM Share Purchase Information."

                                                    MARKET PRICE
                                                       OF CWM    MARKET PRICE OF
                                                       SHARES    COMPANY SHARES
                                                    ------------ ---------------
                                                    HIGH   LOW    HIGH     LOW
                                                    ----- ------ ------- -------
      July 28, 1994................................ $  8  $7 3/4 $29 3/8 $28 5/8
      October 14, 1994............................. 8 1/4  7 3/4  29 1/4  28 3/4
      December 7, 1994............................. 9 1/2  9 1/4  25 3/4  25 1/8

TREATMENT OF STOCK OPTIONS AND LIQUID YIELD OPTION(TM) NOTES

  Each option to acquire CWM Shares which is outstanding under CWM stock option plans will, upon consummation of the Merger, be adjusted by virtue of the Merger into the right to purchase on the exercise thereof the number of Company Shares determined on the Effective Date by multiplying the number of CWM Shares subject to such option by the quotient determined by dividing the CWM Share Closing Price by the Company Share Closing Price (rounded up to the nearest whole number if such number of Company Shares is not a whole number) at a price per Company Share equal to the quotient determined by dividing the aggregate option exercise price payable for CWM Shares by the terms of such option by the number of Company Shares issuable on exercise of such option, as provided above, subject to all other terms specified in such options. See "The Merger Agreement--Treatment of Stock Options."
- --------
(TM)Merrill Lynch & Co.

  The Liquid Yield Option Notes due 2010 issued by CWM (the "CWM LYONs") and the Liquid Yield Option Notes due 2012 issued by the Company (the "Company LYONs" and together with the CWM LYONs, the "LYONs") currently are convertible into (in the case of the CWM LYONs) or exchangeable for (in the case of the Company LYONs) CWM Shares. Upon consummation of the Merger, the LYONs will become convertible into the Merger Consideration to which the holders would have been entitled had they converted or exchanged the LYONs immediately prior to the Effective Time. See "The Merger Agreement--Treatment of LYONs."

DELAWARE STATUTORY APPRAISAL RIGHTS

  Under Delaware law, record holders of CWM Shares who, prior to the CWM stockholder vote on the Merger, properly demand appraisal and vote against or abstain from voting with respect to the Merger have the right to obtain a cash payment for the "fair value" of their CWM Shares (excluding any element of value arising from the accomplishment or expectation of the Merger). In order to exercise such rights, holders must comply with the procedural requirements of Section 262 of the DGCL, a description of which is provided under "Delaware Statutory Appraisal Rights" and the full text of which is attached to this Proxy Statement- Prospectus as Appendix C. Such "fair value" would be determined in judicial proceedings, the result of which cannot be predicted. Failure to take any of the steps required under Section 262 on a timely basis may result in the loss of appraisal rights.

COMPARISON OF RIGHTS OF HOLDERS OF CWM SHARES AND COMPANY SHARES

  CWM and the Company are each incorporated under the DGCL. Accordingly, there are no differences in the rights of holders of CWM Shares and Company Shares pursuant to applicable state law. Certain provisions of the Company's Certificate of Incorporation may have an anti-takeover effect. These include provisions establishing a classified board of directors, prohibiting stockholder action by written consent, preventing stockholders from calling special meetings, providing that directors may be removed only for cause, and requiring an 80% vote of the voting stock of the Company to amend any of the foregoing provisions. CWM's Certificate of Incorporation contains all of the foregoing provisions except the prohibition of stockholder action by written consent. In addition, both the Company By-Laws and the CWM By-Laws contain advance notice provisions with respect to director nominations by stockholders and stockholder proposals which may also have an anti-takeover effect. Pursuant to a plan adopted by the Company in January 1987, each Company Share carries the right (referred to herein as a "Right") to purchase one four-hundredth (subject to adjustment) of a share of Series A Preferred Stock, $1.00 par value ("Preferred Stock") at a price of $68.75 (subject to adjustment). The Rights are tradeable only with the Company Shares until they become exercisable. The Rights become exercisable ten days after the earlier of a public announcement that a person has acquired 20% or more of the Company's outstanding voting stock or a person's commencement or announcement of a tender or exchange offer that would result in such person's owning 30% or more of the Company's outstanding voting stock. The Rights are subject to redemption by the Company at a price of $.0125 per Right, subject to certain limitations, and will expire on February 6, 1997. The Preferred Stock carries certain preferential dividend and liquidation rights and certain voting and other rights. If the Company or its assets are acquired in certain merger or other transactions after a person acquires Company voting stock or commences or announces an offer as provided above, each holder of a Right may purchase, at the exercise price of the Right, shares of common stock of the acquiring company having a market value of two times the exercise price of the Right. If the Company is the survivor in certain merger transactions or in the event of certain other "self-dealing" transactions, each holder of a Right may purchase, at the exercise price of the Right, shares of Preferred Stock having a market value of twice the exercise price of the Right. Rights held by an acquiring person become void upon the occurrence of such events.

  For a more detailed description of the capital stock of CWM and the Company and the differences in rights of holders of CWM Shares and Company Shares attributable to differences between CWM's and the Company's respective Certificates of Incorporation and attributable to the Rights, see "Comparison of Stockholders' Rights."

SELECTED FINANCIAL DATA

  The following selected financial data of CWM and the Company should be read in conjunction with the Consolidated Financial Statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of each of CWM and the Company incorporated by reference into the Form 10-K Annual Reports of CWM and the Company, respectively, for the year ended December 31, 1993, and the quarterly reports on Form 10-Q of CWM and the Company, respectively, for the three-month and nine-month periods ended September 30, 1994, which Form 10-K and 10-Q Reports are incorporated by reference herein. The historical financial data for CWM and the Company as of December 31, 1989, 1990, 1991, 1992 and 1993 and for the periods then ended have been derived from financial statements audited by Arthur Andersen LLP, independent public accountants. See notes to CWM's and the Company's Consolidated Financial Statements incorporated by reference into CWM's and the Company's respective Form 10-K Reports for the year ended December 31, 1993 for further discussion of the basis of presentation and principles of consolidation.

                CHEMICAL WASTE MANAGEMENT, INC. AND SUBSIDIARIES

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
               (000'S OMITTED IN TABLE, EXCEPT PER SHARE AMOUNTS)

                                                                                    AS OF AND FOR THE
                                                                                    NINE MONTHS ENDED
                                AS OF AND FOR THE YEARS ENDED DECEMBER 31,            SEPTEMBER 30,
                          ------------------------------------------------------  ----------------------
                             1989       1990       1991       1992     1993(1)     1993(1)     1994(1)
                          ---------- ---------- ---------- ---------- ----------  ----------  ----------
Revenue.................  $  846,778 $1,146,972 $1,358,344 $1,518,603 $2,129,791  $1,570,987  $1,690,711
Income (loss) before
 cumulative effect of
 change in accounting
 principle(2)...........  $  144,243 $  175,591 $  100,806 $  129,735 $ (300,316) $ (316,014) $   46,608
Average shares and
 equivalent shares
 outstanding during the
 period.................     202,111    207,238    206,917    204,967    210,700     211,170     209,180
Earnings (loss) per
 common and common
 equivalent share before
 cumulative effect of
 change in accounting
 principle..............  $     0.71 $     0.85 $     0.49 $     0.63 $    (1.43) $    (1.50) $     0.22
Dividends per share(3)..  $     0.11 $     0.15 $     0.19 $     0.20 $     0.10  $     0.10  $      --
Total assets............  $1,105,154 $1,606,460 $2,025,512 $2,442,379 $3,124,044  $3,117,386  $3,161,192
Due to WMX Technologies,
 Inc....................  $  104,162 $   53,230 $  326,593 $  626,712 $1,134,596  $1,075,954  $1,203,917
Other long-term debt....  $    3,515 $  190,319 $  373,680 $  138,338 $   58,318  $   84,747  $   75,657
Redeemable preferred
 stock..................  $    5,000 $    5,000 $    5,000 $    5,000 $      --   $      --   $      --
Stockholders' equity....  $  794,663 $  960,642 $  921,403 $1,146,581 $  694,919  $  683,135  $  753,283

- --------
(1) Results for 1993 and the nine months of 1994 reflect the consolidation of Rust. See Note 1 to Consolidated Financial Statements of CWM incorporated by reference herein.
(2) Includes special charges, before tax, of $36,000,000 in 1991, $111,200,000 in 1992 and $550,000,000 in 1993 and the nine months ended September 30, 1993, and also includes non-taxable gains of $10,700,000 in 1991, $47,000,000 in 1992 and $10,500,000 in 1993 and the nine months ended
    September 30, 1993 resulting from issuance of stock by subsidiary and equity investee. See Notes 2 and 17 to CWM's Consolidated Financial Statements incorporated by reference herein.
(3) In August 1993, CWM's Board of Directors suspended indefinitely the payment of quarterly cash dividends on CWM Shares.

                    WMX TECHNOLOGIES, INC. AND SUBSIDIARIES

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
         (000'S OMITTED IN TABLE, EXCEPT PER SHARE AMOUNTS AND RATIOS)

                                                                                      AS OF AND FOR THE NINE
                                                                                           MONTHS ENDED
                                 AS OF AND FOR THE YEARS ENDED DECEMBER 31,                SEPTEMBER 30,
                         ------------------------------------------------------------ -----------------------
                          1989(1)     1990(2)      1991(3)     1992(4)      1993(5)     1993(5)      1994
                         ---------- -----------  ----------- -----------  ----------- ----------- -----------
Revenue................. $4,413,742 $ 6,034,406  $ 7,550,914 $ 8,661,027  $ 9,135,577 $ 6,748,668 $ 7,438,899
Income before
 extraordinary item and
 cumulative effect of
 accounting changes..... $  562,135 $   709,309  $   606,323 $   921,175  $   452,776 $   289,853 $   578,614
Extraordinary item, net
 of income taxes........        --       24,547          --          --           --          --          --
Cumulative effect of
 accounting changes.....        --          --           --       71,139          --          --          --
Net income.............. $  562,135 $   684,762  $   606,323 $   850,036  $   452,776 $   289,853 $   578,614
Average shares and
 equivalent shares
 outstanding............    459,727     476,580      493,167     493,948      485,374     485,911     483,985
Earnings (loss) per
 common and common
 equivalent share:
  Income before
   extraordinary item
   and cumulative effect
   of accounting
   changes.............. $     1.22 $      1.49  $      1.23 $      1.86  $       .93 $       .60 $      1.20
  Extraordinary item....        --         (.05)         --          --           --          --          --
  Cumulative effect of
   accounting changes...        --          --           --         (.14)         --          --          --
  Net income............ $     1.22 $      1.44  $      1.23 $      1.72  $       .93 $       .60 $      1.20
Dividends per share..... $      .29 $       .35  $       .42 $       .50  $       .58 $       .43 $       .45
Total assets............ $6,405,209 $10,518,243  $12,572,310 $14,114,180  $16,264,476 $16,146,148 $17,323,786
Long-term debt.......... $1,503,817 $ 3,139,623  $ 3,782,973 $ 4,312,511  $ 6,145,584 $ 5,260,166 $ 6,221,908
Put options............. $      --  $       --   $       --  $       --   $       --  $       --  $   240,151
Stockholders' equity.... $2,738,015 $ 3,673,017  $ 4,133,100 $ 4,319,645  $ 4,159,452 $ 4,072,954 $ 4,426,763
Ratios of earnings to
 fixed charges            7.13 to 1   6.43 to 1    4.15 to 1   5.13 to 1    2.70 to 1   2.45 to 1   3.92 to 1

- --------
(1) The results for 1989 include a non-taxable gain of $70,826,000 resulting from the public offering of 5,000,000 shares of common stock of CWM in October 1989 and special charges of $112,000,000 before tax.
(2) The results for 1990 include an extraordinary charge of $24,547,000, or $.05 per share, representing the Company's percentage interest in the writedown by WTI of WTI's investment in the stock of The Henley Group, Inc. and Henley Properties Inc. to market value.
(3) The results for 1991 include a special charge of $296,000,000, before tax and minority interest, primarily to reflect then current estimates of the environmental remediation liabilities at waste disposal sites previously used or operated by the Company and its subsidiaries or their predecessors. See Note 11 to the Company's Consolidated Financial Statements incorporated by reference herein.
(4) The results for 1992 include a non-taxable gain of $240,000,000 (before minority interest) resulting from the initial public offering of Waste Management International, as well as special charges of $219,900,000, before tax and minority interest, primarily related to writedowns of the Company's medical waste business, CWM incinerators in Chicago, Illinois and Tijuana, Mexico and The Brand Companies, Inc.'s ("Brand") investment in its asbestos abatement business and certain restructuring costs incurred by Brand and CWM related to the formation of Rust and one-time after-tax charges aggregating $71,139,000, or $.14 per share, related to the cumulative effect of adopting two new accounting standards. See Notes 1, 9 and 11 to the Company's Consolidated Financial Statements incorporated by reference herein.
(5) The results for 1993 and the nine months ended September 30, 1993 include a non-taxable gain of $15,109,000, relating to the issuance of shares by Rust, as well as the Company's share of a special asset revaluation and restructuring charge of $550,000,000, before tax and minority interest, recorded by CWM related primarily to a revaluation of its thermal treatment business, and a provision of approximately $14,000,000 to adjust deferred income taxes resulting from the 1993 tax law change. See Notes 1 and 11 to the Company's Consolidated Financial Statements incorporated by reference herein.
(6) Certain amounts have been restated to conform to 1994 classifications.

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

  The following table sets forth certain historical information per Company Share and per CWM Share and the pro forma effect of the Merger on each Company Share determined as if the Merger had taken place as of January 1, 1993 and on the assumption that the Notes were outstanding throughout the periods presented:

                                                  AS OF AND FOR THE YEAR ENDED
                                                        DECEMBER 31, 1993
                                                  ------------------------------
                                                  PER COMPANY
                                                     SHARE     PER    PRO FORMA
                                                    BEFORE     CWM   PER COMPANY
                                                    MERGER    SHARE     SHARE
                                                  ----------- -----  -----------
Book value.......................................    $8.60    $3.32     $8.43
Cash dividends declared..........................      .58      .10       .58
Income (loss)....................................      .93    (1.43)      .76

                                                   AS OF AND FOR THE NINE MONTHS
                                                     ENDED SEPTEMBER 30, 1994
                                                   -----------------------------
                                                   PER COMPANY
                                                      SHARE     PER   PRO FORMA
                                                     BEFORE     CWM  PER COMPANY
                                                     MERGER    SHARE    SHARE
                                                   ----------- ----- -----------
Book value........................................    $9.15    $3.60    $8.97
Cash dividends declared...........................      .45      --       .45
Income............................................     1.20      .22     1.19

RECENT DEVELOPMENT

  On December 6, 1994, Rust announced that it had signed a definitive agreement under which OHM Corporation ("OHM") will acquire Rust's hazardous and nuclear waste remediation services business units in exchange for 10,368,000 shares of OHM common stock, representing approximately 40% of the outstanding OHM shares upon completion of the transaction. The transaction is subject to expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and to approval by the stockholders of OHM.

  In connection with the transaction, the Company has agreed to provide credit enhancement for a period of five years following the closing to enable OHM to secure lower cost financing. In addition, upon consummation of the transaction, Rust will be entitled to proportional representation on OHM's Board of Directors, OHM will gain access to Rust's technologies relating to mobile waste treatment processes, and the parties will designate each other as preferred providers of services which they offer commercially. Subject to certain exceptions, Rust, CWM, the Company and their wholly owned subsidiaries will also agree not to compete in the hazardous and radioactive substance remediation services business in North America for a seven-year period following the closing.

  The transaction, if consummated, is not expected to have a material impact on CWM's business or consolidated results of operations.

                               RISK FACTORS

  The following are certain risk factors which should be noted by the holders of CWM Shares in considering whether or not to vote for approval and adoption of the Merger Agreement.

NO PRIOR MARKET FOR NOTES; ADVERSE IMPACT OF PROFIT SHARING PLAN SALES

  The Notes to be issued in exchange for CWM Shares in the Merger will be newly issued securities for which no public market currently exists. While the Company intends to apply to list the Notes on the NYSE, there can be no assurance that an active trading market for the Notes will develop or be maintained. In the event an active trading market is not developed or maintained, the liquidity and trading prices of the Notes could be adversely affected.

  In addition, the WMX Technologies, Inc. Profit Sharing and Savings Plan (the "Profit Sharing Plan") is the owner of approximately 0.4% of the total outstanding CWM Shares. The Profit Sharing Plan's CWM Shares will be exchanged in the Merger for the Merger Consideration. In this connection, the Company has been advised by the Profit Sharing Plan trustees, who are Company directors, officers or employees, that such trustees intend to consider the possibility of liquidating the Profit Sharing Plan's position in the Notes which it will hold upon consummation of the Merger. See "Securities Ownership--Ownership of CWM Shares--By the Company, the Profit Sharing Plan and the Company's Directors and Executive Officers." Such sales of Notes on behalf of the Profit Sharing Plan, or any market anticipation of such sales, could have an adverse impact on the market or the market trading prices for the Notes.

INCREASED INDEBTEDNESS

  The issuance of the Notes in the Merger will result in an increase in the outstanding indebtedness of the Company. See "Capitalization." The Indenture contains no restriction on the Company's ability to further increase its indebtedness.

ORIGINAL ISSUE DISCOUNT

  Each Note is expected to be issued at an Original Issue Discount for federal income tax purposes. CWM stockholders should be aware that although the holder will receive no cash payment in respect of such Original Issue Discount, accrued Original Issue Discount will be includable periodically in a holder's gross income for federal income tax purposes prior to conversion, redemption, purchase or other disposition of such holder's Notes, whether such Notes are ultimately converted, redeemed, purchased, sold (to the Company or otherwise) or paid at maturity. See "Certain Tax Considerations."

CERTAIN RELATIONSHIPS AND TRANSACTIONS; CONFLICTS OF INTEREST

  The Company owns approximately 78.6% of the issued and outstanding CWM Shares. In addition, all but two of the directors of CWM are also directors or officers, or both, of the Company or officers of CWM. Such ownership, including the Company's ability to elect the entire Board of Directors of CWM, give the Company effective control of CWM, and results in conflicts of interest with respect to transactions between the two companies, including the proposed Merger. As discussed elsewhere in this Proxy Statement-Prospectus, the Board of Directors of CWM appointed the Special Committee (consisting of the two directors who are not directors or employees of the Company or officers of CWM) to review, evaluate and negotiate the terms of the Merger, and the Merger was approved by the Board of Directors of CWM based on the recommendation of the Special Committee. See "Background of the Merger."

  The Company and CWM are also parties to various agreements and arrangements, and from time to time engage in transactions, with each other and other subsidiaries of the Company, which agreements, arrangements and transactions are described in "Certain Relationships and Transactions."

EXPOSURE TO ENVIRONMENTAL AND OTHER RISKS

  The operations of the Company and CWM, like those of other companies engaged in environmental services businesses, expose the Company to potential environmental liabilities (which may include fines, penalties, the expenditure of funds for remedial work and related activities, and risks such as the potential for harmful substances escaping into the environment and causing damage or injuries), the cost of which could be substantial. The possibility exists that such matters could have a material adverse impact on earnings for one or more fiscal quarters or years.

  The Company currently maintains liability insurance coverage for occurrences under various environmental impairment, primary casualty and excess liability insurance policies, but there can be no assurance that such insurance will continue to be available to the Company. In addition, the market for non-sudden environmental impairment liability insurance is still constricted, with only a few insurance companies currently offering coverage and with coverage entailing limited amounts with restrictive terms and high premium costs. Consequently, the Company has determined to maintain coverage under only one non-sudden environmental impairment liability insurance policy. Under that policy, losses paid by the carrier must be reimbursed by the Company over a period of years, subject to a requirement that the Company make advance deposits with the carrier for such purpose. A claim under such an insurance policy which does not transfer risk, if successful and of sufficient magnitude, could have a material adverse effect on the Company's business, results of operations or financial condition.

  In addition, the environmental services industry has become subject to extensive and evolving regulation by federal, state, local and foreign authorities. The Company cannot predict the extent to which any legislation or regulation that may be enacted or enforced in the future, or the modification, repeal or failure to enact any legislation or regulation, may affect its operations.

INTENSE COMPETITION IN THE COMPANY'S MARKETS

  The industries in which the Company's subsidiaries operate are characterized by very competitive markets. WMI encounters intense competition, primarily in the pricing and rendering of services, from various sources in all phases of its solid waste management and related operations. Competition is encountered from national, regional and local collection companies as well as from municipalities, counties and local government agencies (which, through use of tax revenues, may be able to provide such services at lower direct charges to the customer than WMI) and some large commercial and industrial companies not primarily involved in the solid waste management services business. CWM encounters competition from a number of sources, including several national or regional firms specializing primarily in chemical waste management, local waste management concerns and, to a much greater extent, generators of chemical wastes which seek to reduce the volume of or otherwise process and dispose of such wastes themselves. The service industries in which Rust competes are highly competitive. Rust encounters intense competition, primarily in pricing, quality and reliability of services, from various sources in all aspects of its engineering, construction, environmental and infrastructure consulting, hazardous substance remediation, and on-site industrial and related services operations. WTI experiences substantial competition in all aspects of its business. It competes with a large number of firms, both nationally and internationally, some of which may have substantially greater financial and technical resources than WTI. Competing for selection as a project developer may require commitment of substantial resources over a long period of time, without any certainty of being ultimately selected. Competition for attractive development opportunities is intense, as there are a number of competitors in the industry interested in such opportunities. Waste Management International encounters intense competition from local companies and governmental entities in particular countries, as well as from major international companies.

  The Company, CWM, Rust, WTI and Waste Management International have entered into certain non-compete covenants governing the allocation of business opportunities among them. See "Certain Relationships and Transactions."

                   INFORMATION CONCERNING THE SPECIAL MEETING

THE SPECIAL MEETING

  The Special Meeting is scheduled to be held on Friday, January 20, 1995 at 10:00 a.m., local time, in the Assembly Room of Harris Trust and Savings Bank, 111 West Monroe Street, 8th Floor, Chicago, Illinois. At the Special Meeting, the holders of CWM Shares will be asked to consider and vote upon approval and adoption of the Merger Agreement and to transact such other business as may properly come before the meeting. Information concerning the Special Meeting and the Merger Agreement is set forth below.

RECORD DATE; QUORUM; OUTSTANDING CWM SHARES ENTITLED TO VOTE

  The Record Date for the Special Meeting has been fixed as the close of business on December 7, 1994. Only holders of record of CWM Shares on the Record Date are entitled to notice of and to vote at the Special Meeting. Holders of CWM Shares on the Record Date are entitled to one vote for each CWM Share held on matters properly presented at the Special Meeting. A stockholders' list will be available for examination by holders of CWM Shares at the Special Meeting and at CWM's corporate offices for the 10 days preceding such meeting.

  At the close of business on the Record Date, there were 209,143,793 CWM Shares issued and outstanding held of record by 5,718 registered holders. The holders of a majority of the CWM Shares entitled to vote who are present in person or represented by proxy will constitute a quorum for the transaction of business at the Special Meeting. The Company's approximately 78.6% ownership of the outstanding CWM Shares will be sufficient to create a quorum at the Special Meeting.

VOTE REQUIRED; CERTAIN CWM SHARES VOTING IN FAVOR OF THE MERGER

  Pursuant to the DGCL, the Merger Agreement must be approved and adopted by the affirmative vote of the holders of a majority of the outstanding CWM Shares (the "DGCL Vote Requirement"). The Company has agreed to vote its CWM Shares for approval and adoption of the Merger Agreement. As of the Record Date, the Company was the owner of 164,278,417 CWM Shares (approximately 78.6% of the outstanding CWM Shares). HOWEVER, AS SPECIFIED IN THE MERGER AGREEMENT, IT IS A CONDITION TO CONSUMMATION OF THE MERGER THAT THE MERGER AGREEMENT BE APPROVED AND ADOPTED AT THE SPECIAL MEETING BY THE HOLDERS OF A MAJORITY OF THE CWM SHARES WHICH ARE REPRESENTED AND ENTITLED TO VOTE AT THE SPECIAL MEETING AND NOT DIRECTLY OR INDIRECTLY OWNED BY THE COMPANY (THE "INDEPENDENT VOTE REQUIREMENT"). The Merger is also subject to other conditions. See "The Merger Agreement--Conditions."

  Failure to return an executed proxy card or to vote in person at the Special Meeting or voting to abstain will constitute, in effect, a vote against approval and adoption of the Merger Agreement for purposes of the DGCL Vote Requirement. CWM Shares not represented in person or by proxy at the Special Meeting will not be counted for purposes of determining whether or not the Independent Vote Requirement has been satisfied. Failure to return an executed proxy card or to vote in person at the Special Meeting will not affect the Independent Vote Requirement, but voting to abstain will, in effect, constitute a vote against approval and adoption of the Merger Agreement for purposes of the Independent Vote Requirement.

ACTION TO BE TAKEN UNDER THE PROXY

  All proxies in the enclosed form that are properly executed and returned to CWM's transfer agent, Harris Trust and Savings Bank, on or before the date of the Special Meeting, and not revoked, will be voted at the Special Meeting or any adjournments or postponements thereof in accordance with any instructions thereon, or, if no instructions are provided, will be voted FOR adoption and approval of the Merger Agreement. Any stockholder who has given a proxy pursuant to this solicitation may revoke it by attending the Special Meeting and giving oral notice of his or her intention to vote in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked prior to the Special Meeting by delivering to the Secretary of CWM an instrument revoking it or a duly executed proxy bearing a later date.

  Management of CWM does not know of any matters other than those set forth herein which may come before the Special Meeting. If any other matters are properly presented to the Special Meeting for action, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matters. Such matters could include an adjournment or postponement of the Special Meeting from time to time in the event the CWM Board of Directors or the Special Committee determines that holders of CWM Shares have not had sufficient time to consider the Merger Agreement. If any such determination is made, additional proxies may be solicited during such adjournment period.

ACCOUNTING TREATMENT

  The Company will treat the Merger as a purchase of the approximately 21.4% minority interest in CWM.

PROXY SOLICITATION

  The expense of preparing and mailing this Proxy Statement-Prospectus and the proxies solicited hereby will be borne by CWM. The expense of printing this Proxy Statement-Prospectus will be borne equally by the Company and CWM. In addition to the use of the mails, proxies may be solicited by officers and directors and regular employees of CWM, without additional remuneration, by personal interviews, written communication, telephone, telegraph or facsimile transmission. CWM will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of CWM Shares held of record and will provide reimbursement for the cost of forwarding the material in accordance with customary charges. CWM has hired Morrow & Co., Inc. to coordinate the solicitation of such proxies by and through such holders for a fee of approximately $6,000 plus expenses.

                                SPECIAL FACTORS

CERTAIN CONSEQUENCES OF THE MERGER

  Pursuant to the Merger Agreement, following approval and adoption of the Merger Agreement and subject to the fulfillment or waiver of certain conditions, Merger Sub will be merged with and into CWM, and CWM will continue as the surviving corporation of the Merger. Upon consummation of the Merger, CWM will be a wholly owned subsidiary of the Company, market trading of CWM Shares will cease and CWM will take steps to terminate the registration of CWM Shares under the Exchange Act. Such termination will cause CWM to no longer be subject to the reporting requirements of the Exchange Act. The Notes to be issued to CWM public stockholders in the Merger are described below. See "The Merger Agreement--Merger Consideration," and "--Exchange and Payment Procedures" and "Description of Notes." The shares of Merger Sub will be converted in the Merger into CWM Shares.

  Although application will be made to list the Notes (and the Company Shares into which the Notes are convertible) on the NYSE, there can be no assurance that there will be a sufficient number of holders of Notes, after taking into account cash payments in lieu of fractional Notes, for an active trading market for the Notes to develop or be maintained. In the event an active trading market is not developed or maintained, the liquidity and trading prices of the Notes could be adversely affected. The Profit Sharing Plan is the holder of approximately 0.4% of the total outstanding CWM Shares. The Profit Sharing Plan's CWM Shares will be exchanged in the Merger for the Merger Consideration. In this connection, the Company has been advised by the Profit Sharing Plan trustees that such trustees intend to consider the possibility of liquidating the Profit Sharing Plan's position in the Notes which it will hold upon consummation of the Merger. See "Securities Ownership--Ownership of CWM Shares--By the Company, the Profit Sharing Plan and the Company's Directors and Executive Officers." Such sales of Notes on behalf of the Profit Sharing Plan, or any market anticipation of such sales, could have an adverse impact on the market or the market trading prices for the Notes.

  The directors of CWM immediately after the Merger will be D. P. Payne, President of CWM, Jerome D. Girsch, Executive Vice President, Chief Financial Officer, Treasurer and Controller of CWM, and Brian J. Clarke, Vice President and General Counsel of CWM. The officers of CWM immediately prior to the Effective Time will be the officers of CWM as the surviving corporation of the Merger. The Certificate of Incorporation and By-Laws of Merger Sub immediately prior to the Effective Time will be the Certificate of Incorporation and By-Laws of CWM as the surviving corporation of the Merger.

CONFLICTS OF INTEREST

  Directors and executive officers of CWM (including any person who served as a director or executive officer of CWM at any time during 1993) beneficially owned as of October 15, 1994 less than 1% of the outstanding CWM Shares and approximately 2.7% of the outstanding Company Shares. Directors and executive officers of the Company (including any person who served as a director or executive officer of the Company at any time during 1993) owned as of October 15, 1994 approximately 1% of the outstanding CWM Shares and 2.9% of the outstanding Company Shares. All CWM Shares held by such directors and executive officers at the Effective Time will upon consummation of the Merger, along with all other publicly held CWM Shares (other than Dissenting Shares), be converted into the right to receive the Merger Consideration. The Company and CWM believe that it is the present intention of their respective directors and executive officers who own CWM Shares, and of the trustees of the Profit Sharing Plan, to vote all CWM Shares as to which they possess voting power for approval and adoption of the Merger Agreement. See "Securities Ownership--Ownership of CWM Shares" and "Securities Ownership--Ownership of Company Shares."

  Dean L. Buntrock, Phillip B. Rooney, Donald F. Flynn, Peer Pedersen and Peter
H. Huizenga, all of whom currently serve on the Board of Directors of CWM, are also directors of the Company. In addition, James E. Koenig, a director of CWM, serves as Senior Vice President, Chief Financial Officer and Treasurer of the Company, and D. P. Payne and Jerome D. Girsch, each a director of CWM, are President and Executive Vice President, Chief Financial Officer, Controller and Treasurer, respectively, of CWM.

BACKGROUND OF THE MERGER

 Events Prior to Formulation of the Initial Merger Proposal

  During the late spring and early summer of 1993, the management of CWM became concerned about conditions prevailing in the hazardous waste management industry. Management believed that CWM's earnings from hazardous waste management operations in 1993 were being adversely affected by the lingering effect of the economic recession in the United States on CWM's customers, and that there were also a number of changes in the hazardous waste services industry at work. Management believed that these changes were contributing to both a decline in waste volumes from environmental clean-up projects which generate hazardous waste for off-site treatment and disposal at CWM's facilities and softness in the commercial hazardous waste incineration market. It appeared to CWM's management that the pace of adoption of key environmental regulations, which fueled much of the hazardous waste services industry's growth during the 1980's, was substantially reduced and that incremental demand for hazardous waste disposal services was no longer being significantly created by such regulations. It also appeared that demand was being adversely affected by uncertainty about the federal government's regulatory direction concerning hazardous waste management and environmental clean-up requirements for industry, and by the efforts of hazardous waste generators to reduce hazardous waste output and manage hazardous wastes on site.

  Because they did not foresee any near-term abatement of these conditions, CWM's management made the decision, announced in July 1993, (i) to review possible alternatives to the configuration of CWM's network of treatment and disposal facilities, and (ii) to review whether certain assets relating to CWM's hazardous waste incineration services were appropriately valued. This review was completed by the end of September 1993, at which time CWM announced that it would record a special asset revaluation and restructuring charge of $363 million (after tax), relating primarily to a revaluation of CWM's thermal treatment businesses, and that it would undertake a strategic reconfiguration of CWM's operations to meet the then-current levels of market demand. CWM's restructuring plans included eliminating approximately 1,200 positions, consolidating and restructuring certain operations and administrative functions, selling certain service centers, and seeking joint venture partners and reviewing other strategic alternatives for its Port Arthur, Texas incinerator.

  These same concerns about the future of the hazardous waste industry caused the management of the Company to consider briefly during the summer of 1993 whether or not it would be beneficial to seek to combine CWM with one or more of the Company's other business units or to engage in some other transaction, including the possible acquisition by the Company of the CWM Shares held by the public stockholders. Management consideration of these possibilities was discontinued in September 1993, primarily as a result of three developments. First, the management of CWM completed the CWM asset revaluation and restructuring described above, and it was believed that the decisions made in that process would help to improve CWM's prospects. Second, the Company's management was also aware of the possibility that conditions in the hazardous waste services industry had not yet stabilized, which meant that any attempt to value CWM for the purpose of a business combination would have been very difficult. Third, the Company's management did not wish to impede efforts to explore other strategic alternatives, including the possibility of combining all or parts of the hazardous waste operations of a third party with those of CWM. In this regard, CWM discussed the possibility of a joint venture with a third party in the fall of 1993 and again in the spring of 1994, but the discussions were terminated without any agreement in principle as to the structure, terms or other aspects of such a combination.

  The adverse business conditions affecting the hazardous waste industry continued into 1994, and commencing in the late spring of 1994, the managements of CWM and the Company intensified their focus on further possible actions to be taken. The managements were aware by May 1994 that, despite the substantial reduction in costs which CWM had begun to realize as a consequence of the CWM restructuring and asset revaluation in the third quarter of 1993, and despite CWM management's ongoing efforts to further reduce costs and maintain revenues, CWM's overall results and prospects had continued to deteriorate. In early June 1994, Dean L. Buntrock, Chairman of the Company, James E. Koenig, Senior Vice President, Chief Financial Officer and Treasurer of the Company, Herbert A. Getz, Vice President, General Counsel and Secretary of the Company, D. P. Payne, President of CWM, and Jerome D. Girsch, Executive Vice President, Chief Financial Officer, Controller and Treasurer of CWM, toured several of CWM's key operating sites. After these visits and after reviewing CWM's situation in detail, the managements of CWM and the Company concluded that further restructuring and cost savings were needed for CWM. They also determined that additional cost savings could be realized if CWM were wholly owned by the Company and certain CWM functions were more closely integrated with those of the Company or WMI.

 Development of and Reasons for the Merger Proposal

  With these views in mind, the managements of the Company and CWM during late June and July 1994 formulated a merger proposal (the "Initial Merger Proposal") in which CWM Shares held by public stockholders of CWM would be converted into Company Shares on the basis of the relative closing stock prices on the day of the public announcement of the proposed transaction (which resulted in an initial proposed exchange ratio of .27 of a Company Share for each public CWM Share for an implied value per CWM Share of $7.86 based on the closing price per Company Share on such date). The managements of CWM and the Company believed that the transaction contemplated by the Initial Merger Proposal would produce benefits for both parties and would lead to an improved long-term outlook for CWM. Elimination of CWM's publicly-traded status alone was expected to produce approximately $1.5 to $2 million in direct annual cost savings, which would be in addition to the elimination of a substantial time commitment by senior management of both CWM and the Company to the separate activities of the CWM Board of Directors and its Committees. In addition, the combination of the two companies would provide the Company with substantial flexibility to further reduce CWM's corporate and regional selling, general and administrative costs through the integration of certain of those functions with Company or WMI functions.

  At the operations level, the Company's management believed that the proposed transaction would provide several opportunities to lower costs at both CWM and WMI through integration of certain CWM functions (such as transportation and equipment maintenance) with those of WMI, creation of opportunities for CWM and WMI to share equipment, personnel and facilities (such as the construction of non-hazardous waste disposal facilities at CWM sites or conversion of certain CWM sites to non-hazardous waste disposal facilities), and better coordination of certain activities (such as non-hazardous "special" waste marketing).

  The Company's management also believed that the combination of CWM with the Company would simplify the structure and the decision-making process of the Company's overall domestic waste disposal operations.

 Review of the Merger Proposals

  On July 28, 1994, the Initial Merger Proposal was presented to the Company's Board of Directors. At that meeting, the Company's Board of Directors reviewed the Initial Merger Proposal and then authorized the Company's management to present the Initial Merger Proposal to CWM and to negotiate with CWM over the terms of the transaction contemplated thereby, subject to final approval by the Company's Board. On the same day, CWM's management presented and explained the Initial Merger Proposal to the CWM Board of Directors, which then appointed Kay Hahn Harrell and James B. Edwards as the members of the Special Committee created to review, evaluate and negotiate with respect to the terms of the proposal and to consider alternatives to it. The CWM Board of Directors also authorized the Special Committee to retain independent legal counsel and financial advisors, at CWM's expense, in connection therewith. Following the Board and Special Committee meetings on July 28, the Initial Merger Proposal was publicly announced. Neither Ms. Harrell nor Dr. Edwards has ever been employed by the Company or CWM. Ms. Harrell is a party to a Consulting Agreement with CWM, originally entered into as of May 1, 1993 for a one-year term and renewed for a second one-year term as of May 1, 1994, whereby CWM agreed to pay Ms. Harrell a fee of $60,000 per year for consulting services, principally in the areas of investor relations, financial and investment analysis and strategic planning, which Ms. Harrell agreed to provide. The agreement also provides for CWM's reimbursement of reasonable expenses incurred by Ms. Harrell in providing such services. Information concerning CWM's compensation to Ms. Harrell and Dr. Edwards for their services as directors is incorporated by reference to CWM's 1993 Annual Report on Form 10-K.

  At the Special Committee's first meeting on July 28, 1994, the Special Committee elected Ms. Harrell as Chairperson of the Special Committee, retained the law firm of Skadden, Arps, Slate, Meagher and Flom ("Skadden Arps") as legal counsel to the Special Committee and determined to retain an investment banking firm to act as financial advisor to the Special Committee. On August 9, 1994, the Special Committee interviewed several investment banking firms (including CS First Boston) and, on August 12, 1994, retained CS First Boston as financial advisor to the Special Committee. Skadden Arps and CS First Boston were retained solely to represent the Special Committee in its consideration of the Company's proposal and alternatives to such proposal on behalf of the stockholders of CWM other than the Company.

  Following such meetings, the Special Committee, with the assistance of its advisors, began the process of evaluating the Initial Merger Proposal. From August 29 to September 5, representatives of CS First Boston held due diligence meetings with senior management of the Company, CWM and their respective affiliates, including WMI, WTI, Rust and Waste Management International, regarding the Initial Merger Proposal and the business, financial condition and prospects of each of the companies. At a meeting on September 9, 1994, the Special Committee reviewed and discussed with its advisors CS First Boston's preliminary evaluation of the Initial Merger Proposal from a financial point of view, the preliminary due diligence that CS First Boston had conducted to date, including its discussions with senior management of the Company, CWM and their respective affiliates, and the additional due diligence to be conducted by CS First Boston.

  CS First Boston informed the Special Committee that, as of such date, the aggregate range of implied exchange ratios derived by CS First Boston in connection with its preliminary evaluation was .17 to .49, with a midpoint of .33 (which range equated to an implied equity valuation reference range for each CWM Share of $5.00 to $14.40 based on the closing price per Company Share on September 6, 1994). In addition, CS First Boston noted that because the exchange ratio proposed by the Company was based on the relative closing prices for CWM Shares and the Company Shares on July 28, 1994, the date of announcement of the Initial Merger Proposal, the implied price for the CWM Shares based on the proposed exchange ratio did not represent a premium to the closing market price of CWM Shares on the announcement date. CS First Boston advised the Special Committee that offer prices for recent minority buy-out transactions commonly had been set at premiums over the target company share price prior to announcement of the merger proposal. The Special Committee also discussed with CS First Boston the recent trading history of the CWM Shares and the Company Shares, noting that the closing price for CWM Shares on July 28, 1994 was nearly its lowest closing price over the prior year. In connection with that discussion, CS First Boston noted that recent trading ranges for CWM Shares and the Company Shares yielded exchange ratios significantly higher than .27. CS First Boston's views were based on the results of preliminary due diligence and information relating to CWM and the Company, were discussed with the Special Committee for purposes of providing a framework in which to conduct negotiations with the Company, and were not intended to be, and were not, relied upon by the Special Committee in connection with its approval of the proposed Merger or by CS First Boston in connection with its evaluation, from a financial point of view, of the Merger Consideration.

  The Special Committee and its advisors then discussed the outlook for the hazardous waste industry, CWM's hazardous waste business, Rust's businesses in its key markets and the Company's core solid waste business. The Special Committee also discussed with its advisors possible alternative structures for the proposed transaction, strategies to obtain the best price for the public stockholders in the transaction and whether it should explore strategic alternatives. The representatives of CS First Boston informed the Special Committee that they needed to obtain further information from representatives of the Company and CWM relating to, among other things, management's estimates of potential cost savings, and that they would be available to update the Special Committee as to the progress of their review of such information with such representatives by September 14, 1994.

  At a telephonic Special Committee meeting held on September 14, 1994, CS First Boston provided an update as to the additional due diligence that it had performed. CS First Boston was not asked to, and did not, express an opinion as to the fairness of the Initial Merger Proposal from a financial point of view to the public stockholders of CWM. The Special Committee reviewed CS First Boston's preliminary evaluation of the financial aspects of the Initial Merger Proposal, which was discussed with the Special Committee on September 9, 1994 with a view toward identifying negotiating approaches through which the Initial Merger Proposal could be improved. The Special Committee and its advisors discussed possible modifications to improve the Initial Merger Proposal, including, among other things, increasing the proposed exchange ratio and calculating the exchange ratio based on the market price of Company Shares over several trading days prior to closing in order to protect CWM public stockholders in the event that the market price of Company Shares should decrease between the date that the parties agreed to the terms of the proposed merger and the closing of the transaction. After discussion, the Special Committee authorized CS First Boston and Skadden Arps to meet with representatives of the Company to negotiate certain modifications to the Initial Merger Proposal and, in connection with such negotiations, to propose an increase in the exchange ratio to .42, since such exchange ratio was the highest exchange ratio that the Special Committee believed reasonably could be justified.

  On September 16, 1994, Messrs. Koenig and Getz and Thomas A. Witt, Vice President and Associate General Counsel of the Company and the Secretary of CWM, met with representatives of CS First Boston and Skadden Arps. CS First Boston discussed with the Company's representatives the Special Committee's view of the Initial Merger Proposal and reported the Special Committee's desire for certain modifications thereto, including, among other things, an increase in the exchange ratio to .42 of a Company Share for each public CWM Share, which would increase the value of the consideration to be received by CWM public stockholders to $11.75 per CWM Share in the proposed merger (based on the closing price of Company Shares on September 12, 1994), and to have the number of Company Shares to be issued in the proposed merger determined (subject to certain minimum and maximum limits on the number of Company Shares that would be issued to the CWM public stockholders in the transaction) by reference to the market price of Company Shares over the several days preceding the Special Meeting, rather than the Company Share price on July 28, 1994, the day of announcement of the Initial Merger Proposal. Mr. Koenig indicated to the CS First Boston representatives a number of matters which he believed warranted further investigation and reconsideration, principally the estimates of the cost savings which might be realized as a result of measures being implemented by CWM management and as a consequence of the combination of CWM with the Company, and certain assumptions regarding CWM's expected revenues, cash flows and earnings for 1995 and subsequent years.

  After further meetings and discussions regarding possible cost savings and other financial matters with CWM's management, on September 21, 1994, the Special Committee's legal and financial advisors discussed the cost savings which CWM management believed were potentially achievable with Messrs. Koenig and Witt and John Repke, Manager of Financial Services of the Company. On September 22, 1994, at a telephonic meeting of the Special Committee, representatives of CS First Boston and Skadden Arps provided an update to the Special Committee as to their meetings with representatives of the Company and CWM's management. CS First Boston also provided an update as to the revised estimates of potentially achievable cost savings (related primarily to revised estimates of labor force reductions) and the benefits to be obtained from retention of certain non-hazardous special waste volumes, which had been revised downward based on CS First Boston's discussions with CWM's management. Again, CS First Boston was not asked to, and did not, express an opinion as to the fairness of the Initial Merger Proposal from a financial point of view to the public stockholders of CWM. At the conclusion of the meeting, the Special Committee directed its advisors to initiate further discussions with the Company in order to seek to improve the terms of the Initial Merger Proposal. On September 23, 1994, Messrs. Koenig, Getz and Witt again met with representatives of CS First Boston and Skadden Arps to discuss the Initial Merger Proposal and the appropriate terms of the proposed merger. At such meeting, Mr. Koenig stated that he would be willing to recommend to the Company's Board of Directors that the value to be ascribed to each public CWM Share for purposes of the transaction be raised to $8.60. The Special Committee's legal and financial advisors continued to advocate a higher value.

  On September 26, 1994, Ms. Harrell, accompanied by representatives of CS First Boston and Skadden Arps, met with Messrs. Koenig, Getz and Witt, with Dr. Edwards participating in the meeting by telephone, in order to explore further the appropriate terms of the proposed merger. During this meeting, Dr. Edwards indicated his belief that unless the value to be ascribed to each public CWM Share for purposes of the transaction were to be increased, the merger was unlikely to be approved by the CWM public stockholders at the Special Meeting. Following this discussion, Ms. Harrell and representatives of CS First Boston and

Skadden Arps met separately with CWM's management to further review CWM's business prospects and CS First Boston's analysis. After these meetings, Ms. Harrell and Mr. Koenig, accompanied by their respective advisors, met again, and Mr. Koenig indicated his willingness to recommend to the Company's Board of Directors that a value of $8.75 be ascribed to each CWM Share in the proposed merger. On the evening of September 26, 1994, the Special Committee held a telephonic meeting with its advisors to review the matters discussed that day with the Company's management.

  On September 28, 1994, Messrs. Koenig, Getz and Witt participated in a telephone conference call with representatives of CS First Boston and Skadden Arps to further discuss the terms of the proposed transaction. During the call, the Special Committee's legal and financial advisors indicated that the negotiations between the Company and the Special Committee appeared to have reached an impasse and that the Special Committee was considering a temporary suspension of further discussions in order to evaluate further the terms of the proposed transaction. In this context, they also requested that Mr. Koenig present the Company's best offer. In a subsequent telephone call that day, Mr. Koenig advised the representatives of CS First Boston and Skadden Arps that in his view the Company's best offer would be to ascribe a value of $8.85 to each CWM Share in the proposed merger, and he requested that this information be conveyed to the Special Committee. The Special Committee reviewed the Company's suggested revised terms of the proposed merger with its financial and legal advisors and decided that it should continue to seek to improve the terms of the proposed transaction.

  Mr. Koenig and Ms. Harrell exchanged telephone calls on September 28 and September 29 and discussed generally the desirability of finding a way to bridge the gap between the respective positions of the Company and the Special Committee. During these discussions, Mr. Koenig raised and discussed with Ms. Harrell the possibility of the Company's issuing a non-interest bearing, subordinated, convertible debt security as an alternative form of merger consideration. The Special Committee held several discussions with its advisors on September 28 and September 29 regarding the possibility of pursuing alternative forms of consideration in the transaction, and determined to explore such a debt security in order to improve the value of the consideration to be received by CWM public stockholders in the transaction. Following these discussions, on September 29, representatives of CS First Boston and Skadden Arps notified Messrs. Koenig, Getz and Witt that the Special Committee had instructed them to explore one or more possible alternative forms of merger consideration, including such debt securities. Mr. Koenig indicated that the Company would be willing to consider the issuance of such debt securities and requested a more specific proposal regarding the terms of the debt securities.

  On September 30, CS First Boston submitted a proposal to the Company on behalf of the Special Committee providing for the conversion of CWM Shares held by the public stockholders into non-interest bearing, convertible, subordinated 10-year notes of the Company (the "Revised Merger Proposal"). Over the next several days, Ms. Harrell, Dr. Edwards, representatives of CS First Boston and Skadden Arps, Messrs. Getz, Witt and Repke, Thomas C. Hau, Vice President and Controller of the Company, Bruce D. Tobecksen, Vice President-Finance of the Company, and Gary M. Koche, Assistant Manager-Financial Services of the Company, conferred by telephone on numerous occasions to discuss the Revised Merger Proposal and several alternative terms of the proposed notes and their appropriate valuation. The discussions and negotiations relating to the possible terms of the proposed notes focused principally on the number of CWM Shares that would be converted into each note, the stated yield and whether the notes would have a cash interest payment feature (and, if so, the interest rate), the number of Company Shares into which each note would be convertible (and whether such number would be fixed or would be determined on the Effective Date in reference to the market value of the Company Shares during some period of trading days immediately prior to the Effective Date), the dates on which the proposed notes would be redeemable by the Company at the Company's option and the dates on which the proposed notes would be redeemable at the option of the Holder. The Company also consulted with Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") in connection with the Company's evaluation of the terms of the notes. Merrill Lynch's principal function was to render technical assistance to the Company relating to the application of financial models to determine the theoretical value of the notes based on various assumptions about yield, interest rates, call protection, the volatility of Company Shares and similar factors. During this period, representatives of CS First Boston and Merrill Lynch conferred several times to discuss such matters. In discussions with the Company's representatives, the Special Committee and its advisors continued to press for a higher value to be attributed to the CWM Shares and proposed several features of the notes to improve their value for the public stockholders, including a cash interest payment feature, longer protection from redemption by the Company and more than one opportunity to have notes repurchased by the Company at the option of the holder. The Company's representatives declined to increase the value to be attributed by the Company to the CWM Shares in the proposed merger above $8.85 for purposes of determining the ratio for conversion of notes into Company Shares, but indicated their willingness to consider these additional terms. The Company subsequently agreed to include a cash interest payment feature at a rate of 2% per annum of the principal amount at maturity of the proposed notes, to extend the call protection from three years to five years after the date of issuance of the proposed notes and to purchase the notes at the Holders' option both three and five years after the date of issuance of the proposed notes rather than only after three years as the Company had initially suggested.

  From September 30 through October 11, the Special Committee held several telephonic meetings and various other discussions with its advisors regarding the terms of the Revised Merger Proposal. At such meetings, representatives of CS First Boston and Skadden Arps reviewed with the Special Committee the terms and provisions of the notes proposed to be issued by the Company in the Revised Merger Proposal and the discussions and negotiations with the Company with respect thereto. CS First Boston also reviewed with the Special Committee its preliminary valuation analysis of such notes. On October 11, after several telephone discussions between the Special Committee members, together with the CS First Boston and Skadden Arps representatives, and various Company representatives, an agreement in principle was reached whereby the Notes, having the material terms specified in the section of this Proxy Statement-Prospectus entitled "Description of Notes," would be issued in the transaction to the CWM public stockholders (the "Final Merger Proposal"). At a telephonic meeting of the Special Committee on October 14, 1994, CS First Boston made a presentation of its financial analyses and rendered its oral opinion, subsequently confirmed in writing, to the Special Committee to the effect that, as of such date, the consideration to be received in the Merger by the holders of CWM Shares (other than the Company and its affiliates) was fair to such holders from a financial point of view. See "--Opinion of CWM's Financial Advisor."

RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS OF CWM; FAIRNESS OF THE MERGER

  At the Special Committee meeting held on October 14, 1994, the Special Committee unanimously determined that the Merger was fair to, and in the best interests of, CWM and its public stockholders, unanimously approved the Merger and the Merger Agreement and unanimously determined to recommend that the Board of Directors of CWM approve the Merger and the Merger Agreement. Thereafter, based on the recommendation of the Special Committee, the Board of Directors of CWM (including the directors of CWM who are not employees of CWM) unanimously determined that the terms of the Merger were fair to, and in the best interests of, the public stockholders of CWM, approved the Merger and the Merger Agreement and determined to recommend to the stockholders of CWM that they vote for approval and adoption the Merger Agreement.

  THE BOARD OF DIRECTORS OF CWM RECOMMENDS THAT THE STOCKHOLDERS OF CWM VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. However, stockholders of CWM should be aware that a majority of the 10 members of the Board of Directors of CWM have conflicts of interest in connection with the Merger. Five of such directors of CWM are currently also members of the Board of Directors of the Company, and one additional CWM director is also an officer of the Company. Two CWM directors are also officers of CWM. See "Special Factors--Conflicts of Interest" and "Certain Relationships and Transactions."

 Reasons for the Special Committee's Recommendation

  In determining to recommend that the Board of Directors of CWM approve the Merger and the Merger Agreement, and in determining the fairness of the terms of the Merger, the Special Committee considered the factors described below.

  (i) Business, condition and prospects of CWM and the Company. In evaluating the terms of the Merger, the Special Committee considered the financial condition, assets, results of operations, business and prospects of CWM and the Company and their affiliates, the risks involved in achieving those prospects and the general condition and outlook of the hazardous waste industry and the solid waste and other industries in which the Company participates. The Special Committee members reviewed these matters with representatives of CS First Boston who had conducted a due diligence review of CWM, the Company and their affiliates. The Special Committee noted that the outlook for the hazardous waste industry is uncertain and that the negative industry trends could cause CWM's business and prospects to further deteriorate.

  (ii) Financial Analyses and Opinion of CS First Boston. The Special Committee considered the financial analyses of CS First Boston and the opinion of CS First Boston to the effect that, as of the date of such opinion, the consideration to be received in the Merger by the holders of CWM Shares (other than the Company and its affiliates) was fair to such holders from a financial point of view. See "--Opinion of CWM's Financial Advisor" for a description of the financial analyses undertaken by CS First Boston.

  (iii) Historical and Recent Market Prices. The Special Committee considered the trading history of Company Shares and CWM Shares, including trading prices for periods up to one year prior to the announcement of the Initial Merger Proposal. The Special Committee members noted that the Merger presented the public stockholders of CWM with an opportunity to receive Notes which would represent a premium for their shares over recent and current market prices for CWM Shares, and that such a premium was consistent with premiums paid in recent similar transactions reviewed by CS First Boston. See "--Opinion of CWM's Financial Advisor--CWM Shares--Analysis of Selected Minority Buy-outs" and "-- The Notes."

  (iv) Valuation of the Notes and Terms of the Notes. The Special Committee considered the fact that, based on the assumptions in its analysis, CS First Boston valued the Notes, on a fully distributed basis, at $9.50 to $10.00 per CWM Share. See "Opinion of CWM's Financial Advisor--The Notes." The Special Committee also considered the terms of the Notes. The Special Committee members took into account the fact that the Notes are immediately convertible into Company Shares upon consummation of the Merger, and the fact that the conversion ratio will provide the CWM public stockholders, upon conversion, with more Company Shares per CWM Share than they would have received pursuant to the Initial Merger Proposal. In addition, the Special Committee members noted that the conversion ratio was based on an implied value of $8.85 per CWM Share, which was equivalent to the maximum implied value of CWM Shares that the Company had indicated it was willing to consider in a transaction structured as a stock-for-stock exchange. The Special Committee members also took into account the fact that the Company will pay in cash a semi-annual interest payment of 2% per annum of the $1,000 principal amount at maturity of the Notes and that the Notes are expected to be issued at a discount. The Special Committee also noted that the Company will be required to purchase the Notes for cash at the holder's option on specified dates approximately three and five years after the Effective Date in the amount of the Stated Issue Price of $717.80 per Note plus accrued Stated Discount and accrued but unpaid interest to such dates and that the Notes have call protection for five years. The Special Committee also considered the credit rating of the Company as issuer of the Notes and various factors which could influence the value of the Notes between October 14, 1994 and the date that the Notes would be issued in the Merger and thereafter.

  (v) Alternatives. The Special Committee considered but decided not to explore with third parties alternatives to the Initial Merger Proposal and subsequent proposals. The reasons for not pursuing such alternatives were that (a) the Company controls CWM and the Special Committee understood from the Company that retaining control of CWM was important to the Company for a number of reasons, particularly the substantial exposure of the Company as a guarantor of CWM obligations, including site closure and post-closure obligations, and the strategic importance to the Company as an environmental services provider of having access to hazardous waste treatment and disposal capacity and the knowledge and technology related thereto, (b) the Special Committee did not receive any unsolicited proposals for the purchase of CWM after the Initial Merger Proposal was announced, and (c) the Special Committee did not believe any alternatives were promising in light of the state of the hazardous waste industry and CWM's core business and its prospects and the Special Committee's understanding of previous consideration by Company and CWM management of the options available for CWM. Based on the foregoing factors and after discussions with its advisors, the Special Committee concluded that it was unlikely that a solicitation of other bidders would result in an offer to acquire all of CWM or the interest of the public stockholders at a higher price or on better terms than pursuant to the Merger and would in any event delay negotiating a transaction with the Company. The Special Committee also considered the likelihood of consummating the Merger and the effects on and risks to the CWM public stockholders of not consummating or delaying the Merger or not accepting the Company's proposal, and the Special Committee took account of the fact that the Special Committee can terminate the Merger Agreement under certain circumstances, including if it materially modifies or changes its recommendation of the Merger or CS First Boston withdraws or modifies in any material respect its fairness opinion prior to the Effective Date. See "The Merger Agreement--Conditions" and "--Termination; Amendments."

  (vi) Independent Negotiations. The Special Committee considered the fact that the terms of the Merger, including the terms of the Notes, were determined through arm's-length discussions and negotiations by members of the Special Committee, with the assistance of CS First Boston and Skadden Arps, and representatives of the Company and that such discussions and negotiations resulted in an increase in value to be received by the public stockholders of CWM in the Merger compared to the value offered in the Initial Merger Proposal. The Special Committee was of the view that, based on the discussions and negotiations with representatives of the Company, the terms of the Notes, and the principal amount at maturity of the Notes to be offered per CWM Share, reflected the highest price the Company was willing to pay and that any further negotiations would not result in a higher price and might jeopardize the possibility of reaching an agreement with the Company.

  (vii) The Ability to Obtain an Interest in the Company. The Special Committee considered the ability of the public stockholders of CWM to obtain an interest in the ongoing business of the Company and its affiliates and to maintain an interest in the ongoing business of CWM by converting the Notes into Company Shares at any time after consummation of the Merger.

  (viii) Terms of the Merger Agreement. The Special Committee considered the terms and conditions of the Merger Agreement, including the amount and form of the consideration, the nature of the parties' representations, warranties, covenants and agreements, and the ability of the Special Committee to terminate the Merger Agreement under certain circumstances. See "The Merger Agreement-- Conditions" and "--Termination; Amendments."

  (ix) Independent Vote Requirement. The Special Committee also considered the fact that a vote of a majority of the publicly held CWM Shares present and entitled to be voted at the Special Meeting is required to approve the Merger Agreement.

  In light of the number and variety of factors the Special Committee considered in connection with its evaluation of the Merger, the Special Committee did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors, and, accordingly, the Special Committee did not do so.

 Reasons for the Recommendation of the CWM Board of Directors

  In determining the fairness of the terms of the Merger, to approve the Merger and the Merger Agreement and to recommend that the stockholders of CWM approve the Merger Agreement, the Board of Directors of

CWM adopted the analysis of the Special Committee with respect to the financial evaluation of CWM, the Merger Consideration and the merits of the Merger.

OPINION OF CWM'S FINANCIAL ADVISOR

  CS First Boston was retained by the Special Committee to act as its financial advisor in connection with the Merger. CS First Boston is an internationally recognized investment banking firm and was selected by the Special Committee based on CS First Boston's experience and expertise. As part of its investment banking business, CS First Boston is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

  In connection with CS First Boston's engagement, the Special Committee requested that CS First Boston evaluate the fairness, from a financial point of view, to the holders of CWM Shares (other than the Company and its affiliates) of the consideration to be received in the Merger by such holders. On October 14, 1994, CS First Boston rendered to the Special Committee its oral opinion, subsequently confirmed in writing, to the effect that, as of such date, the consideration to be received in the Merger by the holders of CWM Shares (other than the Company and its affiliates) was fair to such holders from a financial point of view.

  In arriving at its opinion, CS First Boston (i) reviewed the Merger Agreement and certain publicly available business and financial information relating to CWM, the Company and certain of their affiliates, (ii) reviewed certain other information, including financial forecasts, provided by CWM, the Company and certain of their affiliates, (iii) met with the managements of CWM, the Company and certain of their affiliates to discuss the business and prospects of CWM, the Company and such affiliates, (iv) evaluated the pro forma financial impact of the Merger on the Company, (v) considered certain financial and stock market data of CWM, the Company and certain of their affiliates and compared that data with similar data for other publicly held companies in businesses similar to those of CWM, the Company and certain of their affiliates, (vi) considered, to the extent publicly available, the financial terms of selected purchases of public minority interests and certain other business combinations recently effected and (vii) considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which CS First Boston deemed relevant, such as annual budgets, strategic plans, monthly operating reports, estimates of cost savings, headcount analyses, environmental regulatory information and the nature and magnitude of litigation.

  In connection with its review, CS First Boston did not assume responsibility for independent verification of any of the information provided to or otherwise reviewed by CS First Boston and relied upon its being complete and accurate in all respects. With respect to financial forecasts and other data reviewed, including, without limitation, estimates of liability for environmental matters, reserves established with respect thereto, and estimates of annual expenses in connection therewith, the respective managements of CWM and the Company advised CS First Boston that such forecasts and other data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of CWM, the Company and their affiliates as to the future financial performance of CWM, the Company and such affiliates. In addition, CS First Boston did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of CWM, the Company or their affiliates, nor was CS First Boston furnished with any such evaluations or appraisals. CS First Boston expressed no opinion as to what the value of the Notes actually will be when issued to CWM stockholders pursuant to the Merger or the price at which such Notes or the Company Shares into which such Notes are convertible will trade subsequent to the Merger. CS First Boston was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of CWM. CS First Boston's opinion is necessarily based on information available to it and financial, stock market and other conditions and circumstances as they existed and could be evaluated on the date of its opinion. Although CS First Boston evaluated the fairness of the consideration to be received in the Merger by the holders of CWM Shares (other than the Company and its affiliates) from a financial point of view, CS

First Boston was not asked to and did not recommend the specific consideration payable in the Merger. No other limitations were imposed by the Special Committee on CS First Boston with respect to the investigations made or procedures followed by CS First Boston.

  The full text of CS First Boston's written opinion, dated October 14, 1994, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix B to this Proxy Statement-Prospectus and is incorporated herein by reference. HOLDERS OF CWM SHARES ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. CS First Boston's opinion is directed only to the fairness of the consideration to be received in the Merger by the holders of CWM Shares (other than the Company and its affiliates) from a financial point of view, does not address any other aspect of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Special Meeting. The summary of the opinion of CS First Boston set forth in this Proxy Statement-Prospectus is qualified in its entirety by reference to the full text of such opinion.

  In preparing its opinion to the Special Committee, CS First Boston performed a variety of financial and comparative analyses, including those described below, and provided the Special Committee with a written presentation with respect to such analyses. A copy of CS First Boston's written presentation to the Special Committee has been filed as an exhibit to the Schedule 13E-3 filed by CWM and the Company with the Commission and will be available for inspection and copying at the principal executive offices of CWM during regular business hours by any interested stockholder of CWM or representative of such stockholder who has been so designated in writing. The summary of CS First Boston's analyses set forth below does not purport to be a complete description of the analyses underlying CS First Boston's opinion or presentation to the Special Committee. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its opinion, CS First Boston did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, CS First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, CS First Boston made numerous assumptions with respect to CWM, the Company and their affiliates, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of CWM and the Company. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, because such estimates are inherently subject to substantial uncertainty, none of CWM, the Company, CS First Boston or any other person assumes responsibility for their accuracy.

 CWM Shares

  In analyzing the value of the CWM Shares to be exchanged in the Merger, CS First Boston (i) analyzed the market prices at which CWM Shares traded in the six- and twelve-month periods immediately preceding October 11, 1994 and the implied purchase price premiums over those market prices to be paid to CWM public stockholders in the Merger, based on CS First Boston's valuation of the Notes (the "Market Price Premium Analysis"), (ii) analyzed the purchase prices paid to minority shareholders in selected recent buy-outs of public minority interests by other companies and the values of CWM Shares implied by the purchase price premiums paid in those transactions (the "Analysis of Selected Minority Buy-outs") and (iii) performed a Comparable Company Analysis, Comparable Transaction Analysis and Discounted Cash Flow Analysis of the core hazardous waste operations (which operations do not include those of Rust) of CWM (the "CWM Core Business") and Rust as its majority affiliate.

  Market Price Premium Analysis. CS First Boston analyzed the closing prices of the CWM Shares at certain dates over the six- and twelve-month periods preceding October 11, 1994 and the implied purchase price premiums of the CWM Shares as of such dates based on the valuation reference range for the Notes, on a fully distributed basis, of $9.50 to $10.00. This analysis resulted in a range of purchase price premiums for CWM Shares of (i) 17% to 23% based on the $8.125 closing price of CWM Shares one week prior to the announcement of the Initial Merger Proposal on July 28, 1994, (ii) 23% to 29% based on the $7.75 closing price of CWM Shares as of October 11, 1994 and (iii) (16%) to (11%) based on the $11.25 high closing price of CWM Shares over the six-month period immediately prior to October 11, 1994, 27% to 33% based on the $7.50 low closing price of CWM Shares over such six-month period and 10% to 16% based on the $8.615 average closing price of CWM Shares over such six-month period. The implied purchase price premiums derived from the closing prices of the CWM Shares at certain dates over the twelve-month period preceding October 11, 1994 did not differ significantly from the implied purchase price premiums derived from the closing prices of CWM Shares over the six-month period described above.

  Analysis of Selected Minority Buy-outs. Using publicly available information, CS First Boston analyzed the purchase prices and premiums over stock prices at various dates prior to transaction announcement paid in the following selected minority buy-out transactions: Intergroup Healthcare Corp./Foundation Health Corp., Ogden Projects Inc./Ogden Corporation, FoxMeyer Corp./National Intergroup Inc., Scripps Howard Broadcasting/EW Scripps Co., Holnam Inc./Holderbank Financiere Gloris Ltd., Medical Marketing Group/Medco Containment Services, Valley Fashions Inc./Westpoint-Pepperell Inc., PHL Corp., Inc./Leucadia National Corp., Frank B. Hall & Co., Inc./Reliance Group Holdings Inc., Grace Energy Corp./W.R. Grace & Co., Unocal Exploration Corp./Unocal Corp., Spelling Entertainment Inc./The Charter Company, American Television and Communications/Time Warner, Arkla Exploration Co./Arkla Inc., Jiffy Lube International Inc./Pennzoil Acquisition Corp., Country Lakes Food Inc./Land O' Lakes Inc., Weigh-Tronix Inc./Stavely Industries plc and Metcalf & Eddy Companies/Air & Water Tech. Corp. (the "Selected Public Minority Buy-out Transactions"). This analysis resulted in a range of purchase price premiums paid in Selected Minority Buy-out Transactions of (21%) to 55%, with an average purchase price premium of 20%. CS First Boston compared the purchase price premiums paid in the Selected Minority Buy-out Transactions with the implied purchase price premiums to be paid for CWM Shares in the Merger, based on the fully distributed valuation reference range for the Notes equivalent to $9.50 to $10.00 per CWM Share. This analysis resulted in a range of purchase price premiums for CWM Shares of 17% to 23%, with an average purchase price premium of 20%, based on the $8.125 closing price of CWM Shares one week prior to the announcement of the Initial Merger Proposal.

  Comparable Company Analysis. CS First Boston reviewed and compared certain actual and estimated financial, operating and stock market information of CWM and Rust and selected companies in the hazardous waste and engineering and construction industries. Hazardous waste companies included Clean Harbors Inc., Envirosource Inc., Laidlaw Inc., Philip Environmental Inc., Rollins Environmental Services Inc. and Safety-Kleen Corp. (the "Comparable Hazardous Waste Companies"). Engineering and construction companies included Dames & Moore Inc., Fluor Corporation, Foster Wheeler Corporation and Jacobs Engineering Group Inc. (the "Comparable Engineering and Construction Companies" and, together with the Comparable Hazardous Waste Companies, the "Comparable Companies"). CS First Boston compared equity values as a multiple of projected fiscal 1994 and fiscal 1995 net income, and enterprise values (equity value plus total debt, preferred stock and minority interest, less cash) as a multiple of projected fiscal 1994 and fiscal 1995 sales, operating cash flow and operating income. All multiples were based on closing stock prices as of October 11, 1994. This analysis resulted in an enterprise valuation reference range for the CWM Core Business of approximately $1.0 billion to $1.2 billion and an enterprise valuation range for Rust of approximately $1.3 billion to $1.45 billion.

  Comparable Transaction Analysis. Using publicly available information, CS First Boston analyzed the purchase prices and multiples paid in selected merger or acquisition transactions in the hazardous waste and engineering and construction industries. Transactions in the hazardous waste industry included Rollins

Environmental Services Inc./Aptus Inc., Earth Technology Corp. USA/HazWaste Industries, Philip Environmental Inc./Nortru, Inc., Philip Environmental Inc./Burlington Environmental, Inc., Republic Waste Industries Inc./Stout Environmental Inc., Brambles USA/Environmental Systems Co., EnviroSource Inc./Envirosafe Services (acquisition of partial interest), Severn Trent plc/Biffa, Shanks & McEwan Group plc/Rechem Environmental Services plc, BUS Berzelius Umwelt Service/Horsehead Resource Development (acquisition of partial interest), Clean Harbors Inc./ChemClear Inc., Laidlaw Transport/Laidlaw Industries and Union Pacific Corp./USPCI, Inc. (the "Selected Hazardous Waste Transactions"). Transactions in the engineering and construction industry included Bain Capital/Professional Services Industries Inc., Raytheon Engineers & Constructors/Ebasco Services Inc., Rust International/The Brand Companies, Inc., Tilbury Group plc/Robert M. Douglas Holdings plc, JWP Inc./Resource Recycling Technologies Inc. (acquisition of partial interest), Trafalgar House plc/Davy Corp. plc, Ogden Corp./ERC Environmental and Energy Services Co. (acquisition of remaining partial interest), Lyonnaise des Eaux/Dumez S.A., Ogden Corp./ ERC International Inc., Thermo Instrument Systems, Inc./Thermo Environmental Corp., EG&G/Dynatrend, W.R. Grace & Co./Canonie Environmental Services Corp. (acquisition of partial interest), R-C Acquisition Inc./Research Cottrell and Dresser Industries/MW Kellog Co. (the "Selected Engineering and Construction Transactions" and, together with the Selected Hazardous Waste Transactions, the "Comparable Transactions"). CS First Boston compared purchase prices as a multiple of latest available 12 months net income and book value, and adjusted purchase prices (equity purchase price plus net debt assumed) as a multiple of latest available 12 months sales, operating cash flow and operating income. This analysis resulted in an enterprise valuation reference range for the CWM Core Business of approximately $1.2 billion to $1.5 billion and an enterprise valuation reference range for Rust of approximately $1.5 billion to $1.8 billion.

  Discounted Cash Flow Analysis. CS First Boston performed a discounted cash flow analysis of the projected unleveraged free cash flow of CWM and Rust for the fiscal years ended December 31, 1994 through 1999, based upon certain operating and financial assumptions, forecasts and other information provided by the respective managements of CWM and Rust. For purposes of such analysis, CS First Boston utilized discount rates of 10.5% and 11.0% and terminal year operating income multiples ranging from 13.0x to 13.5x for CWM and discount rates of 12.5% to 13.0% and terminal year operating income multiples of 11.5x to 12.5x for Rust. This analysis resulted in an enterprise valuation reference range for the CWM Core Business of approximately $1.5 billion to $1.6 billion and an enterprise valuation reference range for Rust of approximately $1.7 billion to $1.85 billion. CS First Boston also performed a discounted cash flow analysis of the potential cost savings which would result from further integrating the operations of CWM and the Company for the fiscal years ended December 1995 through 1997, based on certain operating and financial assumptions, forecasts and other information provided by the management of CWM. CS First Boston utilized the same discount rates and terminal year operating income multiples for this analysis as it did for its analysis of the projected unleveraged free cash flow of CWM described above. This analysis resulted in a valuation range of incremental cost savings resulting from the Merger of approximately $30 million to $160 million.

  The Comparable Company Analysis, Comparable Transaction Analysis and Discounted Cash Flow Analysis for CWM resulted in aggregate enterprise and equity valuation reference ranges for CWM of approximately $3.2 billion to $3.9 billion and $1.2 billion to $1.8 billion, respectively. The Special Committee recognized that such valuation reference ranges reflected the negative industry trends and the uncertain outlook for the hazardous waste industry. The Special Committee noted that improvements in the future prospects for the hazardous waste industry and realization of greater incremental cost savings than those estimated (as set forth in the preceding paragraph) would have a positive effect on the value of CWM.

 Company Shares

  In analyzing the value of the Company Shares into which the Notes are convertible, CS First Boston performed a Comparable Company Analysis, Comparable Transaction Analysis and Discounted Cash Flow
Analysis of WMI, the Company's wholly owned subsidiary engaged in the solid waste management business. CS First Boston also considered the values derived for CWM and Rust described above under "--CWM Shares" and the market values of the Company's other majority-owned affiliates, WTI and Waste Management International.

  Comparable Company Analysis. CS First Boston reviewed and compared certain actual and estimated financial, operating and stock market information of WMI and the following selected companies in the solid waste industry: Attwoods plc, Browning Ferris Industries Inc., Chambers Development Company Inc., Laidlaw Inc., Mid-American Waste Systems Inc. and Western Waste Industries (the "Comparable Solid Waste Companies"). CS First Boston compared equity values as a multiple of projected fiscal 1994 and fiscal 1995 net income, and enterprise values (equity value plus total debt, preferred stock and minority interest, less cash) as a multiple of projected fiscal 1994 and fiscal 1995 sales, operating cash flow and operating income. All multiples were based on closing stock prices as of October 11, 1994. This analysis resulted in an enterprise valuation reference range for WMI of approximately $12.0 billion to $14.0 billion.

  Comparable Transaction Analysis. Using publicly available information, CS First Boston analyzed the purchase prices and multiples paid in the following selected merger or acquisition transactions in the solid waste industry:
Browning Ferris Industries Inc./Attwoods plc, USA Waste Services Inc./Envirofil Inc., Browning Ferris Industries Inc./Western Waste Industries Inc. (terminated), Browning Ferris Industries Inc./Otto Holding International B.V.(pending), Envirofil/Sacramento Valley Environmental Waste Company, Allied Waste Industries Inc./Lemons Landfill Corp., Lemons Waste System and other assets, United Waste Systems Inc./Kelly Run Sanitation Inc., USA Waste/Best Pak Disposal, Allied Waste Industries Inc./National Scavenger Services Inc. and W.J. Flyte Corp., USA Waste/North Shore Waste Control, Allied Waste Industries/Super Services Waste, Sanifill/Redwood Landfill Inc., Sanifill/Nu-Way Industries, Sanifill/Delaware Recyclable Products, Republic Waste Industries Inc./Anderson Solid Waste Inc., BET plc/Anglo United, Attwoods plc/Laidlaw Transportation Ltd. and Laidlaw Transportation Ltd/Laidlaw Industries (the "Selected Solid Waste Transactions"). CS First Boston compared purchase prices as a multiple of latest available 12 months net income and book value, and adjusted purchase prices (equity purchase price plus net debt assumed) as a multiple of latest available 12 months sales, operating cash flow and operating income. This analysis resulted in an enterprise valuation reference range for WMI of approximately $15.0 billion to $16.5 billion.

  Discounted Cash Flow Analysis. CS First Boston performed a discounted cash flow analysis of the projected unleveraged free cash flow of WMI for the fiscal years ended December 31, 1994 through 1999, based upon certain operating and financial assumptions, forecasts and other information provided by the management of WMI and the Company. For purposes of such analysis, CS First Boston utilized discount rates of 10.5% and 11.0% and terminal year operating income multiples ranging from 13.5x to 14.0x. This analysis resulted in an enterprise valuation reference range for WMI of approximately $14.0 billion to $15.0 billion.

  The Comparable Company Analysis, Comparable Transaction Analysis and Discounted Cash Flow Analysis for WMI resulted in an aggregate enterprise valuation range for WMI of approximately $13.0 billion to $15.0 billion. This enterprise valuation reference range for WMI, together with the valuation reference ranges previously derived for CWM and Rust and the market values of WTI and Waste Management International, resulted in aggregate enterprise and equity valuation reference ranges for the Company of approximately $22.7 billion to $25.5 billion and $13.7 billion to $16.3 billion, respectively.

 The Notes

  CS First Boston analyzed the value of the Notes to be received by the holders of CWM Shares in the Merger based on the expected trading value of the Notes on a fully distributed basis. In performing such analysis, CS First Boston analyzed the key terms of the Notes, including their principal amount, stated maturity, interest rate, rate of accrual of Stated Discount, optional redemption by the Company, the Company's purchase obligation at the option of the holder and conversion rights. CS First Boston also analyzed the trading values of currently outstanding convertible securities of the Company, CWM and selected other companies, including Motorola, Inc., Automatic Data Processing, Alza Corporation, Lowe's Companies, Chiron Corporation and Hanson America. CS First Boston also considered a number of factors relevant to the valuation of convertible debt securities, including prevailing market interest rates, current spreads over United States Treasury securities for comparable securities, the Company's credit rating as issuer of the Notes, the historical and implied volatility of the Company Shares, the discounts to the future volatility estimates of other newly issued convertible securities, and the current dividend yield for the Company Shares. This analysis resulted in a fully distributed valuation reference range for the Notes of approximately $770.50 to $811.00 per Note, or an equivalent of $9.50 to $10.00 per CWM Share and an equivalent equity valuation reference range for CWM of approximately $2.0 billion to $2.1 billion.

 Miscellaneous

  Pursuant to the terms of CS First Boston's engagement, CWM has agreed to pay CS First Boston for its services in connection with the Merger an aggregate financial advisory fee of $1.1 million. Payment of CS First Boston's fee was not contingent on the rendering of a fairness opinion or the consummation of a transaction. CWM has also agreed to reimburse CS First Boston for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of legal counsel and other advisors, and to indemnify CS First Boston and certain related persons or entities against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement.

  In the ordinary course of its business, CS First Boston and its affiliates may actively trade the debt and equity securities of CWM, the Company and their affiliates for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. As of the date of this Proxy Statement-Prospectus, CS First Boston and its affiliates beneficially own approximately 2,800,000 CWM Shares. CS First Boston has provided certain investment banking services to Wheelabrator Technologies Inc. and has received customary fees for such services. Credit Suisse, the parent company of CS First Boston, has provided banking services, including the issuances of letters of credit, to the Company in the ordinary course of business, for which services Credit Suisse has received customary fees, and Credit Suisse is expected to provide such services in the future. The Company also maintains a $50,000,000 credit line with Credit Suisse, for which the Company pays customary fees. CS First Boston and its affiliates may engage in market making transactions in the Notes.

PLANS FOR CWM AFTER THE MERGER

  The Company has not as of the date of this Proxy Statement-Prospectus approved any specific plans or proposals for any extraordinary corporate transaction involving CWM after the Merger, any sale or transfer of a material amount of assets of CWM after the Merger or material change in CWM's corporate structure or business. However, as noted above under "Background of the Merger--Development of and Reasons for the Merger Proposal," one of the reasons for the Company's proposing to engage in the Merger is to achieve certain operational and cost efficiencies that may result from combining certain functions and operations of CWM and its subsidiaries with those of the Company or certain of its subsidiaries. The Company intends after the Merger to cause CWM to engage in such transactions and material changes as may be appropriate in the Company's judgment in order to achieve such efficiencies. In addition, while the Company does not have any present intention to sell or transfer any material amount of assets of CWM, the Company's plans may change at any time, and the Company may in the future elect to cause CWM to sell, transfer or otherwise dispose of all or any portion of the assets of CWM to the Company or any one or more of its subsidiaries or to any other parties as warranted by future conditions. The Company may also as warranted in light of future conditions cause changes in CWM's dividend policy, indebtedness or capitalization, including the payment of dividends and repayment of indebtedness to the Company.

LITIGATION REGARDING THE MERGER

  Several putative class action lawsuits seeking injunctive relief and unspecified money damages were filed in the Chancery Court of the State of Delaware in and for New Castle County between July 29 and August 5, 1994 against the Company, CWM and the individual directors of CWM in connection with the proposed Merger. These lawsuits have since been consolidated for all purposes into a single action captioned In re Chemical Waste Management, Inc. Shareholders Litigation, the complaint in which alleges, among other things, that the defendants have breached their fiduciary duties to CWM's minority stockholders because the initially proposed merger consideration was inadequate and unfair. Discovery is ongoing in the consolidated action. The Company and CWM believe that their actions and those of CWM's Board of Directors (and its Special Committee) in connection with the proposed Merger have been in accordance with Delaware law. Accordingly, the Company, CWM and CWM's directors intend to contest this lawsuit vigorously.

FEES AND EXPENSES AND SOURCE OF FUNDS

  The estimated costs and fees of the Company, Merger Sub and CWM in connection with the Merger and related transactions are as follows:

      Investment Banking Fees and Expenses.......................... $1,200,000
      Filing Fees...................................................    150,000
      Legal Fees and Expenses.......................................    250,000
      Printing, Mailing and Proxy Solicitation Fees.................    500,000
      Accounting Fees...............................................     30,000
      Miscellaneous.................................................     20,000
                                                                     ----------
        Total....................................................... $2,150,000
                                                                     ==========

  The Merger Agreement calls for such fees and expenses to be paid by the party which incurred them, except for financial printing costs, which shall be borne equally by the Company and CWM.

  The Company, Merger Sub and CWM do not currently know the amount of funds which will be required to complete the Merger, primarily because the amount of payments of cash in lieu of issuance of fractional Notes and payments in respect of Dissenting Shares, if any, cannot be predicted. No fractional Notes will be issued in the Merger, and instead cash will be paid to a holder for each CWM Share (other than Dissenting Shares, if any) not converted into a Note at a price per CWM Share equal to the CWM Share Closing Price. The determination of the aggregate principal amount at maturity of Notes to be issued and the amount of cash to be paid in lieu of the issuance of fractional Notes in the Merger will be made on the basis of information furnished to the Exchange Agent as to beneficial ownership of CWM Shares held through brokers, banks or other nominees. Funds required by the Company to complete the Merger will come from the Company's working capital, sale of short-term promissory notes or the underwritten sale of notes or bonds.

REGULATORY REQUIREMENTS

  Except for the filing of the Merger Certificate with the Secretary of State of the State of Delaware after the approval and adoption of the Merger Agreement pursuant to the DGCL, and compliance with federal and state securities laws, neither the Company nor CWM is aware of any material United States federal or state or foreign governmental regulatory requirement necessary to be complied with or approval that must be obtained in connection with the Merger.

                              THE MERGER AGREEMENT

  The following includes a description of certain provisions of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Appendix A and is incorporated herein by reference.

MERGER CONSIDERATION

  In the Merger, all publicly held CWM Shares, other than Dissenting Shares, will, by virtue of the Merger and without any action on the part of such stockholder, be converted into the Notes. By virtue of the Merger, CWM Shares held by the Company and its subsidiaries will be cancelled (except for CWM Shares held in escrow for exchange for the Company LYONs, which CWM Shares will be converted into the Merger Consideration in the same manner as CWM Shares generally). Notes will be issued in the Merger at the rate of one Note for every 81.1 CWM Shares (as determined after taking into account all CWM Shares held by such holder), provided that no fractional Notes will be issued, and instead cash will be paid to a holder for each CWM Share (other than Dissenting Shares, if any) not converted into a Note at a price per CWM Share equal to the CWM Share Closing Price. Accordingly, stockholders who beneficially own fewer than 82 CWM Shares will not be entitled to receive any Notes in the Merger, but rather will be paid cash for such CWM Shares on the basis described above. The determination of the aggregate principal amount at maturity of Notes to be issued and the amount of cash to be paid in lieu of the issuance of fractional Notes in the Merger will be made on the basis of information furnished to the Exchange Agent as to beneficial ownership of CWM Shares held through brokers, banks or other nominees. The terms of the Notes are described below under "Description of Notes."

  The Merger Consideration was determined as the result of the Company's Initial Merger Proposal and subsequent negotiation thereof by the Special Committee with the management of the Company. See "Special Factors--Background of the Merger," "--Recommendation of the Special Committee and the Board of Directors of CWM; Fairness of the Merger," "--Fairness Opinion" and Appendix B.

EXCHANGE AND PAYMENT PROCEDURES

  As soon as practicable after the Effective Time, the Exchange Agent will mail to each record holder (other than the Company or holders of Dissenting Shares) of an outstanding certificate or certificates representing CWM Shares as of the Effective Time, a letter of transmittal and instructions for use in effecting the surrender of such certificates for exchange for the Merger Consideration. Upon surrender to the Exchange Agent of a certificate representing CWM Shares, together with such letter of transmittal, duly executed, the holder of such certificate shall be entitled to receive in exchange therefor a certificate representing the number of Notes, if any, and, if applicable, cash in lieu of a fractional Note, determined as specified above under "--Merger Consideration." Notes issued in exchange for CWM Shares formerly represented by any such certificate shall be deemed issued, and the recipient thereof shall be deemed to have become the record holder thereof, as of the Effective Time. Until surrendered in accordance with the foregoing instructions, each certificate representing CWM Shares will represent for all purposes only the right to receive the number of Notes, if any, determined as specified above under "-- Merger Consideration," and, if applicable, cash in lieu of a fractional Note (together with any interest or redemption price payable in respect of the Notes as to which an interest payment date or redemption date shall have occurred on or after the Effective Time). No interest or other payments becoming due in respect of the Notes after the Effective Time will be paid to the holder of any unsurrendered certificate representing CWM Shares until the holder of record of such certificate surrenders it in accordance with the foregoing procedures, and no interest shall be paid on any such interest or other payment.

  If any certificate evidencing Notes is to be issued pursuant to the provisions of the Merger Agreement, or any payment is to be made in lieu of a fractional Note, to a person other than the person in whose name the certificate representing CWM Shares surrendered in exchange therefor is registered, a condition of such exchange or payment is that any such certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance or payment either pay any transfer or other taxes required by reason of the issuance or payment to a person other than the registered holder of such certificate surrendered, or establish to the satisfaction of the Company that such tax has been paid or is not applicable.

  STOCKHOLDERS OF CWM SHOULD NOT SEND THEIR CWM STOCK CERTIFICATES NOW AND SHOULD SEND THEM ONLY PURSUANT TO INSTRUCTIONS SET FORTH IN LETTERS OF TRANSMITTAL TO BE MAILED TO STOCKHOLDERS AS SOON AS PRACTICABLE AFTER THE EFFECTIVE TIME. IN ALL CASES, THE MERGER CONSIDERATION WILL BE PROVIDED ONLY IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THIS PROXY STATEMENT-PROSPECTUS AND SUCH LETTERS OF TRANSMITTAL.

  The Company and CWM strongly recommend that certificates for CWM Shares and letters of transmittal be transmitted only by registered United States mail, return receipt requested, appropriately insured. Holders of CWM Shares whose certificates are lost will be required at the holder's expense to furnish a lost certificate affidavit and bond acceptable in form and substance to Harris Trust and Savings Bank, CWM's transfer agent.

  Any Merger Consideration not validly claimed by CWM stockholders will be subject to surrender to governmental entities pursuant to applicable abandoned property, escheat or similar laws. Neither the Exchange Agent nor any party to the Merger Agreement will be liable to any holder of certificates formerly representing CWM Shares for any amount paid to any such governmental entity.

  The Company will pay all charges and expenses of the Exchange Agent in connection with the Merger and the payment and issuance of the Merger Consideration.

  Any questions concerning exchange and payment procedures and requests for letters of transmittal may be addressed to the Exchange Agent at 311 West Monroe Street, 11th Floor, P.O. Box 755, Chicago, Illinois, 60690.

TRANSFER OF CWM SHARES

  No transfer of CWM Shares will be made on the stock transfer books of CWM after the close of business on the day immediately prior to the Effective Date. If, on or after the Effective Date, certificates for CWM Shares are presented, they will be cancelled and exchanged for certificates representing Notes, plus, when applicable, cash in lieu of resulting fractional Notes, as provided in the preceding section of this Proxy Statement-Prospectus.

TREATMENT OF STOCK OPTIONS

  The Merger Agreement provides that each outstanding option to acquire CWM Shares under the Chemical Waste Management, Inc. 1986 Stock Option Plan, the Chemical Waste Management, Inc. 1992 Stock Option Plan, the Chemical Waste Management, Inc. 1992 Stock Option Plan for Non-Employee Directors and the Chemical Waste Management, Inc. 1990 ServiceShares Plan, in each case as such plan may have been amended (collectively the "Stock Option Plans"), will, upon consummation of the Merger, be adjusted by virtue of the Merger and without any action on the part of the holder thereof into the right to purchase on exercise thereof the number of Company Shares determined by multiplying the number of CWM Shares subject to such option by the quotient determined by dividing the CWM Share Closing Price by the Company Share Closing Price (rounded up to the nearest whole number if such number of Company Shares is not a whole number) at a price per Company Share equal to the quotient determined by dividing the aggregate option exercise price payable for CWM Shares by the terms of such option by the number of Company Shares issuable on exercise of such option as provided above, subject to all other terms specified in such option. The "CWM Share Closing Price" is the average of the closing sale prices for CWM Shares as reported on the NYSE Composite Tape for the ten trading days immediately preceding the date of the Special Meeting. The "Company Share Closing Price" is the average of the closing sale prices for Company Shares as reported on the NYSE Composite Tape for the ten trading days immediately preceding the date of the Special Meeting.

TREATMENT OF LYONS

  The Merger Agreement and the indentures for the CWM LYONs provide that each outstanding CWM LYON, which currently is convertible into CWM Shares issuable by CWM at the rate of 11.676 CWM Shares per CWM LYON, will, upon consummation of the Merger, be adjusted by virtue of the Merger and without any action on the part of the holder thereof, into the right to receive on conversion thereof upon the terms and conditions specified in such LYON, the Merger Consideration to which the holder of such LYON would have been entitled had he or she exercised the right to convert such LYON into CWM Shares immediately before the Effective Time. Under the indenture for the Company LYONs, which currently are exchangeable for 17.218 CWM Shares per Company LYON, each Company LYON will be accorded the same treatment. Pursuant to a Supplemental Indenture with Harris Trust and Savings Bank, as trustee with respect to the CWM LYONs, the Company will assume CWM's obligations under the CWM LYONs.

  The following table shows the prices of CWM LYONs and Company LYONs provided by Chase Manhattan Bank as of July 28, 1994 (the trading day on which the initial proposal to effectuate the Merger was publicly announced after the close of the NYSE), October 14, 1994 (the trading day on which the approval of the Merger Agreement was publicly announced after the close of the NYSE) and December 7, 1994.

                                                                   CWM   COMPANY
                                                                  LYONS   LYONS
      July 28, 1994............................................. $381.25 $350.00
      October 14, 1994..........................................  387.50  351.25
      December 7, 1994..........................................  387.50  348.75

COVENANTS

  CWM has agreed in the Merger Agreement (subject to the ability of the Special Committee or the Board of Directors of CWM to change its recommendation as to the Merger at any time if the failure to do so would be inconsistent with its fiduciary obligations) to submit the Merger Agreement for CWM stockholder consideration at the Special Meeting and to recommend to the CWM stockholders the approval of the transactions contemplated by the Merger Agreement.

  The Company has agreed in the Merger Agreement not to dispose of its CWM Shares prior to the Effective Time (except upon exercise of Company LYONs exchange rights) or to undertake any stock splits or certain actions with respect to Company Shares prior to the Effective Time, and has agreed to vote its CWM Shares in favor of the Merger and to use all reasonable efforts to cause the Notes and the Company Shares issuable upon conversion thereof to be listed on the NYSE, subject to notice of issuance. Merger Sub agreed not to engage in any activities prior to the Effective Time except as provided in the Merger Agreement. The Company has also agreed to cause CWM to maintain for not less than three years director and officer liability insurance providing at least the same amounts and coverage for CWM's officers and directors as the current policies maintained by or on behalf of CWM and that all rights to indemnification now existing in favor of the present directors or officers of CWM and its subsidiaries as in effect on the date of the Merger Agreement shall continue for a period of six years beyond the Merger.

  The Company and CWM have agreed in the Merger Agreement (i) to prepare and file with the Commission this Proxy Statement-Prospectus, the Registration Statement and the Schedule 13E-3 and otherwise to make all necessary filings and take all necessary actions in order to comply with federal and state securities laws applicable to all the transactions contemplated by the Merger Agreement; (ii) to afford each other and each other's representatives reasonable access to information needed for the purpose of evaluating the transactions contemplated by the Merger Agreement; (iii) to consult with each other in advance of making public announcements concerning the Merger; and (iv) to use all reasonable efforts to take or cause to be taken all action and to do or cause to be done all things necessary or advisable to consummate the transactions contemplated by the Merger Agreement.

CONDITIONS

  The obligations of CWM, Merger Sub and the Company to consummate the Merger are subject to the fulfillment or waiver (if permissible) at or prior to the Effective Time of certain conditions, including (i) the satisfaction of the DGCL Vote Requirement and the Independent Vote Requirement; (ii) there not being in effect any statute, rule, regulation, executive order, ruling or injunction or other order of a court or agency directing that the transactions contemplated by the Merger Agreement not be consummated; (iii) the approval for listing on the NYSE of the Notes and the Company Shares issuable upon conversion of the Notes, such listing to become effective immediately upon notice of issuance of the Notes at the Effective Time; (iv) the Registration Statement having been declared effective under the Securities Act and not having become the subject of any stop order or proceedings seeking a stop order, the Indenture having been qualified under the Trust Indenture Act of 1939, and all necessary state securities law permits and authorizations having been obtained; (v) all required governmental consents and approvals having been obtained and continuing to be in effect at the Effective Time, except for failures which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined below) on the Company (assuming the Merger had taken place); and (vi) CS First Boston not having withdrawn or modified in any material respect its Fairness Opinion.

  The obligation of CWM to effect the Merger is subject to the fulfillment or waiver (if permissible) at or prior to the Effective Time of the following conditions: (i) the representations and warranties of the Company and Merger Sub in the Merger Agreement being true when made and as of the Effective Time (except for permitted changes), except for such failures to be true which are not reasonably likely to have a Material Adverse Effect; (ii) the Company and Merger Sub having performed in all material respects their material obligations contained in the Merger Agreement to be performed or complied with by the Company or Merger Sub at or prior to the Effective Time; (iii) the delivery to CWM of certificates of the Company and Merger Sub to the effect that the conditions set forth in (i) and (ii) have been fulfilled; and (iv) except as disclosed in reports filed by the Company with the Commission prior to the date of the Merger Agreement or as contemplated by the Merger Agreement, since June 30, 1994, the Company not suffering a Material Adverse Effect.

  The obligations of the Company and Merger Sub to effect the Merger are subject to the fulfillment or waiver (if permissible) at or prior to the Effective Time of the following conditions: (i) the representations and warranties of CWM in the Merger Agreement being true when made and as of the Effective Time (except for permitted changes), except for such failures to be true which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect; (ii) CWM having performed in all material respects its material obligations contained in the Merger Agreement to be performed or complied with by CWM at or prior to the Effective Time; (iii) the delivery to the Company and Merger Sub of a certificate of CWM to the effect that the conditions set forth in (i) and (ii) have been fulfilled; and (iv) except as disclosed in reports filed by CWM with the Commission prior to the date of the Merger Agreement or as contemplated by the Merger Agreement or as otherwise known to the Company at or prior to the date of the Merger Agreement, since June 30, 1994, CWM not suffering a Material Adverse Effect.

  As used in the Merger Agreement, the term "Material Adverse Effect" means with respect to CWM any adverse change in the financial condition, business, properties or results of operations of CWM and its subsidiaries (to the extent owned by CWM) which is material to CWM and its subsidiaries (to the extent owned by CWM), taken as a whole, and, with respect to the Company, any adverse change in the financial condition, business, properties or results of operations of the Company and its subsidiaries (to the extent owned by the Company) which is material to the Company and its subsidiaries (to the extent owned by the Company), taken as a whole.

  The Merger Agreement provides that the parties thereto may waive compliance in whole or in part with any of the conditions contained therein to the extent permitted by law, provided that any such waiver by CWM must be approved by the Special Committee. As of the date of this Proxy Statement-Prospectus, CWM, the Company and Merger Sub have no present intention of waiving any material conditions under the Merger Agreement.

TERMINATION; AMENDMENTS

  The Merger Agreement provides that it may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval by the stockholders of CWM: (i) by mutual written consent of the Company and CWM (with the concurrence of the Special Committee); (ii) by either the

Company or CWM (with the concurrence of the Special Committee in the case of termination by CWM) if (a) any court of competent jurisdiction in the United States or some other governmental body or regulatory authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable, (b) the Merger shall not have been consummated by March 31, 1995, provided that the right to terminate the Merger Agreement in such event is not available to any party whose failure to fulfill any of its obligations under the Merger Agreement results in the failure of the Merger to occur on or before such date, or (c) the Merger Agreement and the Merger shall have been voted on by stockholders of CWM at the Special Meeting and the vote shall not have been sufficient to satisfy the DGCL Vote Requirement or the Independent Vote Requirement; (iii) by the Company if (a) CWM shall have failed to perform in any material respect any of its material obligations under the Merger Agreement theretofore to be performed by CWM, which failure to perform has not been cured within 30 days following receipt by CWM of notice of such failure to perform from the Company, (b) any material representation or warranty of CWM contained in the Merger Agreement shall not be true and correct in all material respects when made or on and as of the Effective Time as if made on and as of the Effective Time (except to the extent any such representation or warranty relates to a particular date); provided, that such failure to be true and correct has not been cured within 30 days following receipt by CWM of notice of such failure to be true and correct from the Company, or (c) the Special Committee or the Board of Directors of CWM withdraws or materially modifies or changes its recommendation of the Merger Agreement or the Merger and the Special Committee or the Board of Directors of CWM after consultation with its counsel determines that the failure to take such action would be inconsistent with its fiduciary duties to CWM's stockholders under applicable law; and (iv) by CWM with the concurrence of the Special Committee if (a) Merger Sub or the Company shall have failed to perform in any material respect any of their material obligations under the Merger Agreement theretofore to be performed by the Company or Merger Sub, which failure to perform has not been cured within 30 days following receipt by the Company of notice of such failure to perform from CWM, (b) any material representation or warranty of Merger Sub or the Company contained in the Merger Agreement shall not be true and correct in all material respects when made or on and as of the Effective Time as if made on and as of the Effective Time (except to the extent any such representation or warranty relates to a particular date); provided, that such failure to be true and correct has not been cured within 30 days following receipt by the Company of notice of such failure to be true and correct from CWM or (c) the Special Committee or the Board of Directors of CWM withdraws or materially modifies or changes its recommendation of the Merger Agreement or the Merger and the Special Committee or the Board of Directors of CWM after consultation with its counsel determines that the failure to take such action would be inconsistent with its fiduciary duties to CWM's stockholders under applicable law.

  The Merger Agreement provides that it may be amended by the parties thereto at any time before or after approval thereof by the stockholders of CWM, but, after such approval, no amendment can be made which by law requires further approval by such stockholders without such further approval. Any amendment of the Merger Agreement requires the consent of the Special Committee.

LISTING

  The Merger Agreement provides that the Company will use all reasonable efforts to obtain, prior to the Effective Time, approval for the listing on the NYSE of the Notes issuable as a result of the Merger and the Company Shares issuable on conversion of the Notes upon notice of issuance.

                      DELAWARE STATUTORY APPRAISAL RIGHTS

  Holders of CWM Shares are entitled to appraisal rights under Section 262 of the DGCL. A person having a beneficial interest in CWM Shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

  THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO APPRAISAL RIGHTS UNDER THE DGCL AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTION 262, WHICH IS REPRINTED IN ITS ENTIRETY AS APPENDIX C TO THIS PROXY STATEMENT-PROSPECTUS. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the CWM Shares as to which appraisal rights are asserted. As used herein, "Surviving Corporation" means CWM as the corporation surviving the Merger.

  Under the DGCL, holders of CWM Shares who do not wish to accept pursuant to the Merger the consideration provided for in the Merger Agreement and who follow the procedures set forth in Section 262 will be entitled to have their CWM Shares appraised by the Delaware Court of Chancery and to receive payment in cash of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by such court.

  Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the Special Meeting, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that such appraisal rights are available and include in such notice a copy of Section 262. This Proxy Statement-Prospectus shall constitute such notice to the holders of CWM Shares and the applicable statutory provisions of the DGCL are attached to this Proxy Statement-Prospectus as Appendix C. Any stockholder who wishes to exercise such appraisal rights, or who wishes to preserve his right to do so, should review the following discussion and Appendix C carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

  A holder of CWM Shares wishing to exercise his appraisal rights must deliver to the Secretary of CWM, before the vote on the Merger Agreement at the Special Meeting, a written demand for appraisal of his CWM Shares and must not vote his shares of stock in favor of approval and adoption of the Merger Agreement. Because a proxy which does not contain voting instructions will, unless revoked, be voted for approval and adoption of the Merger Agreement, a holder of CWM Shares who votes by proxy and who wishes to exercise his appraisal rights must (i) vote against approval and adoption of the Merger Agreement or
(ii) abstain from voting on approval and adoption of the Merger Agreement. Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to approve and adopt the Merger Agreement will constitute a written demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any such proxy or vote. In addition, a holder of CWM Shares wishing to exercise his or her appraisal rights must hold of record such shares on the date the written demand for appraisal is made and must continue to hold such shares until the Effective Time.

  Only a holder of record of CWM Shares is entitled to assert appraisal rights for the CWM Shares registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as his or her name appears on the stock certificates. If the CWM Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the CWM Shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds CWM Shares as nominee for several beneficial owners may exercise appraisal rights with respect to the CWM Shares held for one or more beneficial owners while not exercising such rights with respect to the CWM Shares held for other beneficial owners; in such case, the written demand should set forth the number of CWM Shares as to which appraisal is sought and when no number of CWM Shares is expressly mentioned the demand will be presumed to cover all CWM Shares held in the name of the record owner. Stockholders who hold their CWM Shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee. All written demands for appraisal should be delivered to Thomas A. Witt, Secretary of CWM, either in person or by mail (certified mail, return receipt requested, being the recommended form of transmittal) addressed to him at Chemical Waste Management, Inc., 3001 Butterfield Road, Oak Brook, Illinois 60521.

  Within ten days after the Effective Time, the Surviving Corporation must send a notice as to the effectiveness of the Merger to each former stockholder of CWM who has made such a written demand for appraisal and who has not voted in favor of approval and adoption of the Merger Agreement. Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation, or any stockholder who is entitled to appraisal rights under Section 262 and has complied with the requirements of Section 262, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the CWM Shares. The Surviving Corporation is under no obligation to and has no present intention to file a petition in respect to the appraisal of the fair value of the CWM Shares. Accordingly, it is the obligation of the stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262.

  Within 120 days after the Effective Time, any stockholder who has complied with the requirements under Section 262 for exercise of appraisal rights will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of CWM Shares with respect to which demands for appraisal have been received and which have not voted in favor of approval and adoption of the Merger Agreement, and the aggregate number of holders of such shares. Such statements must be mailed within ten days after a written request therefor has been received by the Surviving Corporation.

  If a petition for appraisal is duly filed by a holder of CWM Shares and a copy thereof is delivered to the Surviving Corporation, the Surviving Corporation will then be obligated within 20 days to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all holders of CWM Shares who have demanded appraisal of their shares. After notice to such holders of CWM Shares, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition to determine those holders of CWM Shares who have complied with Section 262 and who have become entitled to appraisal rights under that section. The Delaware Court of Chancery may require the holders of CWM Shares who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for a notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder.

  After determining the stockholders entitled to an appraisal, the Delaware Court of Chancery will appraise the "fair value" of their CWM Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their CWM Shares as determined under Section 262 could be more than, the same as or less than the consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their CWM Shares and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The Court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose CWM Shares have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the CWM Shares entitled to appraisal.

  Any holder of shares who has duly demanded an appraisal in compliance with
Section 262 will not, after the Effective Time, be entitled to vote the CWM Shares subject to the appraisal demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions, other than the Merger Consideration, payable to holders of record of CWM Shares as of a date prior to the Effective Time).

  If any stockholder who demands appraisal of his CWM Shares under Section 262 fails to perfect, or effectively withdraws or loses, his right to appraisal as provided in the DGCL the CWM Shares of such stockholder will be converted into the right to receive the Merger Consideration in accordance with the Merger Agreement. A stockholder will fail to perfect, or effectively lose or withdraw, his right to appraisal if he votes for approval and adoption of the Merger Agreement (or submits a proxy without voting instructions) or if no petition for appraisal is filed within 120 days after the Effective Time of the Merger or if the stockholder delivers to CWM (or, after the Effective Time, to the Surviving Corporation) a written withdrawal of his demand for appraisal and an acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the Effective Time will require the written approval of the Surviving Corporation.

  FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

                       CERTAIN PRELIMINARY 1994 AND 1995
                     STRATEGIC PLANNING INFORMATION OF CWM

  CWM does not as a matter of course publicly disclose internal budgets, plans, estimates or forecasts as to future revenues, earnings or other financial information. The consolidated income statement data as to the years ending December 31, 1994 and 1995 summarized below reflect information that was contained in preliminary strategic plans which were prepared by management of CWM in August 1994 and furnished to the Company in connection with the regular conduct of the Company's business. These preliminary plans were based upon a variety of estimates and assumptions, the material ones of which are set forth below. The estimates and assumptions underlying the preliminary plans involved judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and are inherently subject to significant business, economic, competitive and regulatory uncertainties, all of which are difficult to predict and many of which are beyond the control of CWM. While CWM believes these estimates and assumptions to have been reasonable, there can be no assurance that the preliminary plans will be realized, and actual results may vary materially from those shown. In light of the uncertainties inherent in forward-looking information of any kind, the inclusion of this preliminary plan information herein should not be regarded as a representation by CWM, the Company or any other person that the anticipated results will be achieved. Primarily as a result of changes affecting certain markets in which CWM competes, many of the goals which have been contained in CWM's prior preliminary strategic plans of this type have not been achieved. Accordingly, investors are cautioned not to place undue reliance on such information.

  This information was not prepared with a view to public disclosure or compliance with the published guidelines of the Commission regarding forecasts, nor was it prepared in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts. The information set forth below does not purport to present results of operations in accordance with generally accepted accounting principles, nor has it been audited, compiled, or otherwise examined by Arthur Andersen & Co. or any other independent accountants. Accordingly, neither Arthur Andersen & Co. nor any other independent accountants assume any responsibility for the information presented below.

  Neither CWM nor the Company intends to update or otherwise revise the information presented below to reflect circumstances existing after the date of the most recent financial statements incorporated by reference in this Proxy Statement-Prospectus or to reflect the occurrence of unanticipated events. The information presented below should be read together with CWM's Consolidated Financial Statements and the notes thereto incorporated by reference in this Proxy Statement-Prospectus and other information contained or incorporated by reference in this Proxy Statement-Prospectus.

  Subject to the qualifications and limitations stated above, the information presented below was based on the following material assumptions:

    1. The economic expansion underway during the summer of 1994 would continue in the United States and in the other countries in which CWM operates or seeks to operate, without a significant increase in prevailing interest rates.

    2. No material changes would be made to CWM's organizational structure as it existed in late August 1994 except for such modifications as CWM's management had planned as of that time (which did not include the Merger).

    3. Except as noted below, CWM's businesses would not be materially affected by changes in regulations which apply to the services offered to customers.

    4. There would be no significant change in the competitive environment, including the pricing of services and the number of principal competitors, prior to the end of 1995.

    5. Adequate capital would be available to support growth in working capital and the addition of fixed capital to support projected revenue growth.

    6. No dividends would be paid at least through the end of 1995.

    7. A sufficient number of skilled workers would continue to be available to meet customer needs.

    8. CWM would be able to continue to attract key executives as needed to properly support and control the growth of its business.

    9. Weather would not be unusually severe in any of CWM's principal markets.

    10. Income tax rates applicable to CWM would not change.

    11. Revenue growth would be modest on a consolidated basis as a result of the impact of the following factors:

    . Continuation of customer initiatives in the areas of waste minimization, recycling and the treatment of hazardous waste to enable such waste to be managed outside of the Subtitle C regulatory system imposed by the Resource Conservation and Recovery Act, and continuation of an unsettled environmental regulatory climate in several of CWM's other United States markets.

    . The acceleration of low-level radioactive waste volumes received for disposal at CWM's facility in Barnwell, South Carolina in anticipation of a June 30, 1994 state deadline which denied access to the facility as of that date by customers outside an eight-state region in the southeastern United States and the expected cessation of disposal operations at that facility at the end of 1995 before replacement disposal facilities are developed.

    . No material growth in revenue from services provided to affiliates of WMX.

    . Successful expansion in international markets.

    12. Operating costs as a percent of revenue would decline as a result of internal restructuring and better utilization of productivity-enhancing technology.

    13. All acquisitions completed by CWM in 1993 and 1994 would continue to perform as expected by CWM management.

  The following consolidated income statement data of CWM reflect information that was contained in the preliminary strategic plans referred to above (000,000's omitted, except per share amounts):

                                                YEAR ENDING       YEAR ENDING
                                             DECEMBER 31, 1994 DECEMBER 31, 1995
                                             ----------------- -----------------
      Revenue...............................     $2,261.0          $2,317.0
      Income before income taxes............     $  122.7          $  146.7
      Net income............................     $   63.3          $   75.9
      Earnings per share....................     $    0.30         $    0.36

                          CWM SHARE AND COMPANY SHARE
     MARKET PRICE INFORMATION; DIVIDEND INFORMATION; AND CWM SHARE PURCHASE
                                  INFORMATION

  CWM Shares and Company Shares are traded on the NYSE under the symbols "CHW" and "WMX," respectively. The following table shows the per share high and low sales prices reported in the consolidated transaction reporting system for transactions in CWM Shares and Company Shares for the periods indicated and for July 28, 1994 (the trading day on which the initial proposal to effectuate the Merger was publicly announced after the close of the NYSE), October 14, 1994 (the trading day on which the approval of the Merger Agreement was publicly announced after the close of the NYSE), and December 7, 1994. The following table also shows for the periods indicated the dividends declared per CWM Share and Company Share. Holders of CWM Shares are encouraged to obtain current market quotations for CWM Shares and Company Shares.

                                                                      DIVIDENDS
                            MARKET PRICE OF DIVIDENDS MARKET PRICE OF DECLARED
                              CWM SHARES    DECLARED  COMPANY SHARES     PER
                            ---------------  PER CWM  ---------------  COMPANY
                             HIGH     LOW     SHARE    HIGH     LOW     SHARE
                            ------- ------- --------- ------- ------- ---------
1992
  First Quarter............ $23 1/2 $18 1/2   $.05    $46 5/8 $37 3/4   $.11
  Second Quarter...........  20 1/4  16 3/8    .05     41 1/4  32 7/8    .13
  Third Quarter............  18 3/4  16 3/8    .05     36 7/8  32        .13
  Fourth Quarter...........  22      17 5/8    .05     41 5/8  34        .13
1993
  First Quarter............ $21 3/8 $15 5/8   $.05    $40 1/4 $33 5/8   $.13
  Second Quarter...........  15 3/4   9        .05     36 3/8  29 1/4    .15
  Third Quarter............  10       7 3/8     --     33 1/8  29 1/2    .15
  Fourth Quarter...........   9 3/8   7         --     30 5/8  23        .15
1994
  First Quarter............ $11 3/8 $ 7 1/2   $ --    $30 3/4 $23       $.15
  Second Quarter...........   9 3/4   7 1/8     --     29 3/8  22 5/8    .15
  Third Quarter............   9 1/2   7 1/2     --     30 3/8  26 3/8    .15
  Fourth Quarter (through
   December 7).............   9 5/8   7 5/8     --     30      25 1/8    .15
  July 28, 1994............ $    8  $ 7 3/4   $ --    $29 3/8 $28 5/8   $ --
  October 14, 1994.........   8 1/4   7 3/4     --     29 1/4  28 3/4     --
  December 7, 1994.........   9 1/2   9 1/4     --     25 3/4  25 1/8     --

  In August 1993, the CWM Board of Directors suspended indefinitely the payment of quarterly cash dividends on CWM Shares.

  The declaration of future dividends, if any, in respect of Company Shares, and if the proposed Merger is not consummated, CWM Shares, will necessarily be dependent upon business conditions, the earnings and financial position of the Company and CWM, respectively, the Company's and CWM's respective plans with respect to operating and capital expenditures and such other matters as their respective Boards of Directors deem relevant.

  The following table shows for the periods indicated the amount of shares purchased, the range of prices paid and the average purchase price for all purchases by CWM of CWM Shares.

                                                                        AVERAGE
                                              NUMBER OF RANGE OF PRICES PURCHASE
                                                 CWM     PER CWM SHARE   PRICE
                                               SHARES   --------------- PER CWM
                                              PURCHASED  HIGH     LOW    SHARE
                                              --------- ------- ------- --------
1992
  First Quarter..............................       --  $   --  $   --  $   --
  Second Quarter.............................       --      --      --      --
  Third Quarter.............................. 1,451,000  16 7/8  16 3/8  16.765
  Fourth Quarter.............................       --      --      --      --
1993
  First Quarter..............................   660,000 $    17 $16 1/8 $16.521
  Second Quarter............................. 1,127,000      16      10  12.938
  Third Quarter.............................. 1,513,300   9 1/8   7 1/2   8.538
  Fourth Quarter.............................       --      --      --      --
1994
  First Quarter..............................       --  $   --  $   --  $   --
  Second Quarter.............................       --      --      --      --
  Third Quarter..............................       --      --      --      --
  Fourth Quarter
   (through December 7)......................       --      --      --      --

                                 CAPITALIZATION

  The following table sets forth the consolidated short-term debt and capitalization of the Company at September 30, 1994 and as adjusted to give effect to the issuance of the Notes in the Merger.

                                                          SEPTEMBER 30, 1994
                                                        -----------------------
                                                        OUTSTANDING AS ADJUSTED
                                                        ----------- -----------
                                                            (000S OMITTED)
Short-term debt:
  Current portion of long-term debt.................... $   732,075 $   732,075
Long-term debt (excluding current portion):
  Bonds and notes payable..............................   6,221,908   6,221,908
  Notes offered hereby.................................           0     396,982
Minority interest......................................   1,542,596   1,380,083
Put options............................................     240,151     240,151
Total stockholders' equity.............................   4,426,763   4,426,763
    Total capitalization............................... $13,163,493 $13,397,962

                              DESCRIPTION OF NOTES

  The Notes are to be issued under the Indenture. A copy of the form of the Indenture is filed as an exhibit to the Registration Statement of which this Proxy Statement-Prospectus is a part. The following summaries of certain provisions of the Notes and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Notes and the Indenture, including the definitions therein of certain terms which are not otherwise defined in this Proxy Statement-Prospectus. Wherever particular provisions or defined terms of the Indenture (or of the Form of Note which is a part thereof) are referred to, such provisions or defined terms are incorporated herein by reference. References herein are to sections in the Indenture and paragraphs in the Form of Note.

GENERAL

  The Notes will be unsecured obligations of the Company limited to a maximum of $810,000,000 aggregate principal amount at maturity and will mature on January 20, 2005. The amount of Notes issued in the Merger is expected to be less than that maximum amount as a result of the payment of cash in lieu of fractional Notes and as a result of Dissenting Shares, if any. In addition, Notes will not be issued in respect of the currently outstanding CWM LYONs unless and until the holders thereof elect to convert such LYONs into Notes, which may never occur. The principal amount at maturity of each Note is $1,000 and will be payable at the office of the Paying Agent, initially the Trustee, in the Borough of Manhattan, the City of New York, or any other office of the Paying Agent maintained for such purpose. (Sections 4.1 and 4.5 and Form of Note, paragraph 2.)

  The Notes will bear interest from and after the Effective Date at the rate of 2% per annum of the $1,000 principal amount at maturity of each Note, payable semi-annually on January 20 and July 20 of each year. The Notes will have a Stated Issue Price of $717.80 per $1,000 of principal amount at maturity. The difference between the principal amount at maturity of $1,000 and the Stated Issue Price represents the Stated Discount which, together with cash interest payable on the Notes as described above, will accrue at a rate of 5.75% per annum (determined on a semi-annual bond equivalent basis) based on the Stated Issue Price. Such rate will be used solely for purposes of determining the Redemption Price, the Purchase Price and the Change in Control Price and will differ from a Holder's actual yield. The calculation of the accrual of Stated Discount in the period during which a Note remains outstanding will be on a semi-annual bond equivalent basis using a 360-day year composed of twelve 30-day months; such accrual will commence on the Effective Date. (Form of Note, paragraph 1.) Maturity, conversion, purchase by the Company at the option of a Holder (including upon a Change in Control) or redemption of a Note will cause such Stated Discount and interest to cease to accrue on such Note, under the terms and subject to the conditions of the Indenture. (Section 2.8.) The Company may not reissue a Note that has matured or been converted, purchased by the Company at the option of a Holder (including upon a Change in Control), redeemed or otherwise cancelled (except for registration of transfer, exchange or replacement thereof). (Section 2.10.)

  The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount at maturity or an integral multiple thereof. (Section 2.6 and Form of Note, paragraph 11.) Notes may be presented for conversion at the office of the Conversion Agent and for exchange or registration of transfer at the office of the Registrar, each such agent initially being the Trustee. (Sections 2.6 and 11.2 and Form of Note, paragraph 9.) The Company will not charge a service charge for any registration of transfer or exchange of Notes; however, the Company may require payment by a Holder of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection therewith. (Section 2.6.)

SUBORDINATION OF NOTES; EFFECT OF CORPORATE STRUCTURE

  Indebtedness evidenced by the Notes will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all existing and future Senior Indebtedness of the Company. (Section 10.1 and Form of Note, paragraph 8.) Senior Indebtedness is defined in the Indenture as the principal of (and premium, if any) and interest on (including interest accruing after the filing of a petition initiating any proceeding pursuant to any Bankruptcy Law, but only to the extent allowed or permitted to the holder of such Debt against the bankruptcy or any other insolvency estate of the Company in such proceeding) and fees, expenses, reimbursement obligations, indemnity obligations and other amounts due on or in connection with any Debt incurred, assumed or guaranteed by the Company, whether outstanding on the date of the Indenture or thereafter incurred, assumed or guaranteed, and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any such Debt. Excluded from the definition of Senior Indebtedness are the following: (a) any Debt which expressly provides (i) that such Debt shall not be senior in right of payment to the Notes, or (ii) that such Debt shall be subordinated to any other Debt of the Company, unless such Debt expressly provides that such Debt shall be senior in right of payment to the

Notes; (b) any Debt of the Company in respect of the Notes; (c) any Debt of the Company to any Subsidiary or Affiliate of the Company; and (d) the Company LYONs, the CWM LYONs and the Company's Liquid Yield Option Notes due 2001. (Section 10.1.)

  By reason of such subordination, in the event of dissolution, insolvency, bankruptcy or other similar proceedings, upon any distribution of assets, (i) the Holders of the Notes will be required to pay over their share of such distribution to the holders of Senior Indebtedness until such Senior Indebtedness is paid in full (Section 10.2); and (ii) creditors of the Company who are not Holders of Notes or holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than Holders of Notes.

  If the Notes are declared due and payable prior to their Stated Maturity by reason of the occurrence of an Event of Default, then the Company is obligated to notify promptly holders of Senior Indebtedness of such acceleration. The Company may not pay the Notes, any repurchase or redemption price in respect thereof, cash in respect of a conversion or interest thereon until 120 days have passed after such notice of acceleration is given and may thereafter pay the Notes, any repurchase or redemption price in respect thereof, cash in respect of a conversion and interest thereon if the terms of the Indenture otherwise permit payment at that time. (Section 10.3.)

  No payment of the principal amount at maturity, Redemption Price, Purchase Price, Change in Control Purchase Price, cash in respect of a conversion (other than cash in lieu of fractional shares) or interest with respect to any Notes may be made, nor may the Company acquire any Notes, if any default with respect to Senior Indebtedness occurs and is continuing that permits the acceleration of the maturity thereof and either such default is the subject of judicial proceedings or the Company receives notice of the default, unless (a) 120 days pass after notice of the default is given and such default is not then the subject of judicial proceedings or the default with respect to the Senior Indebtedness is cured or waived and (b) the terms of the Indenture otherwise permit such payment or acquisition of the Notes at that time. (Section 10.4.)

  The Notes are obligations exclusively of the Company. Since the operations of the Company are currently conducted in part through subsidiaries, the cash flow and the consequent ability to service debt, including the Notes, of the Company are dependent, in part, upon the earnings of its subsidiaries and the distribution of those earnings to or upon loans or other payments of funds by those subsidiaries to the Company. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to the Company by its subsidiaries may be subject to statutory, regulatory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations.

  Any right of the Company to receive assets of any of its subsidiaries upon their liquidation or reorganization (and the consequent right of the Holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company.

  As of September 30, 1994, the Company and its subsidiaries had approximately $6.455 billion of Debt outstanding (excluding accrued interest thereon) which constituted Senior Indebtedness of the Company or outstanding indebtedness (excluding consolidated intercompany payables) of the subsidiaries of the Company not guaranteed by the Company, which would not have constituted Senior Indebtedness but to which the Notes would have been effectively subordinated. There are no restrictions in the Indenture on the creation of additional Senior Indebtedness (or any other indebtedness).

CONVERSION RIGHTS

  A Holder of a Note may convert it at any time after the Effective Date; provided, however, that if a Note is called for redemption by the Company, the Holder may convert it only until the close of business on the Redemption Date. On conversion of a Note, the Company may elect to deliver Company Shares or an amount of cash determined as described below. A Note in respect of which a Holder has delivered a Purchase Notice or a Change in Control Purchase Notice exercising the option of such Holder to require the Company to purchase such Note may be converted only if such notice is withdrawn in accordance with the terms of the Indenture. (Form of Note, paragraph 9.) A Holder may convert a portion of such Holder's Notes so long as such portion is $1,000 principal amount at maturity or an integral multiple thereof. (Section 11.1.)

  The initial Conversion Rate will be a number of Company Shares per Note determined on the Effective Date by dividing the Stated Issue Price of $717.80 by the Company Share Closing Price, subject to adjustment upon the occurrence of certain events described below, provided that the initial Conversion Rate will be not less than 21.90 nor more than 26.76 Company Shares per Note. (Form of Note, paragraph 9.) See "CWM Share and Company Share Market Price Information; Dividend Information; and CWM Share Purchase Information." A Holder otherwise entitled to a fractional Company Share on conversion shall receive cash equal to the Sale Price (as defined below) on the Business Day immediately preceding the Conversion Date multiplied by the fraction of a Company Share to which such Holder would otherwise be entitled. (Section 11.3.)

  On conversion of a Note, a Holder will not receive any cash payment representing accrued Stated Discount, accrued Original Issue Discount or accrued but unpaid interest. The Company's delivery to the Holder of the fixed number of Company Shares into which the Note is convertible (together with the cash payment, if any, in lieu of a fractional share) or cash in the applicable amount, as described below, will be deemed to satisfy the Company's obligation to pay the principal amount of the Note, including the accrued Stated Discount and accrued Original Issue Discount attributable to the period from the Issue Date to the Conversion Date, and accrued but unpaid interest. Thus, the accrued Stated Discount, accrued Original Issue Discount and accrued but unpaid interest will be deemed to be paid in full rather than cancelled, extinguished or forfeited. (Section 11.2.)

  To convert a Note, a Holder must (i) complete and manually sign the conversion notice on the back of the Note (or complete and manually sign a facsimile thereof) and deliver such notice to the Conversion Agent, (ii) surrender the Note to the Conversion Agent, (iii) if required, furnish appropriate endorsements and transfer documents, and (iv) if required, pay all transfer or similar taxes. (Section 11.2 and Form of Note, paragraph 9.)

  In lieu of delivering Company Shares upon notice of conversion of any Note, the Company may elect to pay the Holder surrendering such Note an amount in cash per Note equal to the Sale Price (as defined below) of a Company Share on the Business Day immediately prior to the Conversion Date multiplied by the Conversion Rate in effect on the Conversion Date, subject to adjustment upon the occurrence of certain events described below; provided that if such payment of cash is not allowed pursuant to the provisions of the Indenture or otherwise, the Company shall deliver Company Shares (and cash in lieu of fractional shares) as set forth below. (Section 11.1.) Upon conversion of any Notes, the Company shall inform the Holder through the Conversion Agent of its election to deliver Company Shares or to pay cash in lieu of delivery of such shares, as soon as practicable following the Conversion Date. If the Company elects to deliver Company Shares, such shares will be delivered through the Conversion Agent no later than the seventh Business Day following the Conversion Date. If the Company elects to pay cash, such cash payment will be made to the Holder surrendering such Notes no later than the fifth Business Day following such Conversion Date. (Section 11.2.) See "Certain Tax Considerations--Disposition or Conversion."

  The Company may not pay cash upon conversion of any Notes (other than cash in lieu of fractional shares) if there has occurred and is continuing an Event of Default described under "--Events of Default; Notice and Waiver" below (other than a default in such payment on such Notes). (Section 11.1.)

  The "Sale Price" on any date means the closing per share sale price for Company Shares (or, if no closing price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and average ask prices) on such date as reported in the composite transactions for the principal United States securities exchange on which Company Shares are traded or, if Company Shares are not listed on a United States national or regional securities exchange, as reported by the National Association of Securities Dealers Automated Quotation System. (Section 11.1.)

  The Conversion Rate will be adjusted for dividends or distributions on Company Shares payable in Company Shares or other Capital Stock; subdivisions, combinations or certain reclassifications of Company Shares; distributions to all holders of Company Shares of certain rights to purchase Company Shares for a period expiring within 60 days at less than the Quoted Price at the time; and distributions to such holders of assets or debt securities of the Company or certain rights to purchase securities of the Company (excluding cash dividends or other cash distributions from current or retained earnings other than any Extraordinary Cash Dividend). However, no adjustment need be made if Holders may participate in the transaction or in certain other cases. In cases where the fair market value of assets, debt securities or certain rights, warrants or options to purchase securities of the Company distributed to shareholders exceeds the Average Quoted Price of Company Shares, or such Average Quoted Price exceeds the fair market value of such assets, debt securities or rights, warrants or options so distributed by less than $1.00, rather than being entitled to an adjustment in the Conversion Rate, the Holder of a Note upon conversion thereof will be entitled to receive, in addition to the Company Shares into which such Note is convertible, the kind and amount of assets, debt securities or rights, warrants or options comprising the distribution that such Holder would have received if such Holder had converted such Note immediately prior to the record date for determining the shareholders entitled to receive the distribution. The Indenture permits the Company to increase the Conversion Rate from time to time. (Sections 11.6, 11.7, 11.8, and 11.12 and Form of Note, paragraph 9.)

  If the Company is party to a consolidation, merger or binding share exchange or a transfer of all or substantially all of its assets, the right to convert a
Note into Company Shares may be changed into a right to convert it into the kind and amount of securities, cash or other assets of the Company or another person which the Holder would have received if the Holder had converted such Holder's Notes immediately prior to the transaction. (Section 11.14.)

  Upon any taxable distribution to holders of Company Shares which results in an adjustment of the Conversion Rate or if the Conversion Rate is increased at the discretion of the Company, the Holders of the Notes may, in certain circumstances, be deemed to have received a distribution subject to federal income tax as a dividend. See "Certain Tax Considerations--Constructive Dividend."

REDEMPTION OF NOTES AT THE OPTION OF THE COMPANY

  No sinking fund is provided for the Notes. The Company may redeem the Notes at any time on or after March 15, 2000 for cash as a whole at any time, or from time to time in part for the Redemption Price plus accrued but unpaid interest to the Redemption Date. (Sections 3.1 and 3.2 and Form of Note, paragraph 5.) Not less than 30 days' nor more than 60 days' notice of redemption shall be given by mail to Holders of Notes. (Section 3.3 and Form of Note, paragraph 7.)

  The table below shows Redemption Prices of a Note per $1,000 principal amount at maturity on March 15, 2000, at each March 15 thereafter prior to maturity and at maturity on January 20, 2005, which prices reflect the accrued Stated Discount to such dates. The Redemption Price of a Note redeemed between such dates would include an additional amount reflecting the additional accrued Stated Discount since the next preceding date in the table. The Company will also pay accrued but unpaid interest to the actual Redemption Date. (Form of Note, paragraph 5.)

                                                       (1)     (2)       (3)
                                                     STATED  ACCRUED  REDEMPTION
                                                      ISSUE   STATED    PRICE
REDEMPTION DATE                                       PRICE  DISCOUNT (1) + (2)
- ---------------                                      ------- -------- ----------
March 15, 2000...................................... $717.80 $125.55    $843.35
March 15, 2001......................................  717.80  154.45     872.25
March 15, 2002......................................  717.80  185.04     902.84
March 15, 2003......................................  717.80  217.41     935.21
March 15, 2004......................................  717.80  251.67     969.47
At maturity.........................................  717.80  282.20   1,000.00

  If less than all of the outstanding Notes are to be redeemed, the Trustee shall select the Notes to be redeemed in principal amounts at maturity of $1,000 or integral multiples thereof by lot, pro rata or by another method the Trustee considers fair and appropriate. If a portion of a Holder's Notes is selected for partial redemption and such Holder converts a portion of such Notes, such converted portion shall be deemed to be of the portion selected for redemption. (Section 3.2.)

  Prior to or on the Redemption Date, the Company is required to deposit with the Paying Agent money sufficient to pay the Redemption Price plus accrued but unpaid interest to the Redemption Date. Payment of the Redemption Price plus accrued but unpaid interest to the Redemption Date is conditioned upon delivery of such Note (together with necessary endorsements) to the Paying Agent at its office in the Borough of Manhattan, the City of New York, or any other office of the Paying Agent maintained for such purpose, at any time (whether prior to, on or after the Redemption Date) after the notice of redemption is given. Payment of the Redemption Price plus accrued but unpaid interest to the Redemption Date for such Note will be made promptly following the later of the Redemption Date or the time of delivery of such Note. (Section 3.4.) If on the Business Day following the Redemption Date the Paying Agent holds, in accordance with the terms of the Indenture, money sufficient to pay the Redemption Price plus accrued but unpaid interest to the Redemption Date of such Note, then, on and after such date, Stated Discount and interest on such Note will cease to accrue, whether or not such Note is delivered to the Paying Agent, and all other rights of the Holder shall terminate (other than the right to receive the Redemption Price plus accrued but unpaid interest to the Redemption Date upon delivery of the Note). (Section 2.8.)

PURCHASE OF NOTES AT THE OPTION OF THE HOLDER

  On March 15, 1998, and on March 15, 2000 (each a "Purchase Date"), the Company will purchase for cash in the amount of the Purchase Price, plus accrued but unpaid interest to the Purchase Date, at the option of the Holder thereof, any outstanding Note for which a Purchase Notice has been delivered to the Paying Agent from the opening of business on the date that is 20 Business Days prior to the Purchase Date until the close of business on the Purchase Date and not withdrawn, subject to certain conditions. The Purchase Notice shall state (i) the certificate numbers of the Notes to be delivered by the Holder thereof for purchase by the Company; (ii) the portion of the principal amount at maturity of Notes to be purchased, which portion must be $1,000 or an integral multiple thereof; and (iii) that such Notes are to be purchased by the Company pursuant to the applicable provisions of the Notes and the Indenture. (Section 3.8.)

  The Purchase Price payable to the Holder of a Note demanding purchase thereof shall be equal to $790.24 for a purchase on March 15, 1998 and $843.35 for a purchase on March 15, 2000. Such amounts plus accrued but unpaid interest to the Purchase Date will represent the entire purchase price, and no additional amounts will be paid in respect of accrued Stated Discount or accrued Original Issue Discount.

  Any Purchase Notice may be withdrawn by the Holder by a written notice of withdrawal delivered by the Holder to the Paying Agent prior to the close of business on the Purchase Date. The notice of withdrawal shall state the principal amount at maturity and the certificate numbers of the Notes to which the withdrawal notice relates and the principal amount at maturity, if any, which remains subject to the Purchase Notice. (Section 3.10.)

  Payment of the Purchase Price plus accrued but unpaid interest to the Purchase Date for a Note for which a Purchase Notice has been delivered and not withdrawn is conditioned upon delivery of such Note (together with necessary endorsements) to the Paying Agent at its office in the Borough of Manhattan, the City of New York, or any other office of the Paying Agent maintained for such purpose, at any time (whether prior to, on or after the Purchase Date) after the delivery of such Purchase Notice. Payment of the Purchase Price plus accrued but unpaid interest to the Purchase Date for such Note will be made promptly following the later of the Purchase Date or the time of delivery of such Note. (Section 3.8.) If on the Business Day following the Purchase Date the Paying Agent holds, in accordance with the terms of the Indenture, money sufficient to pay the Purchase Price plus accrued but unpaid interest to the Purchase Date of such Notes, then, on and after such date, Stated Discount and interest on such Note will cease to accrue, whether or not such Note is delivered to the Paying Agent, and all other rights of the Holder shall terminate (other than the right to receive the Purchase Price plus accrued but unpaid interest to the Purchase Date upon delivery of the Note). (Section 2.8.)

  No Notes may be purchased if there has occurred and is continuing an Event of Default described under "--Events of Default; Notice and Waiver" below (other than a default in the payment of the Purchase Price with respect to such Notes). (Section 3.10.)

CHANGE IN CONTROL PERMITS PURCHASE OF NOTES AT THE OPTION OF THE HOLDER

  In the event of any Change in Control (as defined below) of the Company occurring on or prior to March 15, 1998, each Holder of Notes will have the right, at the Holder's option, subject to the terms and conditions of the Indenture, to require the Company to purchase all or any portion (provided that the principal amount at maturity must be $1,000 or an integral multiple thereof) of the Holder's Notes as of the date (a "Change in Control Purchase Date") that is 35 Business Days after the occurrence of such Change in Control at a cash price equal to the Stated Issue Price plus accrued Stated Discount to the Change in Control Purchase Date (the "Change in Control Purchase Price"), together with accrued but unpaid interest to the Change in Control Purchase Date. (Section 3.9 and Form of Note, paragraph 6.)

  Within 15 Business Days after the occurrence of a Change in Control, the Company is obligated to mail to the Trustee and to all Holders of Notes at their addresses shown in the register of the Registrar (and to beneficial owners as required by applicable law) a notice regarding the Change in Control, which notice shall include a form of Change in Control Purchase Notice (a "Change in Control Purchase Notice") to be completed by the Holder and shall state, among other things: (i) the events causing a Change in Control and the date of such Change in Control, (ii) the last date on which the Change in Control purchase right may be exercised, (iii) the Change in Control Purchase Price, plus the amount of accrued but unpaid interest payable by the Company,
(iv) the Change in Control Purchase Date, (v) the name and address of the Paying Agent and the Conversion Agent, (vi) the Conversion Rate and any adjustments thereto, (vii) that Notes with respect to which a Change in Control Purchase Notice is given by the Holder may be converted only if the Change in Control Purchase Notice has been withdrawn in accordance with the terms of the Indenture, and (viii) the procedures that Holders must follow to exercise these rights. The Company will cause a copy of such notice to be published once in a daily newspaper of national circulation. (Section 3.9.)

  To exercise this right, the Holder must deliver the Change in Control Purchase Notice to the Paying Agent (initially the Trustee) prior to the close of business on the Change in Control Purchase Date. The Change in Control Purchase Notice shall state (i) the certificate numbers of the Notes to be delivered by the Holder thereof for purchase by the Company; (ii) the portion of the principal amount at maturity of Notes to be purchased, which portion must be $1,000 or an integral multiple thereof; and (iii) that such Notes are to be purchased by the Company pursuant to the applicable provisions of the Notes. (Section 3.9.)

  Any Change in Control Purchase Notice may be withdrawn by the Holder by a written notice of withdrawal delivered to the Paying Agent prior to the close of business on the Change in Control Purchase Date. The notice of withdrawal shall state the principal amount at maturity and the certificate numbers of the Notes as to which the withdrawal notice relates and the principal amount at maturity, if any, which remains subject to a Change in Control Purchase Notice. (Section 3.10.)

  Payment of the Change in Control Purchase Price, plus accrued but unpaid interest to the Change in Control Purchase Date, for a Note for which a Change in Control Purchase Notice has been delivered and not validly withdrawn is conditioned upon delivery of such Note (together with necessary endorsements) to the Paying Agent at any time (whether prior to, on or after the Change in Control Purchase Date) after the delivery of such Change in Control Purchase Notice. (Section 3.9.) Payment of the Change in Control Purchase Price, plus accrued but unpaid interest to the Change in Control Purchase Date, for such Note will be made promptly following the later of the Change in Control Purchase Date or the time of delivery of such Note. (Section 3.9.) If on the Business Day following the Change in Control Purchase Date the Paying Agent holds, in accordance with the terms of the Indenture, money sufficient to pay the Change in Control Purchase Price, plus accrued but unpaid interest to the Change in Control Purchase Date, of such Note, then, immediately after such Change in Control Purchase Date, Stated Discount, Original Issue Discount and interest on such Note will cease to accrue, whether or not such Note is delivered to the Paying Agent, and all other rights of the Holder shall terminate (other than the right to receive the Change in Control Purchase Price, plus accrued but unpaid interest to the Change in Control Purchase Date, of such Note, upon delivery of the Note). (Section 2.8.)

  Under the Indenture, a "Change in Control" of the Company is deemed to have occurred at such time as (i) any person, including its Affiliates and Associates (other than the Company, its Subsidiaries, or their employee benefit plans) files a Schedule 13D or 14D-1 (or any successor schedule, form or report under the Exchange Act) disclosing that such person has become the beneficial owner of 50% or more of the voting power of Company Shares or other Capital Stock of the Company into which Company Shares are reclassified or changed, with certain exceptions, or (ii) there shall be consummated any consolidation or merger of the Company (a) in which the Company is not the continuing or surviving corporation or (b) pursuant to which the Company Shares (or such other Capital Stock) would be converted into cash, securities or other property, in each case, other than a consolidation or merger of the Company in which the holders of Company Shares (or such other Capital Stock) immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the common equity of the continuing or surviving corporation immediately after the consolidation or merger. (Section 3.9.) The Indenture does not permit the Board of Directors of the Company to waive the Company's obligation to purchase Notes at the option of Holders in the event of a Change in Control of the Company.

  The Change in Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a takeover of the Company. The Change in Control purchase feature, however, is not the result of management's knowledge of any specific effort to accumulate Company Shares or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change in Control purchase feature is a standard term contained in other securities similar to the Notes, and the terms of such feature resulted from negotiations between the Company and the Special Committee.

  The Company could, in the future, enter into certain transactions, including certain recapitalizations of the Company, that would not constitute a Change in Control with respect to the Change in Control purchase feature of the Notes, but that would increase the amount of Senior Indebtedness outstanding at such time. No Notes may be purchased at the option of Holders upon a Change in Control of the Company if there has occurred (prior to, on or after the giving, by the Holders of such Notes, of the required Change in Control Purchase Notice) and is continuing an Event of Default with respect to the Notes described under "--Events of Default; Notice and Waiver" below (other than a default in the payment of the Change in Control Purchase

Price, plus accrued but unpaid interest to the Change in Control Purchase Date, of such Note, with respect to such Notes). (Section 3.10.) Further, the Notes are subordinated to the prior payment of Senior Indebtedness as described under "--Subordination of Notes; Effect of Corporate Structure" above. Certain indebtedness of the Company may be accelerated upon the occurrence of certain events that may constitute a Change in Control. As of September 30, 1994, the amount of such indebtedness, together with the indebtedness represented by the CWM Lyons being assumed by the Company in the Merger, was approximately $487 million. There can be no assurance that the Company will have available funds for the purchase of Notes required to be purchased by the Company at the Holder's option in the event of any Change in Control.

  The Company will comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable and will file Schedule 13E-4 or any other schedule required thereunder in connection with any offer by the Company to purchase Notes at the option of Holders, including upon a Change in Control. (Section 3.13.)

MERGERS AND SALES OF ASSETS BY THE COMPANY

  The Company may not consolidate with or merge with or into any other person or convey, transfer or lease all or substantially all its properties and assets to another person, unless, among other items, (i) the Company shall be the surviving corporation or the resulting, surviving or transferee person is organized and existing under the laws of the United States, any state thereof or the District of Columbia and such person expressly assumes by a supplemental indenture all obligations of the Company under the Notes and the Indenture, and
(ii) the Company or such successor person shall not immediately thereafter be in default under the Indenture. Upon the assumption of the Company's obligations by such a person in such circumstances, subject to certain exceptions, the Company shall be discharged from all obligations under the Notes and the Indenture. (Section 5.1.)

EVENTS OF DEFAULT; NOTICE AND WAIVER

  The Indenture provides that, if an Event of Default specified therein shall have happened and be continuing, either the Trustee or the Holders of not less than 25% in aggregate principal amount at maturity of the Notes then outstanding may declare the Stated Issue Price of the Notes plus the accrued Stated Discount and accrued but unpaid interest on the Notes to the date of such declaration to be immediately due and payable. In the case of certain events of bankruptcy or insolvency, the Stated Issue Price of the Notes plus accrued Stated Discount and accrued but unpaid interest thereon to the occurrence of such event shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or the Holders. Upon acceleration, as described in either of the preceding sentences, the subordination provisions of the Indenture preclude any payment being made to Holders of Notes for at least 120 days. (Section 10.3.) See "--Subordination of Notes; Effect of Corporate Structure." Under certain circumstances, the Holders of a majority in aggregate principal amount at maturity of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences. (Sections 6.2 and 6.4.) Interest shall accrue and be payable on demand upon a default in the payment of the principal amount at maturity, cash in respect of a conversion, or any Redemption Price, Purchase Price or Change in Control Purchase Price plus accrued but unpaid interest with respect to any Note, and interest shall accrue and be payable on demand on overdue interest (to the extent that the payment of such interest shall be legally enforceable). (Form of Note, paragraph 1.)

  Under the Indenture, Events of Default are defined as: (i) default in payment of the principal amount at maturity, interest, Redemption Price, Purchase Price or Change in Control Purchase Price with respect to any Note when such becomes due and payable or default in payment of cash or delivery of Company Shares upon conversion of any Note (whether or not any such payment is prohibited by the provisions of the Indenture); (ii) failure by the Company to comply with any of its other agreements in the Notes or the Indenture upon the receipt by the Company of notice of such default by the Trustee or by Holders of not less than 25% in aggregate principal amount at maturity of the Notes then outstanding and the Company's failure to cure such default within 60 days after receipt by the Company of such notice; or (iii) certain events of bankruptcy or insolvency. (Section 6.1.)

  The Trustee shall give notice to Holders of the Notes of any continuing default known to the Trustee within 90 days after the occurrence thereof; provided, that the Trustee may withhold such notice, as to any default other than a payment default, if it determines in good faith that withholding the notice is in the interests of the Holders (Section 7.5.)

  The Holders of a majority in aggregate principal amount at maturity of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee, provided that such direction shall not be in conflict with any law or the Indenture and subject to certain other limitations. (Section 6.5.) No Holder of any Note will have any right to pursue any remedy with respect to the Indenture or the Notes, unless (i) such Holder shall have previously given the Trustee written notice of a continuing Event of Default; (ii) the Holders of at least 25% in aggregate principal amount at maturity of the outstanding Notes shall have made a written request to the Trustee to pursue such remedy; (iii) such Holder or Holders have offered to the Trustee reasonable indemnity satisfactory to the Trustee; (iv) the Holders of a majority in aggregate principal amount at maturity of the outstanding Notes have not given the Trustee a direction inconsistent with such request within 60 days after receipt of such request; and (v) the Trustee shall have failed to comply with the request within such 60-day period. (Section 6.6.)

  However, the right of any Holder (x) to receive payment of the principal amount at maturity, interest, cash in respect of a conversion, Redemption Price, Purchase Price or Change in Control Purchase Price with respect to any Note and any interest in respect of a default in the payment of any such amounts on such Note, on or after the due date expressed in such Note, (y) to convert a Note or (z) to institute suit for the enforcement of any such payments or conversion shall not be impaired or adversely affected without such Holder's consent. (Section 6.7.) The Holders of a majority in aggregate principal amount at maturity of the outstanding Notes may waive an existing default and its consequences, other than (i) any default in any payment on the Notes, (ii) any default with respect to the conversion rights of the Notes or
(iii) any default in respect of certain covenants or provisions in the Indenture which may not be modified without the consent of the Holder of each Note as described in "--Modification" below. (Section 6.4.)

  The Company will be required to furnish to the Trustee annually a statement as to any default by the Company in the performance and observance of its obligations under the Indenture. (Section 4.3.)

MODIFICATION

  Without the consent of any Holder of Notes, the Company and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, provided that such amendment does not adversely affect the rights of any Holder of Notes, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to certificated Notes (so long as any "registration-required obligation" within the meaning of Section 163(f)(2) of the Internal Revenue Code is in registered form for purposes of the Internal Revenue Code), to make any change that does not adversely affect the rights of any Holder of Notes or to comply with the Trust Indenture Act of 1939 or any amendment thereto, and any requirement of the Commission in connection with the qualification of the Indenture. (Section 9.1.) No amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding, unless the holders of such Senior Indebtedness (as required pursuant to the terms of such Senior Indebtedness) consent to such change. (Section 9.2.)

  Modification and amendment of the Indenture or the Notes may be effected by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount at maturity of the Notes then outstanding. However, without the consent of each Holder affected thereby, no amendment may, among other things: (i) reduce the principal amount at maturity, Stated Issue Price, interest, amount of cash to be paid by the Company in respect of a conversion, Purchase Price, Change in Control Purchase Price or Redemption Price with respect to any Note, or extend the stated maturity of any Note or alter the manner or rate of accrual of discount or interest, or make any Note payable in money or securities other than that stated in the Notes; (ii) make any reduction in the principal amount at maturity of Notes whose Holders must consent to an amendment or any waiver under the Indenture or modify the Indenture provisions relating to such amendments or waivers; (iii) make any change that adversely affects the right to convert any Note or the right to require the Company to purchase a Note; (iv) modify the provisions of the Indenture relating to the subordination of the Notes in a manner adverse to the Holders of the Notes; or (v) impair the right to institute suit for the enforcement of any payment with respect to, or conversion of, the Notes. (Section 9.2.)

LIMITATIONS OF CLAIMS IN BANKRUPTCY

  If a bankruptcy proceeding is commenced in respect of the Company, the claim of the Holder of a Note is, under Title 11 of the United States Code, limited to the Tax Issue Price (as defined under "Certain Tax Considerations--Original Issue Discount and Other Interest") of the Note plus that portion of the Original Issue Discount that has accrued from the Date of Issue to the commencement of the Proceeding.

TAXATION OF NOTES

  See "Certain Tax Considerations" for a discussion of certain tax aspects which will apply to Holders of Notes.

INFORMATION CONCERNING THE TRUSTEE

  The Company maintains deposit accounts and conducts other banking transactions with the Trustee in the ordinary course of business.

                           CERTAIN TAX CONSIDERATIONS

  The following is a summary of certain of the expected federal income tax consequences of the receipt of Notes and cash in the Merger in exchange for CWM Shares and of the ownership, disposition and conversion of the Notes. Such tax treatment may vary depending upon a Holder's particular situation. This summary does not discuss all of the tax consequences which may be relevant to certain types of Holders subject to special treatment under the federal income tax laws (such as individual retirement accounts and other tax-deferred accounts, life insurance companies, tax-exempt organizations, dealers in securities and foreign persons). The summary of the federal income tax consequences of the ownership, disposition and conversion of the Notes is limited to Holders who will acquire the Notes in the Merger and who will hold the Notes as capital assets. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, rulings, official pronouncements, and judicial decisions, all as in effect as of the date of this Proxy Statement-Prospectus. All of these are subject to change or to different interpretations by the Internal Revenue Service ("IRS") or the courts. Accordingly, stockholders of CWM should consult their own tax advisers with respect to the particular consequences to them of the receipt of Notes and cash in the Merger and holding, disposing of and converting Notes, including the applicability and effect of any state, local or foreign tax laws to which they may be subject and of any legislative or administrative changes in law.

  The Company has been advised by its counsel, Bell, Boyd & Lloyd, that, in the opinion of such counsel, the Notes will be treated as indebtedness for federal income tax purposes. The following discussion of tax consequences assumes that the Notes will be treated as indebtedness.

RECEIPT OF NOTES AND CASH

  The Merger will be a taxable transaction to the public stockholders of CWM. Each such stockholder will recognize gain or loss measured by the difference between the sum of the fair market value of the Notes and the amount of cash received by the stockholder in the Merger and the stockholder's basis in the CWM Shares exchanged therefor. If the CWM Shares were held by such stockholder as capital assets, the gain or loss will be capital gain or loss (which will be long term if the CWM Shares have been held for more than one year). The amount of the tax on the gain recognized by a stockholder as a result of the Merger may exceed the amount of cash, if any, received by the stockholder in the Merger.

ORIGINAL ISSUE DISCOUNT AND OTHER INTEREST

  If, as the Company believes is likely to be the case, the Notes are determined to have Original Issue Discount for federal income tax purposes under the rules described below, Holders will be required to include Original Issue Discount in income periodically over the term of the Notes before receipt of the cash attributable to such income. The amount of Original Issue Discount is expected to differ from the Stated Discount. Whether or not the Notes are determined to have Original Issue Discount, Holders will be required to include the semi-annual cash interest payments on the Notes in income under their regular method of accounting.

  For federal income tax purposes, the excess, if any, of the "stated redemption price at maturity" (which does not include cash interest) of a Note over the "Tax Issue Price" will constitute Original Issue Discount. The Tax Issue Price of a Note will be its fair market value on the Effective Date. The Tax Issue Price is expected to differ from the Stated Issue Price of $717.80. Because a Holder has options to require the Company to purchase a Note on March 15, 1998 and March 15, 2000 and the Company has the right to redeem a Note at any time after March 15, 2000, one of these earlier dates may be treated as the maturity date and the Purchase Price or Redemption Price, as the case may be, payable on such date may be treated as the stated redemption price at maturity of a Note for purposes of determining the amount and accrual of Original Issue Discount. If the exercise of a Holder's option to require the Company to purchase a Note would increase the yield on a Note, it will be assumed for these purposes that the option will be exercised. Similarly, if the exercise of the Company's right to redeem a Note would decrease the yield on the Note, it will be assumed that the Company will exercise the right.

  If the Tax Issue Price is higher than the Stated Issue Price of $717.80 but less than $832.81, the Company will be assumed to exercise its right to redeem the Notes on March 15, 2000 for a stated redemption price at maturity of $843.35, with the result that Original Issue Discount will accrue prior to that date at a slower rate than would otherwise be the case. If the Tax Issue Price is less than $717.80, each Holder will be assumed to exercise its right to require the Company to purchase a Note on March 15, 1998 for a stated redemption price at maturity of $790.24, with the result that Original Issue Discount will accrue prior to that date at a faster rate than would otherwise be the case. If the Tax Issue Price of a Note is more than $832.81 (the price at which the Company may redeem a Note on March 15, 2000 less the amount defined by the Code as de minimis Original Issue Discount), the Notes will be treated as not having Original Issue Discount prior to March 15, 2000, but will have Original Issue Discount for periods thereafter if the Company does not exercise its right to redeem the Notes, as described in the next paragraph.

  If an option to require purchase or right to redeem that is assumed to be exercised under these rules is not in fact exercised, for purposes of calculating future accruals of Original Issue Discount the Notes will be treated as reissued for an amount equal to the applicable deemed stated redemption price at maturity as described above. Thereafter, accrued Original Issue Discount on the Notes will equal accrued Stated Discount.

  If the Notes are determined to have Original Issue Discount, a Holder will be required to include in gross income for federal income tax purposes the sum of the daily portions of Original Issue Discount with respect to a Note for each day during the taxable year or portion of a taxable year on which such Holder holds the Note ("Accrued Original Issue Discount"). The daily portion is determined by allocating to each day of an accrual period a pro rata portion of the Original Issue Discount allocable to that accrual period. The "accrual period" for a Note may be of any length and may vary in length over the term of the Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The Company and the Holder may choose different accrual periods. The amount of Original Issue Discount on a Note allocable to each accrual period is determined by (i) multiplying the "adjusted issue price" (as defined below) of the Note at the beginning of an accrual period by the yield to maturity of the Note (determined on the basis of compounding at the end of each accrual period and properly adjusted for the length of the accrual period and using the maturity date determined as described above) and (ii) subtracting from that product the amount of cash interest payable during the accrual period. The "adjusted issue price" of a Note at the beginning of any accrual period will be the sum of its Tax Issue Price and the amount of Original Issue Discount allocable to all prior periods.

  Recently adopted Treasury regulations generally provide that if a principal purpose in structuring a debt instrument (including, for example, the existence of a call option) is to achieve a result that is unreasonable in light of the purposes of the Code, the IRS can depart from the otherwise applicable rules to prevent such a result. If the Tax Issue Price is higher than the Stated Issue Price, the effect of treating the Company as exercising its right to redeem the Notes on March 15, 2000 will result in the accrual of Original Issue Discount at a slower rate than would be the case if the Notes did not contain the call option. While the matter is not free from doubt in the absence of any precedent interpreting these regulations, the Company does not believe that the regulations apply to the Notes and intends to report the amount of Original Issue Discount accruing on the Notes in accordance with the foregoing discussion.

  The Company will be required to furnish annually to the IRS and to certain non-corporate Holders information regarding the amount of Original Issue Discount attributable to that year.

DISPOSITION OR CONVERSION

  A Holder's initial basis for determining gain or loss on the sale or other disposition of a Note will be the Tax Issue Price of the Note. A Holder's basis will be increased by any Accrued Original Issue Discount includable in such Holder's gross income. Gain or loss upon a sale or other disposition of a Note (including a sale to the Company) will generally be capital gain or loss (which will be long term if the Note is held for more than one year). Net capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income.

  A Holder's conversion of a Note into Company Shares generally will not be a taxable event (except with respect to cash received in lieu of a fractional share, discussed below). The Holder's obligation to include in gross income the daily portions of Original Issue Discount with respect to a Note will terminate prospectively on the date of conversion. The Holder's basis in the Company Shares received on conversion of a Note will be the same as the Holder's adjusted basis in the Note at the time of conversion (exclusive of any tax basis allocable to a fractional share), and the holding period for the Company Shares received on conversion will include the holding period of the Note converted (assuming each is held as a capital asset), except that the Holder's holding period for Company Shares allocable to Accrued Original Issue Discount may commence on the day following the date of conversion. Gain or loss upon a sale or other disposition of the Company Shares received on conversion of a Note will be capital gain or loss if the Company Shares are capital assets in the hands of the Holder.

  Under the current advance ruling policy of the IRS, cash received in lieu of a fractional Company Share upon conversion of a Note should be treated as a payment in exchange for the fractional interest in such Company Share. Accordingly, if the Company Shares are capital assets in the hands of the Holder, the receipt of cash in lieu of a fractional Company Share should generally result in capital gain or loss, if any, measured by the difference between the cash received for the fractional share interest and the Holder's adjusted basis in the fractional share interest.

  If a Holder elects to convert a Note into Company Shares but the Company chooses to deliver cash rather than Company Shares, such an exchange will be a taxable sale. The Holder will recognize gain or loss upon the sale, measured by the difference between the amount of cash payable to the Holder and the Holder's adjusted basis in the Note. The gain or loss recognized by the Holder will be capital gain or loss.

  If the Holder elects to exercise his option to tender a Note to the Company on a Purchase Date or Change in Control Purchase Date, or the Company elects to redeem a Note, such an exchange will be a taxable sale. The Holder will recognize gain or loss upon the sale, measured by the difference between the amount of cash payable by the Company to the Holder in satisfaction of the purchase price and the Holder's adjusted basis in the Note. Gain or loss recognized by the Holder will be capital gain or loss.


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

CONSTRUCTIVE DIVIDEND

  If at any time the Company makes a distribution of property to stockholders which would be taxable to such stockholders as a dividend for federal income tax purposes (for example, distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends or rights to subscribe for Company Shares) and, pursuant to the antidilution provisions of the Indenture, the Conversion Rate of the Notes is increased, such increase may be deemed to be the payment of a taxable dividend to Holders of Notes. If the Conversion Rate is increased at the discretion of the Company, such increase may be deemed to be the payment of a taxable dividend to Holders of Notes.

BACKUP WITHHOLDING

  Certain non-corporate CWM stockholders may be subject to backup withholding at a rate of 31% on (i) any cash proceeds otherwise payable as part of the Merger Consideration and (ii) any Original Issue Discount or interest paid on the Notes. Generally, backup withholding will not apply to CWM stockholders or Holders of Notes who provide their taxpayer identification numbers to the Exchange Agent or Paying Agent and certify under penalties of perjury that their numbers are correct and that they are not subject to backup withholding due to notification by the IRS that they have underreported interest or dividend income. Additional information about the exemptions from backup withholding will be contained in the Letter of Transmittal to be mailed to stockholders after the Effective Date.

                            BUSINESS OF THE COMPANY

  The Company is a leading international provider of environmental, engineering and construction, industrial and related services.

  Through WMI, the Company provides integrated solid waste management services in North America to commercial, industrial, municipal and residential customers, as well as to other waste management companies. These services consist of solid waste collection, transfer, resource recovery and disposal services. As part of these services, the Company is engaged in providing, through its Recycle America(R) and Recycle Canada(R) programs, paper, glass, plastic and metal recycling services to commercial and industrial operations and curbside recycling services for such materials to residences; in removing methane gas from sanitary landfill facilities for use in electricity generation; and in providing medical and infectious waste management services to hospitals and other health care and related facilities. In addition, through WMI the Company provides street sweeping and parking lot cleaning services, portable fencing and power pole services and Port-O-Let(R) portable sanitation services to municipalities and commercial customers.

  CWM is an approximately 78.6%-owned subsidiary of the Company, and its business is described below under "Business of CWM."

  WTI, an approximately 55%-owned subsidiary of the Company, provides a wide array of environmental products and systems in North America and abroad. WTI's clean energy group is a leading developer of facilities and systems for, and provider of services to, the trash-to-energy, energy, and independent power markets. Through the clean energy group, WTI develops, arranges financing for, operates and owns facilities that dispose of trash and other waste materials in an environmentally acceptable manner by recycling it into energy in the form of electricity and steam. WTI's clean water group is principally involved in the design, manufacture and operation of facilities and systems used to purify water, to treat municipal and industrial wastewater, to treat and manage biosolids resulting from the treatment of wastewater by converting them into useful fertilizers, and to recycle organic wastes into compost material useable for horticultural and agricultural purposes. The clean water group also designs and manufactures various products and systems used in water and wastewater treatment facilities and industrial facilities, precision profile wire screens for use in groundwater wells and other industrial applications, and certain other industrial equipment. WTI's clean air group designs, fabricates and installs technologically advanced air pollution emission control and measurement systems and equipment, including systems which remove pollutants from the emissions of WTI's trash-to-energy facilities as well as power plants and other industrial facilities.

  Rust is a subsidiary owned approximately 56% by CWM and 40% by WTI, and its business is described below under "Business of CWM."

  The Company provides comprehensive waste management and related services internationally, primarily through Waste Management International, a subsidiary owned 56% by the Company, 12% by Rust and 12% by WTI. Waste Management International provides a wide range of solid and hazardous waste management services (or has interests in projects or companies providing such services) in various countries in Europe and in Argentina, Australia, Brunei, Hong Kong, Indonesia, Malaysia, New Zealand, Singapore and Taiwan.

  The Company also owns an approximately 28% interest in ServiceMaster Consumer Services L.P., a provider of lawn care, pest control and other consumer services. The remaining ownership interest is held indirectly by ServiceMaster Limited Partnership.

  The Company was incorporated in Delaware in 1968 and subsequently succeeded to certain businesses owned by its organizers and others. Company Shares are listed on the NYSE under the trading symbol "WMX" and are also listed on the Frankfurt Stock Exchange, the London Stock Exchange, the Chicago Stock Exchange and the Swiss Stock Exchanges in Basle, Zurich and Geneva. Additional information concerning the Company is included in the Company Reports incorporated by reference in this Proxy Statement-Prospectus. See "Documents Incorporated by Reference."

                                BUSINESS OF CWM

  CWM is a leading provider of hazardous waste management services and various other environmental and industrial services. CWM furnishes chemical waste management services, including transportation, treatment, resource recovery and disposal, to commercial and industrial customers, as well as to other waste management companies and to governmental entities. CWM also furnishes radioactive waste management services, primarily to electric utilities and governmental entities.

  CWM also owns approximately 56% of Rust, a subsidiary engaged in furnishing engineering, construction, environmental and infrastructure consulting, hazardous substance remediation and a variety of other on-site industrial and related services, primarily to clients in government and in the chemical, petrochemical, nuclear, energy, utility, pulp and paper, manufacturing, environmental services and other industries. Rust has signed a definitive agreement under which OHM will acquire Rust's hazardous and nuclear waste remediation services business units. See "Summary--Recent Development."

  On January 1, 1993, CWM and WTI formed Rust and acquired 58% and 42%, respectively, of Rust's outstanding shares. Rust was created to serve the engineering, construction, environmental and infrastructure consulting, hazardous substance remediation and on-site industrial and related services markets, which the managements of CWM, WTI and Brand believed could be served more effectively by organizing the Company's several business units serving those markets into a single integrated company. WTI contributed primarily its engineering and construction and environmental and infrastructure consulting services businesses and its then recently formed international engineering unit based in London. CWM contributed primarily its hazardous substance remediation services business, its approximately 56% ownership interest in

Brand, and its 12% ownership interest in Waste Management International. On May 7, 1993, Brand was merged into a subsidiary of Rust, and shares of Brand (other than those owned by Rust or exchanged for cash in the merger) were converted into shares of Rust. Brand changed its name to "Rust Industrial Services Inc." and is now a wholly owned subsidiary of Rust. See also "Certain Relationships and Transactions" for information as to certain agreements pertaining to Rust.

  CWM was organized by the Company as a wholly owned subsidiary in 1978. In 1986, in anticipation of the initial public offering of CWM Shares, the Company consolidated under CWM's ownership substantially all of the Company's ongoing domestic businesses that then provided hazardous waste management services. In 1986, CWM engaged in an initial public offering of approximately 18.9% of the post-offering CWM Shares. In connection with these and other transactions, CWM and the Company and their respective subsidiaries have entered into various agreements with respect to their ongoing relationships and other matters. See "Certain Relationships and Transactions."

  CWM is approximately 78.6%-owned by the Company. CWM Shares are listed on the NYSE under the trading symbol "CHW" and are also listed on the Chicago Stock Exchange. Additional information concerning CWM is included in the CWM Reports incorporated by reference in this Proxy Statement-Prospectus. See "Documents Incorporated by Reference."

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

  CWM and the Company (or certain of their respective subsidiaries) have entered into a number of interrelated agreements with respect to their ongoing relationships and certain transactions. Because of the complexity of the various relationships between CWM and the Company (including their respective subsidiaries), there can be no assurance that each of such agreements, or the transactions provided for therein, considered separately, has been or will be effected on terms no less favorable to CWM than could have been or could be obtained from unaffiliated third parties. However, it has been the intention of CWM and the Company that such agreements and transactions, taken as a whole, should accommodate their respective interests in a manner that is fair to all parties, while continuing certain mutually beneficial joint arrangements.

  Additional or modified arrangements and transactions may be entered into by CWM, the Company and their respective subsidiaries. In the event that the Merger does not occur, any such future arrangements and transactions are expected to be determined through negotiation between them, but there can be no assurance that conflicts of interest will not occur. In the event that the Merger does not occur, CWM intends to seek the approval of its independent directors for any agreement which its management or any independent director of CWM believes to be of material importance to CWM and to involve a significant conflict of interest with the Company or its affiliated companies.

  The following is a summary of certain past, current and anticipated future arrangements and transactions between or among CWM, the Company and their respective affiliates. CWM anticipates that, if necessary and if the Merger does not occur, it will be able to negotiate an extension through December 31, 1995 of the agreements described below which expire on December 31, 1994. However, there can be no assurance that the Company will agree to any such extension and there can be no assurance as to the terms and conditions which the Company may request in connection with any such extension or any agreement.

INTERNATIONAL TRANSACTIONS

 Acquisition of Waste Management International Interest

  In 1990, pursuant to an agreement among the Company, CWM, WTI and a predecessor of Waste Management International, the predecessor granted to each of CWM and WTI an option to purchase 15% of the common voting stock of such predecessor for an amount equal to 85% of its fair market value. In 1991, CWM exercised the option. The purchase price of $168,974,000 was based upon a valuation analysis of the predecessor prepared by an independent investment banking firm and was paid in CWM's case by delivery to the predecessor of notes of a subsidiary of the predecessor acquired by CWM from the Company in exchange for the issuance to the Company of a 6% subordinated debenture due 2001, convertible into CWM Shares at a conversion price of $21.00 per share. As a result of a corporate restructuring of Waste Management International's predecessor completed in 1992, each of CWM and WTI acquired a 15% equity interest in Waste Management International, which now indirectly owns substantially all of the Company's waste management services businesses outside of North America. In connection with such restructuring, the shareholders of Waste Management International contributed, on a pro rata basis, an additional $200,000,000 to the capital of Waste Management International. CWM's share of such contribution was $30,000,000. In 1992, the Company exercised its right to convert the subordinated debenture and received 8,046,380 CWM Shares in such conversion. In 1992, CWM paid interest of $10,138,440 on the debenture. In late 1992, CWM transferred its Waste Management International interest to Rust in connection with Rust's formation. See "Business of CWM."

 International Business Opportunities Agreement

  CWM has also entered into an Amended and Restated International Business Opportunities Agreement, as amended, with the Company, Rust, WTI, Waste Management International and an affiliate of Waste Management International pursuant to which, in part, CWM agreed that, in order to minimize the potential for conflicts of interest among various subsidiaries under the common control of the Company, the Company has the right to direct all business opportunities to the Company-controlled subsidiary which, in the Company's reasonable and good faith judgment, has the most experience and expertise in that line of business. Opportunities in North America (other than those relating to hazardous substance remediation services, which have been allocated to Rust) relating to storage, processing, treatment or disposal of (i) radioactive wastes, or (ii) hazardous wastes regulated under the Resource Conservation and Recovery Act or wastes the storage, treatment or disposal of which as of January 1993 was regulated under the Toxic Substances Control Act in the United States, (iii) such wastes in Canada which would be so regulated in the United States, or (iv) wastes in Mexico which are currently or in the future regulated as hazardous or toxic under Mexican law, have been allocated to CWM. Opportunities worldwide relating to (a) architectural services, (b) engineering and design services, other than those relating to (1) chimneys and air pollution control equipment and facilities, (2) facilities and systems for water, wastewater and sewage treatment outside North America, but only (x) where the customer is seeking third-party operation and maintenance services in addition to those customarily involved in start-up and commissioning tests, or
(y) which are designed for treating hazardous waste streams, whether or not the customer is seeking third-party operation and maintenance services, and (3) waste-to-energy facilities outside of North America, (c) procurement, construction and construction management services, including marine construction and dredging, but excluding such services as they relate to (1) hazardous substance remediation services outside North America, (2) chimneys and air pollution control equipment and facilities, (3) facilities and systems for water, wastewater and sewage treatment outside North America, but only (in the case of facilities and systems falling within this item (3)) (x) where the customer is seeking third-party operation and maintenance services in addition to those customarily involved in start-up and commissioning tests, or (y) which are designed for treating hazardous waste streams, whether or not the customer is seeking third-party operation and maintenance services, and (4) waste-to-energy facilities outside North America, (d) scaffolding services, (e) demolition and dismantling services, (f) environmental consulting services, including, without limitation, environmental facility siting and permitting services, remedial investigations and feasibility studies, contaminant assessments, risk assessments and air quality analyses, and (g) industrial facility and power plant maintenance services, have been allocated to Rust, as well as opportunities in North America relating to hazardous substance remediation services.

  Pursuant to that Agreement, CWM and Rust also agreed not to conduct waste management services operations, including, without limitation, collection, transfer, recycling and land disposal of solid wastes; collection, storage, processing, treatment or disposal of hazardous wastes (including hazardous substance remediation services); the design, development, construction, operation and maintenance of waste-to-energy facilities; and the design, engineering and construction (where the customer is seeking third-party operation and maintenance services in addition to those customarily involved in start-up and commissioning tests), operation and maintenance of facilities and systems for water, wastewater and sewage treatment (including facilities for treating hazardous waste streams, whether or not the customer is seeking third-party operation and maintenance services), outside of North America until the later of July 1, 2000 and the date the Company ceases to beneficially own a majority of the outstanding voting equity interests of CWM or Rust, as the case may be, or a majority of all outstanding voting equity interests of Waste Management International.

  The Amended and Restated International Business Opportunities Agreement is the successor to a similar agreement originally entered into in 1992 in connection with the initial public offering of Waste Management International. That earlier agreement was itself the successor in part to a Master Intercorporate Agreement entered into in 1990 by the Company, CWM and WTI in connection with the Company's acquisition of a majority interest in WTI containing, in pertinent part, similar provisions.

 International Development Agreement

  Pursuant to a Third Amended and Restated International Development Agreement, CWM, Rust, WTI, the Company and certain of their affiliates have agreed that for so long as the Company has beneficial ownership of a majority of the outstanding shares of Waste Management International and so long as Rust has beneficial ownership of shares having not less than 10% of the voting power of Waste Management International, each of CWM, Rust and WTI will vote their Waste Management International shares so that one designee of Rust (or such greater number as shall equal the total number of directors multiplied by the percentage of outstanding Waste Management International shares beneficially owned by Rust, reduced to the nearest whole number) will be elected to the Board of Directors of Waste Management International. Mr. Buntrock has been designated as Rust's designee. CWM has an option, which has been assigned to Rust, to maintain beneficial ownership of Waste Management International outstanding shares at a level having not less than 10% of the voting power of outstanding Waste Management International securities. In addition, Rust has granted to the Company a right of first refusal with respect to its beneficial interest in the Waste Management International shares, the Company has granted to Rust certain participation rights with respect to a disposition of Waste Management International shares and Waste Management International has granted to Rust rights to participation and demand registrations under the Securities Act and rights to have Waste Management International facilitate sales in offerings made outside of the United States.

  The Third Amended and Restated International Development Agreement is the successor in part to several earlier agreements originally entered into in 1990 in connection with the Company's acquisition of a majority position in WTI.

 Other International Transactions

  CWM is also a party to a master licensing agreement with the Company, WTI, Waste Management International and Rust whereby Waste Management International agreed to license intellectual property to CWM, the Company, WTI and Rust, and those parties agreed to license intellectual property to Waste Management International. Licenses are to be granted on request and are to provide for the payment of royalties determined on an arms-length basis. The master agreement is to remain in effect until the later of July 1, 2000 and the date the Company ceases to own beneficially a majority of the outstanding voting interests of one or more of the other parties.

ORGANIZATION OF RUST

  Pursuant to an Organizational Agreement among Brand, CWM and WTI, on January 1, 1993, CWM contributed to Rust, in exchange for 46,682,031 shares of Rust common stock, or approximately 58% of the outstanding capital stock of Rust:
(i) 100% of its ownership in Brand, which amounted to 12,575,870 shares, or 56% of the outstanding common stock of Brand; (ii) its hazardous substance remediation services business,

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

consisting primarily of CWM Remedial Services Group, Inc.; (iii) beneficial ownership of all Waste Management International ordinary shares owned by CWM, constituting 12% of the outstanding ordinary shares of Waste Management International, together with all of CWM's rights attendant to such shares; and
(iv) an aggregate of $141,000,000 in principal amount of indebtedness outstanding under that certain Temporary Funding Agreement dated February 22, 1991, as amended, between Brand and CWM. At the same time, WTI contributed to Rust, in exchange for 33,216,060 shares of Rust common stock, or approximately 42% of the outstanding capital stock of Rust: (i) 100% of the outstanding common stock of its two principal engineering, construction and environmental and infrastructure consulting businesses, SEC Donohue Inc. and Rust International Corporation (Delaware); (ii) 100% of the common stock of its London-based international engineering and consulting business, Wheelabrator Technologies International Holdings Inc.; (iii) certain disposal credits in the aggregate amount of $30,000,000 at facilities owned or operated by WMI; and
(iv) an aggregate of $68,000,000 in cash, notes receivable and pre-funded acquisition costs. In addition, the Company, CWM, WTI, Rust and various of their affiliates entered into various ancillary agreements and the parties agreed to cause Rust to repay to CWM the outstanding indebtedness of CWM's hazardous substance remediation services subsidiary in the aggregate principal amount of $75,000,000. This transaction was approved by the independent members of the Boards of Directors of CWM, WTI and Brand.

  On January 1, 1993, Rust, Brand and Rust Services Inc., a wholly owned subsidiary of Rust, entered into an Agreement and Plan of Merger pursuant to which Brand was merged into Rust Services Inc. Each share of Brand common stock outstanding immediately prior to the effective time of the merger (other than shares of Brand common stock held by Rust or held in the treasury of Brand, which were cancelled) was converted, at the option of the holder thereof, into one share of common stock of Rust or the right to receive $18.75 in cash. The cost (approximately $130,000,000) of acquiring the Brand shares exchanged for cash was financed through Rust's credit facility with the Company described below.

CASH MANAGEMENT, FINANCING AND RELATED ARRANGEMENTS

  CWM and the Company have entered into an agreement under which the Company will manage CWM's cash and fund CWM's cash requirements, up to a maximum of $810,000,000, from year to year until terminated as of the end of a calendar year upon 30 days' notice. The Company will make demand loans to CWM, at a rate equivalent to the Company's effective rate for 30-day commercial paper plus such number of basis points as effectively reimburses the Company for its expenses in obtaining funds. The Company will also make term loans, at the option of CWM, with maturities up to ten years, at rates equivalent to the Company's cost for loans of similar duration, or such floating rates of interest as may be agreed upon. If CWM is in a positive cash position with the Company, CWM is entitled to interest at a rate based on the Company's 30-day commercial paper rate. If CWM demonstrates the availability to it of better returns on short-term investments or lower borrowing costs, the Company has agreed to provide such terms to CWM. Such transactions resulted in aggregate interest charges to CWM of $8,195,545 during 1991, $16,568,967 during 1992, $20,955,989 during 1993 and $23,378,319 for the first nine months of 1994, and at December 31, 1993 and September 30, 1994, CWM owed the Company $744,304,833 and $794,720,268, respectively.

  The Company has also agreed to continue to provide CWM (at CWM's expense) with all appropriate insurance coverages and bid, performance and other surety bonds to the extent reasonably available, and to use all reasonable efforts to furnish such corporate guarantees, letters of credit and bonds relating to certain continuing federal environmental financial assurance mechanisms as CWM may reasonably request, subject to certain limitations and conditions, from year to year until terminated as of the end of a calendar year upon 30 days notice. CWM has agreed to indemnify the Company against certain losses and expenses that may be incurred by the Company in connection therewith. CWM's allocable share of insurance costs will be determined on the basis of the risk and loss experience rating system utilized by the Company.

  CWM, the Company, WTI and Rust have also entered into a Rust Intercorporate Services Agreement pursuant to which the Company agreed to loan to Rust up to $350,000,000, and provide Rust (at Rust's expense) with all appropriate insurance coverages and bid, performance and other surety bonds to the extent reasonably available, all on terms substantially similar to the Company's arrangement with CWM described above. The arrangement is in effect until December 31, 1997. In August 1993, the maximum amount of this credit facility was increased to $450,000,000 until December 31, 1993, at which time Rust executed a promissory note to the Company in the aggregate amount of $100,000,000, bearing interest at an annual rate of 6% and maturing on December 31, 1998, and the maximum amount of the credit facility was reduced to $350,000,000. On December 31, 1993, $50,000,000 outstanding under the credit facility was converted into a five-year term loan bearing interest at an annual rate of 6%. Such transactions resulted in aggregate interest charges to Rust of $8,584,653 during 1993 and $13,646,392 for the first nine months of 1994, and at December 31, 1993 and September 30, 1994, Rust owed the Company approximately $390,000,000 and $409,200,000, respectively.

  Pursuant to that Agreement, CWM has agreed to reimburse Rust for certain business development expenses in an amount not to exceed $10,000,000 in each of 1993 and 1994 (to induce Rust to develop and implement a business development program with a particular emphasis on its hazardous substance remediation services business). Rust has the right to defer CWM's obligation to reimburse such expenses from year to year until December 31, 1997. Such reimbursement for 1993 was deferred. Through September 1994, CWM reimbursed Rust in the amount of approximately $7,300,000 pursuant to such arrangement. The timing or amount of future such reimbursement payments cannot be predicted.

MANAGEMENT, TECHNICAL AND OTHER SERVICES

  CWM and the Company and their various subsidiaries provide services to each other in the ordinary course of business. During 1991, 1992 and 1993, revenue earned by CWM from the Company and its subsidiaries for such services was $12,164,584, $19,575,258 and $217,404,417 (including $210,476,769 earned by
Rust from the Company and its subsidiaries), respectively, and operating expenses charged to CWM by the Company and such subsidiaries for such services in those years were $10,005,544, $5,287,628 and $16,762,692 (including
$12,332,175 charged to Rust by the Company and such subsidiaries), respectively. In January 1992, CWM committed to dispose of a minimum of 770,000 tons of non-hazardous solid wastes in landfills owned or operated by subsidiaries of the Company over the 24-month period ended December 31, 1993 at negotiated rates which CWM believes were favorable. This commitment was terminated by mutual agreement as of May 31, 1993.

  The Company, CWM and WTI have agreed that Rust will be a preferred vendor of architectural, design, engineering, construction and construction management services (including related procurement services), environmental consulting and engineering services, hazardous substance remediation services, and industrial maintenance and other industrial construction services of the type generally offered by Rust and its subsidiaries. WTI is a preferred vendor to the Company and CWM of certain engineered products and services and CWM is a preferred vendor to a subsidiary of Rust of services of the type provided by CWM.

  In 1991, 1992 and 1993, CWM was charged an aggregate of approximately $4,631,117, $5,190,209 and $9,795,000, respectively, by the Company and a subsidiary for various administrative, accounting, financial and other services. The Company has agreed to provide such services to CWM from year to year until the arrangement is terminated as of the end of a calendar year upon 30 days' notice. Pursuant to such agreement, the Company is entitled to reimbursement for its fully allocated costs of providing services.

  CWM leases certain office facilities, including CWM's corporate headquarters, from the Company or the WMX Technologies, Inc. Pension Trust, and certain chemical waste management facilities from subsidiaries of the Company, for which CWM made payments aggregating $689,523 in 1991, $4,522,923 in 1992 and $1,547,376 in 1993, consisting of rent and reimbursement of incidental costs. In addition, CWM subleased certain facilities to the Company during 1993, for which the Company paid rent of $133,000.

RUST SHAREHOLDERS' AGREEMENT

  Rust, WTI and CWM have entered into a Rust Shareholders' and Registration Rights Agreement pursuant to which CWM and WTI each will have certain demand and participation registration rights and rights of first refusal with respect to Rust common stock. CWM and WTI also have the right to purchase from Rust at fair market value such number of shares of Rust common stock as may be necessary to maintain beneficial ownership of 51% and 22%, respectively. A shareholder's right to purchase Rust common stock will terminate on the earlier of (i) January 1, 2003, (ii) the April 30 in any calendar year following a year in which the right is exercisable, the shareholder has failed to exercise the right and such shareholder does not beneficially own at least 50% (in the case of CWM) or at least 20% (in the case of WTI) of Rust common stock then outstanding, and (iii) the date on which such shareholder owns less than 51% (in the case of CWM) or less than 22% (in the case of WTI) of such Rust common stock then outstanding, as a direct result of transfers by such shareholder. For so long as WTI or its subsidiaries own or have the option to acquire at least 20% of the issued and outstanding shares of Rust common stock, WTI will have the right to nominate two directors of Rust.

OTHER TRANSACTIONS

  The Company and certain of its subsidiaries, on one hand, and CWM, on the other hand, have previously transferred various chemical waste management businesses and other properties to each other and have conditionally agreed to indemnify each other against liabilities and obligations, including unknown or contingent environmental and other liabilities, if any, primarily related to such businesses and properties transferred to them. Also, the Company has conditionally agreed to indemnify CWM against liabilities and obligations primarily related to certain chemical waste businesses which continue to be owned by CWM, and previously agreed to retain certain chemical waste facilities which the Company or its subsidiaries had acquired and which are no longer in operation. In this connection, CWM has agreed until September 30, 2006, subject to certain volume limitations, to provide treatment and disposal services at a rate equal to its cost plus 10% in respect of hazardous wastes from sites owned or used by the Company, and the Company has agreed to extend the same arrangement to CWM in respect of non-hazardous wastes from sites owned or used by CWM.

  CWM has granted to the Company the right to purchase from CWM such number of shares of capital stock as may be necessary to enable the Company to beneficially own, together with all other shares of capital stock of CWM beneficially owned by the Company, capital stock having not less than 55% of the voting power of all capital stock of CWM having power to vote in the election of directors. This right is exercisable at any time when the Company beneficially owns capital stock of CWM possessing less than 55% of such voting power, and expires on the March 31 next following a December 31 as of which the Company fails to own beneficially capital stock possessing more than 50% of the voting power of all outstanding capital stock of CWM. The purchase price for such shares will be the then current fair market value of such shares.

  In the ordinary course of business, various assets, including used vehicles, equipment, land, leasehold improvements, furniture and fixtures, are transferred at their net book value between CWM and the Company and their respective affiliated companies. During 1991 and 1993, net transfers of such assets to the Company and its affiliated companies from CWM amounted to an aggregate of $1,374,328 and $8,174,913, respectively. During 1992, net transfers of such assets to CWM from the Company and its affiliated companies amounted to an aggregate of $267,912. Such amount in 1993 includes proceeds from the sale to WMI of certain assets comprising a facility that manufactured containers for CWM and WMI for $7,107,758, which was equivalent to their net book value and which CWM believes was substantially equivalent to their fair market value. The transaction was approved by the independent directors of CWM.

  In April 1993, CWM transferred to WMI certain assets and licensed to WMI certain technology used in connection with the bioremediation of oil-contaminated soils for an aggregate consideration of $2,500,000, which was determined to be the fair market value of such assets and technology based on management projections. At the time of the transfer, CWM's investment in those assets and technology was approximately $19,000. The transaction was approved by the independent directors of CWM.

  In connection with the 1988 offering by the Company of Company LYONs exchangeable for CWM Shares and in consideration of an extension of the term of the intercompany financing agreements described above, CWM agreed to use its best efforts to maintain a current registration statement covering the CWM Shares issuable upon exchange of the Company LYONs and to indemnify the Company against certain liabilities, including liabilities under the Securities Act, as they may relate to the registration statement. If the Merger is consummated, the Company LYONs will become convertible into Notes instead of CWM Shares, as provided above under "The Merger Agreement -- Treatment of LYONs."

  In 1992, CWM sold to WTI all of the outstanding common stock of Sirrine Environmental Consultants, Inc. ("Sirrine"). The purchase price of $40,000,000 was based upon a valuation analysis prepared by an independent investment banking firm and was paid by delivery of 1,362,862 shares of WTI common stock. CWM acquired Sirrine in March 1990 for $8,671,891. At the time of the sale to WTI, CWM's investment in Sirrine was $18,008,634. As part of this transaction, CWM agreed (which agreement has since been terminated) to purchase from WTI at standard rates services of the type provided by Sirrine with a value of $40,000,000 over the next five years.

  In 1990, in connection with the Company's acquisition of a majority interest in WTI, CWM and the Company agreed that WTI would be the preferred vendor to them of certain goods furnished by WTI. Pursuant to such arrangement, provided that the value of WTI's goods at least equals that of third parties' goods, CWM and the Company are to place all orders of $2 million or more with WTI.

                              SECURITIES OWNERSHIP

OWNERSHIP OF COMPANY SHARES

 By Company Directors and Executive Officers

  The following table sets forth certain information as of October 15, 1994 as to the beneficial ownership of Company Shares by the directors, the Chairman of the Board and Chief Executive Officer and the four other most highly compensated executive officers of the Company as of December 31, 1993, by each of two individuals who ceased to be executive officers of the Company during 1993 but whose reportable salary and bonus would have placed them in the group of the four other most highly compensated executive officers of the Company, and by all directors and persons serving as executive officers of the Company and such two individuals as a group:

                                             NUMBER OF COMPANY    PERCENT OF
                                                   SHARES        OUTSTANDING
                                             BENEFICIALLY OWNED COMPANY SHARES
NAME                                               (1)(2)           (2)(3)
- ----                                         ------------------ --------------
Dean L. Buntrock............................      3,138,800            *
Phillip B. Rooney...........................        749,838            *
H. Jesse Arnelle............................          9,300            *
Howard H. Baker, Jr.........................         22,000            *
Pastora San Juan Cafferty...................            300            *
Jerry E. Dempsey............................        540,393            *
Donald F. Flynn.............................        537,667            *
Peter H. Huizenga...........................      8,131,655          1.7
Peer Pedersen...............................        212,597            *
James R. Peterson...........................         82,400            *
Alexander B. Trowbridge.....................         20,000            *
James E. Koenig.............................         89,729            *
J. Steven Bergerson.........................        212,516            *
Thomas C. Hau...............................         51,781            *
William P. Hulligan.........................        166,969            *
D. P. Payne.................................         71,939            *
All directors and executive officers as a
 group including persons named above (18
 persons)...................................     14,181,903          2.9

- --------
(1) Directors and executive officers included in the group have sole voting power and sole investment power over shares listed, except (i) shares covered by options granted under the Company's stock option plans which were exercisable within 60 days of October 15, 1994; (ii) shares held pursuant to the

   Profit Sharing Plan; and (iii) Messrs. Bergerson, Buntrock, Huizenga, Pedersen and Rooney, and all executive officers and directors as a group (including such individuals), who have shared voting and investment power over 850, 133,093, 224,394, 12,597, 23,932 and 431,722 shares, respectively.
   Such shares shown for Messrs. Buntrock, Huizenga, Pedersen and Rooney are held in trusts or foundations over which such individuals share voting and investment power with other co-trustees or directors of such trusts or foundations, and such shares shown for Mr. Bergerson are held jointly with his spouse. Ownership of shares shown for Messrs. Buntrock, Dempsey, Huizenga, Koenig and Rooney, and for all executive officers and directors as a group, includes Company Shares not held directly by them but held by or for the benefit of (i) their spouses or (ii) their minor children and other children residing with them, as to which they have neither investment power nor voting power. Shares were held by or for the benefit of such spouses or children of the following persons and the executive officers and directors as a group at October 15, 1994, in the amounts indicated: Mr. Buntrock-- 40,352 (held by spouse); Mr. Dempsey--1,000 (held by spouse); Mr. Huizenga-- 680,778 (held by spouse directly and as trustee); Mr. Koenig--30 (held by spouse); Mr. Rooney--106,450 (held directly by adult child and by spouse directly and as trustee for children); and all executive officers and directors as a group (including such individuals)--828,929. Additionally, ownership of shares shown for Mr. Koenig includes 1,200 shares held by him as trustee of a family trust in which he has no pecuniary interest. Each of the above named persons and the members of such group disclaim any beneficial ownership of such shares.
(2) The numbers and percentages of shares shown in the table above are based on the assumption that currently outstanding stock options covering Company Shares which were exercisable within 60 days of October 15, 1994 had been exercised as follows: Mr. Arnelle--9,000; Mr. Baker--20,000; Mr. Bergerson--62,748; Mr. Buntrock--296,532; Mr. Dempsey--120,373; Mr. Flynn-- 29,893; Mr. Hau--51,752; Mr. Hulligan--85,942; Mr. Koenig--56,215; Mr.
    Payne--71,739; Mr. Rooney--223,311; Mr. Trowbridge-- 20,000; and all executive officers and directors as a group (including such individuals)-- 1,146,806. Such persons and the members of such group disclaim any beneficial ownership of the shares subject to such options.
(3) The Company does not know of any person who, as of October 15, 1994, owned more than five percent of the outstanding Company Shares.

 By CWM Directors and Executive Officers

  The following table sets forth certain information as of October 15, 1994 as to the beneficial ownership of Company Shares by the directors of CWM, the President and Chief Executive Officer and the four other most highly compensated executive officers of CWM as of December 31, 1993, and all directors and persons serving as executive officers of CWM as a group:

                                       NUMBER OF COMPANY
                                            SHARES
                                         BENEFICIALLY    PERCENT OF OUTSTANDING
NAME                                      OWNED(1)(2)      COMPANY SHARES(2)
- ----                                   ----------------- ----------------------
Dean L. Buntrock......................     3,138,800                *
James B. Edwards......................         1,200                *
Donald F. Flynn.......................       537,667                *
Jerome D. Girsch......................       221,661                *
Kay Hahn Harrell......................         2,200                *
Peter H. Huizenga.....................     8,131,655              1.7
James E. Koenig.......................        89,729                *
D. P. Payne...........................        71,939                *
Peer Pedersen.........................       212,597                *
Phillip B. Rooney.....................       749,838                *
James T. Banks........................         3,639                *
Rodger D. Henson......................        16,502                *
Richard C. Scherr.....................           800                *
All directors and executive officers
 as a group
 including persons named above (14
 persons).............................    13,178,227              2.7

- --------
   *Less than one percent

(1) The above named persons and members of such group have sole voting power and sole investment power over shares listed, except for (i) shares covered by options granted under the Company's stock option plans and which were exercisable within 60 days of October 15, 1994; (ii) shares held pursuant to the Profit Sharing Plan; and (iii) Messrs. Buntrock, Huizenga, Pedersen and Rooney, who have shared voting and investment power over 133,093, 224,394, 12,597 and 23,932 shares, respectively. Such shares are held in trusts or foundations over which such individuals share voting and investment power with other co-trustees or directors of such trusts or foundations. Ownership of shares shown for Messrs. Buntrock, Girsch, Huizenga, Koenig and Rooney includes Company Shares not held directly by them but held by or for the benefit of (i) their spouses or (ii) their minor children and other children residing with them, as to which they have neither investment power nor voting power. Shares were held by or for the benefit of such spouses or children of the following persons at October 15, 1994 in the amounts indicated: Mr. Buntrock--40,352 (held by spouse); Mr. Girsch--27,050 (held by spouse); Mr. Huizenga--680,778 (held by spouse directly and as trustee); Mr. Koenig--30 (held by spouse); and Mr. Rooney-- 106,450 (held directly by adult child and by spouse directly and as trustee for children). Additionally, ownership of shares shown for Mr. Koenig includes 1,200 shares held by him as trustee of a family trust in which he has no pecuniary interest. Such persons and the members of such group disclaim any beneficial ownership of such shares.
(2) The numbers and percentages of shares as shown in the table are based on the assumption that currently outstanding stock options granted by the Company and exercisable within 60 days of October 15, 1994 had been exercised as follows: Mr. Buntrock--296,532; Mr. Flynn--29,893; Mr. Girsch--68,365; Mr. Koenig--56,215; Mr. Payne--71,739; Mr. Rooney--223,311;
    and Mr. Banks--3,616. Such persons disclaim any beneficial ownership of the shares subject to such options.

OWNERSHIP OF CWM SHARES

 By the Company, the Profit Sharing Plan and the Company's Directors and Executive Officers

  The following table sets forth certain information as of October 15, 1994 as to the beneficial ownership of CWM Shares by the Company, certain plans and by the directors, the Chairman of the Board and Chief Executive Officer and the four other most highly compensated executive officers of the Company as of December 31, 1993, by each of two individuals who ceased to be executive officers of the Company during 1993 but whose reportable salary and bonus would have placed them in the group of the four other most highly compensated executive officers of the Company, and by all directors and persons serving as executive officers of the Company and such two individuals as a group:

                                              NUMBER OF CWM       PERCENT OF
                                           SHARES BENEFICIALLY   OUTSTANDING
                   NAME                      OWNED(1)(2)(3)    CWM SHARES(2)(3)
                   ----                    ------------------- ----------------
WMX Technologies, Inc.....................     164,278,417           78.6%
  3003 Butterfield Road
  Oak Brook, Illinois 60521
WMX Technologies, Inc. Profit Sharing and
 Savings Plan.............................         922,392              *
Dean L. Buntrock..........................         630,305              *
Phillip B. Rooney.........................         640,419              *
H. Jesse Arnelle..........................               0              *
Howard H. Baker, Jr.......................               0              *
Pastora San Juan Cafferty.................               0              *
Jerry E. Dempsey..........................         400,934              *
Donald F. Flynn...........................         163,384              *
Peter H. Huizenga.........................               0              *
Peer Pedersen.............................          40,000              *
James R. Peterson.........................           5,200              *
Alexander B. Trowbridge...................           1,000              *
James E. Koenig...........................          47,422              *
J. Steven Bergerson.......................             900              *
Thomas C. Hau.............................              45              *
William P. Hulligan.......................          10,190              *
D. P. Payne...............................         162,484              *
All directors and executive officers as a
 group including
 individuals named above (18 persons).....       2,102,383            1.0

- --------
   *Less than 1 percent.
(1) Directors and executive officers included in the group have sole voting power and sole investment power over CWM Shares listed, except (i) CWM Shares covered by options exercisable within 60 days of October 15, 1994;
    (ii) CWM Shares held pursuant to the Profit Sharing Plan; and (iii) Mr. Trowbridge, and all executive officers and directors as a group (including Mr. Trowbridge), who have shared voting and investment power over 1,000 and 1,100 CWM Shares, respectively. Such CWM Shares shown for Mr. Trowbridge are held jointly with his spouse. Ownership of CWM Shares shown for Messrs. Bergerson and Dempsey includes CWM Shares not held directly by them but held by or for the benefit of (i) their spouses or (ii) their minor children and other children residing with them, as to which they have neither investment power nor voting power. CWM Shares were held by or for the benefit of such spouses or children of the following persons at October 15, 1994, in the amounts indicated: Mr. Bergerson--900 (held by children); and Mr. Dempsey--2,000 (held by spouse). Each of the above named persons disclaim any beneficial ownership of such shares.

(2) Except for the CWM Shares shown for the Company, the numbers and percentages above exclude an aggregate of 164,278,417 CWM Shares beneficially owned by the Company that may be deemed to be beneficially owned by Messrs. Buntrock and Rooney because each such person may be deemed to be an affiliate of the Company. Each such person disclaims any beneficial ownership of such CWM Shares.
(3) The numbers and percentages of CWM Shares shown in the table above are based on the assumption that currently outstanding stock options covering CWM Shares which were exercisable within 60 days of October 15, 1994 had been exercised as follows: Mr. Buntrock--358,371; Mr. Dempsey--295,649; Mr. Flynn--163,384; Mr. Koenig--47,422; Mr. Payne--162,484; Mr. Rooney--
    529,265; and all executive officers and directors as a group (including such individuals)--1,556,575. Such persons and the members of such group disclaim any beneficial ownership of the CWM Shares subject to such options.

 By CWM Directors and Executive Officers

  The following table sets forth certain information as of October 15, 1994 as to the beneficial ownership of CWM Shares by the directors of CWM, the President and Chief Executive Officer and the four other most highly compensated executive officers of CWM as of December 31, 1993, and all directors and persons serving as executive officers of CWM as a group:

                                NUMBER OF CWM SHARES     PERCENT OF OUTSTANDING
NAME                         BENEFICIALLY OWNED(1)(2)(3)      CWM SHARES(2)(3)
- ----                         --------------------------- ----------------------
Dean L. Buntrock............            630,305                     *
James B. Edwards............             21,400                     *
Donald F. Flynn.............            163,384                     *
Jerome D. Girsch............             26,593                     *
Kay Hahn Harrell............              5,000                     *
Peter H. Huizenga...........                  0                     *
James E. Koenig.............             47,422                     *
D. P. Payne.................            162,484                     *
Peer Pedersen...............             40,000                     *
Phillip B. Rooney...........            640,419                     *
James T. Banks..............              6,583                     *
Rodger D. Henson............             58,308                     *
Richard C. Scherr...........             10,024                     *
All directors and executive
 officers as a group
 including persons named
 above (14 persons).........          1,819,354                     *

- --------
   *Less than one percent
(1) The above persons and members of such group have sole voting power and sole investment power over shares listed, except for (i) shares covered by options granted under CWM's stock option plans which were exercisable within 60 days of October 15, 1994; and (ii) shares held pursuant to the Profit Sharing Plan. Ownership of shares shown for Dr. Edwards includes 400 CWM Shares not held directly by him but held by his spouse, as to which he has neither investment power nor voting power. Dr. Edwards disclaims any beneficial ownership of such shares.
(2) Excludes 164,278,417 shares beneficially owned by the Company that may be deemed to be beneficially owned by Messrs. Buntrock and Rooney because each such person may be deemed to be an affiliate of the Company. Each such person disclaims beneficial ownership of such shares.
(3) The numbers and percentages of shares shown in the table are based on the assumption that currently outstanding stock options which were exercisable within 60 days of October 15, 1994 had been exercised as follows: Mr. Buntrock--358,371; Dr. Edwards--20,000; Mr. Flynn--163,384; Mr. Girsch--
    19,593; Ms. Harrell--4,000; Mr. Koenig--47,422; Mr. Payne--162,484; Mr.
    Rooney--529,265; Mr. Banks--6,583; Mr. Henson--58,308; Mr. Scherr--8,524;
    and all executive officers and directors as a group (including such individuals)--1,385,366. Such persons and the members of such group disclaim any beneficial ownership of the shares subject to such options.

  Sales of CWM Shares subsequent to October 15, 1994 were made in broker transactions on the NYSE by the persons, at the prices, on the dates and in the amounts indicated as follows:

                              PRICE PER                             NUMBER OF
NAME                          CWM SHARE            DATE             CWM SHARES
- ----                          --------- --------------------------- ----------
J. Steven Bergerson.......... $    9.50            October 19, 1994      900(1)
Dean L. Buntrock.............      9.50           November 10, 1994  271,934
Jerry E. Dempsey.............      9.50            October 21, 1994   10,000
                                  9.625            October 24, 1994   30,000
                                  9.625            October 26, 1994    3,600
                                   9.50            October 31, 1994   10,000
                                   9.50            November 1, 1994    5,000
                                   9.50            November 7, 1994   10,400
                                   9.50           November 10, 1994    4,285
                                   9.50           November 17, 1994   30,000
Phillip B. Rooney............      9.50            October 20, 1994  109,916
                                  9.375            October 20, 1994    1,238
Donald A. Wallgren...........     9.375           November 10, 1994      100
Profit Sharing Plan.......... 7.75-9.50 October 17-December 7, 1994  113,500

- --------
(1)CWM Shares formerly held by Mr. Bergerson's children.

  In addition, the Profit Sharing Plan purchased a total of 8,500 CWM Shares in transactions on the NYSE on November 9 and November 23, 1994 at the price of $9.50 per CWM Share.

OWNERSHIP OF WTI COMMON STOCK BY COMPANY DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information as of October 15, 1994 as to the beneficial ownership of WTI common stock by the directors, the Chairman of the Board and Chief Executive Officer and the four other most highly compensated executive officers of the Company as of December 31, 1993, by each of two individuals who ceased to be executive officers of the Company during 1993 but whose reportable salary and bonus would have placed them in the group of the four other most highly compensated executive officers of the Company, and by all directors and persons serving as executive officers of the Company and such two individuals as a group:

                           NUMBER OF SHARES
                            OF WTI COMMON    PERCENT OF
                          STOCK BENEFICIALLY WTI COMMON
NAME                        OWNED(1)(2)(3)   STOCK(2)(3)
- ----                      ------------------ -----------
Dean L. Buntrock........       135,000             *
Phillip B. Rooney.......       274,769             *
H. Jesse Arnelle........             0             *
Howard H. Baker, Jr.....             0             *
Pastora San Juan
 Cafferty...............             0             *
Jerry E. Dempsey........        34,336             *
Donald F. Flynn.........        45,245             *
Peter H. Huizenga.......             0             *
Peer Pedersen...........             0             *
James R. Peterson.......             0             *
Alexander B. Trowbridge.             0             *
James E. Koenig.........       121,500             *
J. Steven Bergerson.....             0             *
Thomas C. Hau...........             0             *
William P. Hulligan.....             0             *
D. P. Payne.............             0             *
All directors and
 executive officers as a
 group
 including persons named
 above (18 persons).....       851,050             *

- --------
*  Less than 1 percent.
(1) Directors and executive officers included in the group have sole voting power and sole investment power over WTI shares listed, except (i) WTI shares covered by options exercisable within 60 days of October

   15, 1994; (ii) all executive officers and directors as a group, who have shared voting and investment power over a total of 200 WTI shares; and (iii) 10,000 WTI shares deemed to be beneficially owned by each of Messrs. Buntrock, Flynn and Rooney as a result of restricted units granted pursuant to WTI's Restricted Unit Plan for Non-Employee Directors. Such persons disclaim any beneficial ownership of the WTI shares subject to such restricted units.
(2) Excludes an aggregate of 104,621,810 WTI shares beneficially owned by the Company that may be deemed beneficially owned by Messrs. Buntrock and Rooney because each such person may be deemed to be an affiliate of the Company. Excludes an aggregate of 1,025,724 WTI shares beneficially owned by CWM that may be deemed beneficially owned by Messrs. Koenig and Payne because each such person may be deemed to be an affiliate of CWM. Each such person disclaims any beneficial ownership of such WTI shares.
(3) The numbers and percentages of WTI shares shown in the table above are based on the assumption that currently outstanding stock options covering WTI shares which were exercisable within 60 days of October 15, 1994 had been exercised as follows: Mr. Buntrock--33,336; Mr. Koenig--120,000; and all executive officers and directors as a group (including such individuals)--393,336. Such persons and the members of such group disclaim any beneficial ownership of the shares subject to such options.

OWNERSHIP OF RUST COMMON STOCK

 By Company Directors and Executive Officers

  The following table sets forth certain information as of October 15, 1994 as to the beneficial ownership of Rust common stock by the directors, the Chairman of the Board and Chief Executive Officer and the four other most highly compensated executive officers of the Company as of December 31, 1993, by each of two individuals who ceased to be executive officers of the Company during 1993 but whose reportable salary and bonus would have placed them in the group of the four other most highly compensated executive officers of the Company, and by all directors and persons serving as executive officers of the Company and such two individuals as a group:

                           NUMBER OF SHARES
                            OF RUST COMMON   PERCENT OF
                          STOCK BENEFICIALLY RUST COMMON
NAME                        OWNED(1)(2)(3)   STOCK(2)(3)
- ----                      ------------------ -----------
Dean L. Buntrock........        15,000             *
Phillip B. Rooney.......        60,010             *
H. Jesse Arnelle........             0             *
Howard H. Baker, Jr.....             0             *
Pastora San Juan
 Cafferty...............             0             *
Jerry E. Dempsey........             0             *
Donald F. Flynn.........             0             *
Peter H. Huizenga.......             0             *
Peer Pedersen...........             0             *
James R. Peterson.......             0             *
Alexander B. Trowbridge.             0             *
James E. Koenig.........         5,084             *
J. Steven Bergerson.....             0             *
Thomas C. Hau...........             0             *
William P. Hulligan.....             0             *
D. P. Payne.............         8,000             *
All directors and
 executive officers as a
 group
 including persons named
 above (18 persons).....        95,162             *

- --------
   *Less than 1 percent.
(1) Directors and executive officers included in the group have sole voting power and sole investment power over Rust shares listed, except (i) Rust shares covered by options exercisable within 60 days of October 15, 1994; and (ii) all executive officers and directors as a group, who have shared voting and investment power over a total of 400 Rust shares.

(2) Excludes an aggregate of 79,898,091 Rust shares beneficially owned by the Company that may be deemed beneficially owned by Messrs. Buntrock and Rooney because each such person may be deemed to be an affiliate of the Company. Excludes an aggregate of 46,682,031 Rust shares beneficially owned by CWM that may be deemed beneficially owned by Messrs. Koenig and Payne because each such person may be deemed to be an affiliate of CWM, and excludes an aggregate of 33,216,060 Rust shares beneficially owned by WTI that may be deemed beneficially owned by Mr. Koenig because he may be deemed to be an affiliate of WTI. Each such person disclaims any beneficial ownership of such Rust shares.
(3) The numbers and percentages of Rust shares shown in the table above are based on the assumption that currently outstanding stock options covering Rust shares which were exercisable within 60 days of October 15, 1994 had been exercised as follows: Mr. Koenig--3,334; Mr. Payne--8,000; Mr. Rooney-- 50,010; and all executive officers and directors as a group (including such individuals)--68,012. Such persons and members of such group disclaim any beneficial ownership of the shares subject to such options.

 By CWM Directors and Executive Officers

  The following table sets forth certain information as of October 15, 1994 as to the beneficial ownership of common stock of Rust by the directors of CWM, the President and Chief Executive Officer and the four other most highly compensated executive officers of CWM as of December 31, 1993, and all directors and persons serving as executive officers of CWM as a group:

                           NUMBER OF SHARES
                            OF RUST COMMON   PERCENT OF
                          STOCK BENEFICIALLY RUST COMMON
NAME                         OWNED(1)(2)      STOCK(2)
- ----                      ------------------ -----------
Dean L. Buntrock........        15,000             *
James B. Edwards........             0             *
Donald F. Flynn.........             0             *
Jerome D. Girsch........             0             *
Kay Hahn Harrell........             0             *
Peter H. Huizenga.......             0             *
James E. Koenig.........         5,084             *
D. P. Payne.............         8,000             *
Peer Pedersen...........             0             *
Phillip B. Rooney.......        60,010             *
James T. Banks..........             0             *
Rodger D. Henson........             0             *
Richard C. Scherr.......             0             *
All directors and
 executive officers as a
 group
 including persons named
 above (14 persons).....        88,094             *

- --------
*  Less than one percent
(1) The above named persons and members of such group have sole voting power and sole investment power over shares listed, except for Rust shares covered by options exercisable within 60 days of October 15, 1994. The table excludes 46,682,031 shares beneficially owned by CWM that may be deemed to be beneficially owned by Messrs. Buntrock, Girsch, Koenig, Payne and Rooney because each such person may be deemed to be an affiliate of CWM. Each such person disclaims any beneficial ownership of such shares.
(2) The numbers and percentages of shares shown in the table are based on the assumption that currently outstanding stock options granted by Rust and exercisable within 60 days of October 15, 1994 had been exercised as follows: Mr. Koenig--3,334; Mr. Payne--8,000; Mr. Rooney--50,010. Such persons disclaim any beneficial ownership of the shares subject to such options.

OWNERSHIP OF WASTE MANAGEMENT INTERNATIONAL ORDINARY SHARES BY COMPANY DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information as of October 15, 1994 as to the beneficial ownership of Waste Management International ordinary shares (including ordinary shares represented by American Depositary Shares) by the directors, the Chairman of the Board and Chief Executive Officer and the four other most highly compensated executive officers of the Company as of December 31, 1993, by each of two individuals who ceased to be executive officers of the Company during 1993 but whose reportable salary and bonus would have placed them in the group of the four other most highly compensated executive officers of the Company, and by all directors and persons serving as executive officers of the Company as a group:

                                    NUMBER OF
                          WASTE MANAGEMENT INTERNATIONAL           PERCENT OF
                           ORDINARY SHARES BENEFICIALLY  WASTE MANAGEMENT INTERNATIONAL
          NAME                    OWNED(1)(2)(3)             ORDINARY SHARES(2)(3)
          ----            ------------------------------ ------------------------------
Dean L. Buntrock........              156,534                           *
Phillip B. Rooney.......              153,334                           *
H. Jesse Arnelle........                    0                           *
Howard H. Baker, Jr.....                1,000                           *
Pastora San Juan
 Cafferty...............                    0                           *
Jerry E. Dempsey........                2,000                           *
Donald F. Flynn.........              233,334                           *
Peter H. Huizenga.......              550,000                           *
Peer Pedersen...........               10,000                           *
James R. Peterson.......                    0                           *
Alexander B. Trowbridge.                  600                           *
James E. Koenig.........               70,667                           *
J. Steven Bergerson.....                    0                           *
Thomas C. Hau...........               26,667                           *
William P. Hulligan.....               20,000                           *
D. P. Payne.............                1,000                           *
All directors and
 executive officers as a
 group including persons
 named above (18
 persons)...............            1,252,803                           *

- --------
*  Less than 1 percent.
(1) Directors and executive officers included in the group have sole voting power and sole investment power over Waste Management International shares listed, except (i) Waste Management International shares covered by options exercisable within 60 days of October 15, 1994; and (ii) Messrs. Payne and Trowbridge, and all executive officers and directors as a group (including such individuals), who have shared voting and investment power over 1,000, 600 and 2,600 Waste Management International shares, respectively. Such Waste Management International shares shown for Messrs. Payne and Trowbridge are held jointly with their respective spouses. Ownership of shares shown for Messrs. Buntrock, Dempsey and Huizenga includes Waste Management International shares not held directly by them but held by or for the benefit of (i) their spouses or (ii) their minor children, as to which they have neither investment power nor voting power. Waste Management International shares were held by or for the benefit of such spouses or children of the following persons at October 15, 1994 in the amounts indicated: Mr. Buntrock--3,000 (held by spouse); Mr Dempsey--2,000 (held by spouse) and Mr. Huizenga--30,000 (held by spouse). Each of the above named persons disclaim any beneficial ownership of such shares.
(2) Excludes an aggregate of 300,000,000 Waste Management International shares beneficially owned by the Company that may be deemed beneficially owned by Messrs. Buntrock and Rooney because each such person may be deemed to be an affiliate of the Company. Excludes an aggregate of 90,000,000 Waste Management International shares beneficially owned by WTI and Rust that may be deemed beneficially owned by Mr. Koenig because he may be deemed to be an affiliate of WTI and Rust. Each such person disclaims any beneficial ownership of such Waste Management International shares.

(3) The numbers and percentages of Waste Management International shares shown in the table above are based on the assumption that currently outstanding stock options covering Waste Management International shares which were exercisable within 60 days of October 15, 1994 had been exercised as follows: Messrs. Buntrock, Flynn and Rooney--133,334 each; Mr. Hau--26,667; Mr. Koenig--66,667 and all executive officers and directors as a group (including such individuals)--520,003. Such persons and members of such group disclaim any beneficial ownership of the shares subject to such options.

                       COMPARISON OF STOCKHOLDERS' RIGHTS

GENERAL

  The Company and CWM are both Delaware corporations and thus the differences in the rights of the Company stockholders and CWM stockholders are due to their certificates of incorporation, their By-Laws and the Rights Agreement (the "Rights Agreement") between the Company and Harris Trust and Savings Bank, as Rights Agent. The following is a brief summary of the more significant of these differences. Such summary is qualified in its entirety by reference to the Company's Restated Certificate of Incorporation, as amended (the "Company Certificate"), the Company's By-Laws (the "Company By-Laws") and the Rights Agreement, which have been incorporated by reference as exhibits to the Registration Statement, and CWM's Certificate of Incorporation (the "CWM Certificate") and CWM's By-Laws (the "CWM By-Laws"), which are incorporated by reference into CWM's 1993 Form 10-K Report. In addition, the Board of Directors of the Company has adopted a policy providing that the Company shall not, without further stockholder approval, issue for cash voting stock or securities convertible into voting stock of the Company having a vote in excess of 10% of the vote represented by all voting stock immediately subsequent to such issuance to any person, entity or group, which issuance is made (a) in response to a pending or threatened unsolicited attempt to acquire all of the shares of the Company which acquisition attempt is not recommended to stockholders of the Company by the Board or (b) to an employee stock ownership plan for the purpose of deterring unsolicited attempts to acquire all of the shares of the Company which are not yet pending or threatened. The policy does not prohibit any issuance of voting stock pursuant to the Rights Agreement adopted by the Company in 1987 and the policy is subject to the continuing fiduciary duties of the Board to the stockholders of the Company.

AUTHORIZED CAPITAL

  The total number of shares of all classes of stock authorized to be issued by CWM is 550 million shares, of which 50 million shares shall be preferred stock and 500 million shares shall be common stock, and the total number of shares of all classes of stock authorized to be issued by the Company is 1.55 billion shares, of which 50 million shares shall be preferred stock and 1.5 billion shares shall be common stock.

CLASSIFIED BOARD OF DIRECTORS

  The CWM Certificate and the Company Certificate each provide that their respective Boards of Directors are divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of each of the CWM and the Company boards are elected each year.

NUMBER OF DIRECTORS; REMOVAL; FILLING VACANCIES

  The CWM Certificate and the Company Certificate each provides that the number of directors is fixed by the companies' respective By-Laws (subject to the limits set forth in their respective certificates of incorporation), and the respective Certificates and By-Laws further provide that vacancies and newly created directorships shall be filled by a majority of directors then in office, although less than a quorum, or by a sole remaining director; provided, that under the By-Laws of each company, if the number of directors then in office constitutes less than a majority of the whole board as constituted immediately prior to such vacancies or newly created directorship, upon the application of any stockholder or stockholders holding at least 10 percent of the total number of shares outstanding having the right to vote for such directors, the Court of Chancery of the State of Delaware may summarily order an election to fill such vacancies or newly created directorship or to replace the directors chosen by the directors then in office. In addition, each of CWM and the Company has adopted Emergency By-Laws which provide that in the event the Board of Directors should be unable to function by reason of vacancies on the Board of Directors due to, among other things, death or incapacity, an Emergency Management Committee, as appointed or consisting of members chosen in a manner determined by, and to the extent authorized by, the Board of Directors, shall have and may exercise the powers of the Board of Directors and shall be deemed to constitute the Board of Directors until such time as a Board of Directors has been elected by the companies' respective stockholders and duly qualified.

  The CWM Certificate and By-Laws and the Company Certificate and By-Laws each provide that each director shall serve until the annual meeting of stockholders in the year in which his or her term expires and his or her successor is duly elected and qualified, subject to his or her prior death, retirement, resignation or removal for cause.

NO COMPANY STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

  Unlike the CWM Certificate, the Company Certificate provides that stockholder action can be taken only at an annual or special meeting of stockholders and specifically prohibits stockholder action by written consent in lieu of a meeting.

  The CWM Certificate and By-Laws and the Company Certificate and By-Laws provide that a special meeting of stockholders may be called only by the President or the Secretary or by resolution of the Board of Directors, including a majority of the Continuing Directors (defined as each director who was a member of the Board prior to the time a person became an Interested Stockholder (as defined below) and who was not affiliated or associated with such Interested Stockholder, or proposed for election as a director by or on behalf of such Interested Stockholder, and any successor to such a Continuing Director who is not affiliated or associated with the Interested Stockholder and is recommended to succeed a Continuing Director by the majority of such Continuing Directors) if at the time in question an Interested Stockholder exists (defined in part as any person, other than (i) with respect to the Company, the Company, or, with respect to CWM, CWM or the Company, (ii) their respective subsidiaries or (iii) their respective employee benefit plans or any trustee or fiduciary with respect to any such plans, which, together with affiliates and associates, was the beneficial holder of more than 5% of the outstanding shares of common stock or was within the past two years the beneficial holder of more than 5% of the outstanding shares of common stock.) The Company Certificate and By-Laws also permit the Chairman of the Board of Directors to call a special meeting. Both the Company By-Laws and the CWM By-Laws provide that the business to be transacted at any special meeting shall be limited to the purposes specified in the notice of meeting.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER PROPOSALS AND STOCKHOLDER NOMINATIONS OF DIRECTORS

  The CWM By-Laws and the Company By-Laws each establish an advance notice procedure with regard to the nomination, other than by the Board of Directors or a committee thereof, of candidates for election as directors (the "Nomination Procedure") and with regard to certain matters to be brought before an annual meeting of stockholders (the "Business Procedure").

  The Business Procedure provides that at an annual meeting, subject to any other applicable requirements, only such business may be conducted as has been brought before the meeting by, or at the direction of, the Board of Directors or by a stockholder who has given timely prior written notice, in proper form, to the Secretary. In all cases, to be timely, notice must be received not less than 30 days nor more than 60 days prior to the meeting (or if fewer than 40 days' notice or prior public disclosure of the meeting date is given or made to stockholders, not later than the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made). Under the Business Procedure, to be in proper form, notice relating to the conduct of other business at an annual meeting must contain certain information about such business and about the stockholder who proposes to bring such business before the meeting, including a brief description of the business the stockholder proposes to bring before the meeting, the reasons for conducting such business at such meeting, the name and address, as they appear on the books of the corporation, of the stockholder proposing such business, the class and number of shares owned by such stockholder as of the record date, and any material interest of such stockholder in the business so proposed. If the Chairman of the annual meeting determines that such other business was not properly brought before such meeting in accordance with the Business Procedure, such business will not be conducted at such meeting.

  The Nominating Procedure provides that only persons who are nominated by, or by a committee appointed by, the Board of Directors or by a stockholder who has given timely prior written notice, in proper form, to the Secretary prior to the meeting at which directors are to be elected, shall be eligible for election as directors. In all cases, to be timely, notice must be received not less than 30 days nor more than 60 days prior to the meeting (or if fewer than 40 days' notice or prior public disclosure of the meeting date is given or made to stockholders, not later than the tenth day following the day on which such notice was mailed or such public disclosure was made). Under the Nomination Procedure, to be in proper form, notice from a stockholder who proposes to nominate a person at a meeting for election as a director must contain certain information about the proposed nominee, including age, business and residence addresses, principal occupation, the class and number of shares of stock beneficially owned and such other information as would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee, and certain information about the stockholder proposing to nominate that person. Under the Nomination Procedure, any person nominated by the Board of Directors or by a committee appointed by the Board may be requested to furnish the information that would be required to be set forth in a stockholder's notice of nomination with respect to such nominee. The Chairman of the meeting may determine that a person was not nominated in accordance with the Nomination Procedure, and that the defective nomination shall be disregarded.

TRANSACTIONS WITH INTERESTED STOCKHOLDERS

  Both CWM and the Company are governed by the provisions of Section 203 of the DGCL ("Section 203"). Section 203 prevents an "Interested Stockholder" (defined for purposes of Section 203 as a person beneficially owning 15% or more of a corporation's voting stock) from engaging in a "Business Combination" (as defined in Section 203) with a Delaware corporation for three years following the date such person became an Interested Stockholder unless: (i) before such person became an Interested Stockholder, the Board of Directors of the corporation approved the transaction in which the Interested Stockholder became an Interested Stockholder; (ii) upon consummation of the transaction which resulted in the Interested Stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers and employee stock ownership plans that do not provide for confidential voting by plan participants); or (iii) following the transaction in which such person became an Interested Stockholder, the Business Combination is (x) approved by the Board of Directors of the corporation and (y) authorized at a meeting of stockholders by the affirmative vote of the holders of 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder. Section 203 may impede takeovers that in some circumstances might be beneficial to stockholders of the Company.

  The CWM Certificate and the Company Certificate each contain provisions which prevent "greenmail" payments or the repurchase of any shares of common stock from Interested Stockholders, as defined in the respective certificates, at a price greater than the Fair Market Value of such shares (defined as the closing sale price on the NYSE on the trading date immediately preceding the date in question) and provisions which establish safeguards in connection with certain Business Transactions with any Interested Stockholder, which Business Transaction has not been approved by majority vote of the Continuing Directors (generally, requiring approval of the holders of at least a majority of the outstanding shares of common stock, other than common stock held by Interested Stockholders). Business Transaction is generally defined as (a) any merger or consolidation of CWM or the Company, respectively, with or into an Interested Stockholder, (b) any sale, lease or other disposition of all or any "Substantial Portion" ($15,000,000) of assets or securities of CWM or the Company, respectively, or any subsidiary thereof, to or with an Interested Stockholder, (c) the issuance of any securities of the Company or one of its subsidiaries to an Interested Stockholder, (d) any recapitalization of CWM or the Company, respectively, the effect of which would be to increase the voting power of an Interested Stockholder, (e) the adoption of any plan for liquidation or dissolution of CWM or the Company, respectively, proposed by or on behalf of an Interested Stockholder, and (f) any agreement, contract or other arrangement providing for one or more of the actions specified in the foregoing clauses (a) through (e).

AMENDMENT OF CERTAIN PROVISIONS OF THE CERTIFICATES

  The CWM Certificate and the Company Certificate each contain provisions requiring the affirmative vote of the holders of at least 80% of the common stock to amend certain provisions of the Certificate (including the provisions relating to the number, term, removal and classification of directors, the calling of special meetings, prevention of "greenmail" payments and transactions with Interested Stockholders).

COMPANY RIGHTS

  In January 1987, the Company declared a dividend of one right (a "Right") for each outstanding Company Share. Each Right entitles the registered holder to purchase from the Company one four-hundredth of a share of Company Series A Preferred Stock at a price of $68.75 (the "Exercise Price"), subject to adjustment. The description and terms of the Rights are set forth in the Rights Agreement.

  The Rights are evidenced by and transferred with and only with the Company Shares until the earlier to occur of (i) ten days following a public announcement that a person or group, including any affiliates or associates of such person or group, acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the Company's outstanding voting stock (such person or group being hereinafter known as an "Acquiring Person") or (ii) ten days following the commencement of, or first public announcement of the intent to commence (which intent to commence is not withdrawn within five business days), a tender offer or exchange offer if, upon consummation thereof, the offeror would be the beneficial owner of 30% or more of the Company's outstanding voting stock (the earlier of such dates being called the "Distribution Date"). As soon as practicable following the Distribution Date, separate certificates evidencing the Rights will be mailed to holders of record of Company Shares as of the close of business on the Distribution Date. The Rights are not exercisable until the Distribution Date and will expire on February 6, 1997, unless earlier redeemed by the Company as described below. The Exercise Price payable per Right, and the number of Rights or the number of shares of Company Series A Preferred Stock or other securities or property issuable upon exercise of the Rights, are subject to adjustment in certain events from time to time to prevent dilution. Each Company Share issued upon conversion of any Note while the Rights Agreement is in effect will also automatically have attached to it one Right.

  Preferred Stock purchasable upon exercise of the Rights will be nonredeemable. Each share of Company Series A Preferred Stock will have a minimum preferential quarterly dividend rate of $5 per share, but will be entitled to not less than an aggregate dividend of 400 times the dividend declared on Company Shares. In the event of liquidation, the holders of the Company Series A Preferred Stock will receive a preferential liquidation payment equal to the greater of $100 or 400 times the payment made per Company Share. Each share of Company Series A Preferred Stock will have 400 votes, voting together with the Company Shares. In addition, the Company Series A Preferred Stock contains class vote provisions paralleling the class vote requirements for the Company's Shares which prevent "greenmail" payments by the Company and establish safeguards in connection with certain business transactions. Finally, in the event of any merger, consolidation or other transaction in which outstanding Company Shares are exchanged, each share of Company Series A

Preferred Stock will be entitled to receive 400 times the amount received per Company Share. These rights are protected by customary antidilution provisions. Because of the nature of the Company Series A Preferred Stock's dividend, liquidation and voting rights, the value of one four-hundredth interest in a share of Company Series A Preferred Stock purchasable upon exercise of each Right is intended to approximate the value of one Company Share.

  In the event that the Company is acquired in a merger or other business combination transaction, or 50% or more of its assets or earning power are sold in one transaction or a series of transactions, proper provision shall be made so that each holder of a Right shall thereafter have the right to receive, upon the exercise thereof at the then current Exercise Price of the Right, that number of shares of common stock of the acquiring company (or, in the event there is more than one acquiring company, the acquiring company receiving the greatest portion of the assets or earning power transferred) which at the time of such transaction would have a market value of two times the Exercise Price of the Right. In the event that the Company is the surviving corporation in a merger and the Company Shares are not changed or exchanged, or in the event that an Acquiring Person engages in one of a number of self-dealing transactions specified in the Rights Agreement, proper provision shall be made so that each holder of a Right will thereafter have the right to receive, upon exercise thereof at the then current Exercise Price, that number of shares of Company Series A Preferred Stock having a market value of two times the Exercise Price of the Right. Upon the occurrence of any of the transactions referred to in this paragraph, any Rights that are or were at any time beneficially owned by an Acquiring Person engaging in any of such transactions or receiving the benefits thereof on or after the time the Acquiring Person became such shall become void.

  With certain exceptions, no adjustment in the Exercise Price will be required until cumulative adjustments require an adjustment of at least 1% in such Exercise Price. No fractional shares need be issued (other than fractions which are integral multiples of one one-hundredth of a share of Company Series A Preferred Stock) and, in lieu thereof, an adjustment in cash may be made based on the market price of the Company Series A Preferred Stock on the last trading day prior to the date of exercise.

  At any time prior to ten days following a public announcement that an Acquiring Person exists, the Company may redeem the Rights in whole, but not in part, at a price of $.0125 per Right (the "Redemption Price"). Immediately upon the action of the Board of Directors of the Company electing to redeem the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

  Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company as a result of the ownership of the Right, including, without limitation, the right to vote or to receive dividends.

  A copy of the Rights Agreement is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement.

  CWM does not have a rights agreement.

GENERAL ANTI-TAKEOVER EFFECTS

  The foregoing Company and CWM "anti-takeover" provisions and, in the case of the Company, the Rights issued pursuant to the Rights Agreement, together with, in the case of CWM, the approximately 78.6% ownership position of the Company before the Merger, may impede or, in the case of CWM before the Merger, prevent takeovers that in some circumstances might be beneficial to the Company and CWM stockholders. Such provisions, Rights and ownership position would not impede or prohibit most takeovers approved by existing directors, and such provisions and Rights are designed to enhance or have the effect of enhancing the ability of the Board of Directors, and ultimately the stockholders, to negotiate with potential acquirers from the strongest position. Such provisions, Rights and ownership position do, however, have the overall effect of making it more difficult in the case of the Company and virtually impossible in the case of CWM without the approval of the directors thereof to acquire and exercise control over the Company and CWM and to remove incumbent officers and directors, thus providing such officers and directors with enhanced ability to retain their positions. Such provisions might also limit opportunities for stockholder participation in certain types of transactions even though such transactions might be favored by a majority of the stockholders.

LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

  Section 145 of the DGCL empowers corporations to indemnify, subject to the standards set forth therein, any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that he or she is or was serving as a director, officer, employee or agent of the corporation or is or was serving as such with respect to another corporation at the request of such corporation. The DGCL also provides that corporations may purchase indemnification insurance on behalf of any such director, officer, employee or agent. The Company Certificate and By-Laws and the CWM Certificate and By-Laws each provide for the indemnification by the Company or CWM, as the case may be, of each director, officer, employee or agent of the Company or CWM, as the case may be, to the fullest extent permitted by the DGCL, except as to any action brought by or on behalf of such person without prior approval of the board of directors of CWM or the Company, as the case may be.

  Section 102(b)(7) of the DGCL permits Delaware corporations to include in their certificates of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty of care as a director. The Company Certificate and the CWM Certificate contain provisions which eliminate the personal liability of the officers and directors of the Company and CWM in certain circumstances.

  Under an insurance policy maintained by the Company, the directors and officers of the Company are insured, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors and officers.

  CWM's officers and directors are covered by insurance policies providing them (and their heirs and other legal representatives) with coverage against certain liabilities arising from any negligent act, omission or breach of duty claimed against them by reason of their being officers and directors of CWM. The Company has agreed to maintain the above-described indemnification rights and insurance for directors and officers of CWM pursuant to the Merger Agreement. See "The Merger Agreement--Covenants."

                                    EXPERTS

  The audited Consolidated Financial Statements and Schedules of the Company and subsidiaries and CWM and subsidiaries for the year ended December 31, 1993, incorporated by reference in this Proxy Statement-Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said reports. Reference is made to the reports of Arthur Andersen LLP on such financial statements, which include an explanatory paragraph with respect to the Company's and CWM's change in its methods of accounting for income taxes and postretirement benefits other than pensions, effective January 1, 1992, as discussed in notes 1 and 9 to the Company's Consolidated Financial Statements and notes 3 and 14 to CWM's Consolidated Financial Statements incorporated by reference into this Proxy Statement-Prospectus.

                                 LEGAL MATTERS

  The validity under the DGCL of the Notes to be issued in the Merger and certain other matters, including the tax consequences of the Merger, will be passed upon for the Company by Bell, Boyd & Lloyd, Chicago, Illinois. At October 31, 1994, partners and associates of Bell, Boyd & Lloyd had an approximate aggregate beneficial ownership or interest in 4,577 Company Shares, 1,600 CWM Shares, 428 shares of WTI's common stock, 8,700 Waste Management International American Depositary Shares (each of which represents two ordinary shares of Waste Management International) and 1,000 shares of Rust's common stock, including shares owned by their spouses, minor children and relatives living in their households.

                         PROPOSALS BY CWM STOCKHOLDERS

  If the Merger is consummated, there will be no public stockholders of CWM and no public participation in any future CWM stockholders meeting. However, if the Merger is not consummated, CWM's public stockholders will continue to be entitled to attend and participate in CWM stockholder meetings. If the Merger is not consummated, any proposals by stockholders intended to be presented at the 1995 annual meeting must have been received by CWM no later than November 30, 1994 in order to be considered by the Board of Directors for inclusion in CWM's 1995 proxy statement. In order for a stockholder to nominate a candidate for director, under CWM's By-Laws, timely notice of the nomination must be received by CWM in advance of the meeting. Ordinarily, such notice must be received not less than 30 nor more than 60 days before the meeting (but if CWM gives less than 40 days' notice of the meeting, then such notice must be received prior to the meeting and within 10 days after notice of the meeting is mailed or other public disclosure of the meeting is made). The stockholder filing the notice of nomination must describe various matters regarding the nominee, including such information as name, address, occupation and shares held.

  In order for a stockholder to bring other business before a stockholder meeting, timely notice must be received by CWM within the time limits described above. Such notice must include a description of the proposed business, the reasons therefor, and other specific matters. These requirements are separate from and in addition to the requirements a stockholder must meet to have a proposal considered for inclusion in CWM's 1995 proxy statement.

  In each case, the notice must be given to the Secretary of CWM, whose address is 3001 Butterfield Road, Oak Brook, Illinois 60521. Any stockholder desiring a copy of CWM's By-Laws will be furnished one without charge upon written request of the Secretary.

                 INCORPORATION OF SUBSEQUENTLY FILED DOCUMENTS

  In addition to all other documents incorporated by reference in this Proxy Statement-Prospectus (see "Documents Incorporated by Reference"), all documents filed by CWM and the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement-Prospectus and prior to the date of the Special Meeting (or any adjournment or postponement thereof) shall be deemed to be incorporated in this Proxy Statement-Prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement-Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement-Prospectus.

                                                                      APPENDIX A



                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                            WMX TECHNOLOGIES, INC.,

                              WMX MERGER SUB, INC.

                                      AND

                        CHEMICAL WASTE MANAGEMENT, INC.

                                OCTOBER 14, 1994

                            AS AMENDED AND RESTATED

                               TABLE OF CONTENTS

ARTICLES                                                                    PAGE
- --------                                                                    ----
RECITALS..................................................................   A-1
I     THE MERGER; EFFECTIVE TIME; CLOSING.................................   A-1
 1.1  The Merger..........................................................   A-1
 1.2  Effective Time......................................................   A-1
 1.3  Closing.............................................................   A-1
II    ARTICLES OF INCORPORATION AND BY-LAWS OF THE SURVIVING CORPORATION..   A-1
 2.1  Articles of Incorporation...........................................   A-1
 2.2  By-Laws.............................................................   A-2
III   DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION.................   A-2
 3.1  Directors...........................................................   A-2
 3.2  Officers............................................................   A-2
IV    MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF SHARES IN THE
      MERGER..............................................................   A-2
 4.1  Merger Consideration; Conversion or Cancellation of Shares in the
      Merger..............................................................   A-2
 4.2  Payment for Shares in the Merger....................................   A-3
 4.3  Fractional Notes....................................................   A-3
 4.4  Transfer of Shares After the Effective Time.........................   A-4
 4.5  Stock Options.......................................................   A-4
 4.6  Liquid Yield OptionTM Notes due 2010................................   A-4
 4.7  Dissenting Shares...................................................   A-4
V     REPRESENTATIONS AND WARRANTIES OF THE COMPANY.......................   A-5
 5.1  Corporate Organization and Qualification............................   A-5
 5.2  Capitalization......................................................   A-5
 5.3  Authority Relative to This Agreement................................   A-5
 5.4  Consents and Approvals; No Violation................................   A-6
 5.5  SEC Reports; Financial Statements...................................   A-6
 5.6  Absence of Certain Changes or Events................................   A-6
 5.7  Undisclosed Liabilities.............................................   A-6
 5.8  Litigation..........................................................   A-7
 5.9  S-4 Registration Statement; Schedule 13E-3; Proxy Statement/
      Prospectus..........................................................   A-7
 5.10 Environmental Laws and Regulations..................................   A-7
 5.11 Compliance with Applicable Laws.....................................   A-7
 5.12 Opinion of Financial Advisor........................................   A-8
VI    REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.............   A-8
 6.1  Corporate Organization and Qualification............................   A-8
 6.2  Capitalization......................................................   A-8
 6.3  Authority Relative to This Agreement................................   A-8
 6.4  Consents and Approvals; No Violation................................   A-9
 6.5  SEC Reports; Financial Statements...................................   A-9
 6.6  Absence of Certain Changes or Events................................  A-10
 6.7  Undisclosed Liabilities.............................................  A-10
 6.8  Litigation..........................................................  A-10

ARTICLES                                                                    PAGE
- --------                                                                    ----
  6.9   S-4 Registration Statement; Schedule 13E-3; Proxy Statement/
        Prospectus........................................................  A-10
  6.10  Authorization for Notes and Parent Common Shares..................  A-10
  6.11  Interim Operations of Merger Sub..................................  A-11
  6.12  Environmental Laws and Regulations................................  A-11
  6.13  Compliance with Applicable Laws...................................  A-11
  6.14  Ownership of Shares...............................................  A-11
VII ADDITIONAL COVENANTS AND AGREEMENTS...................................  A-11
  7.1   Stockholders' Approval............................................  A-11
  7.2   Registration Statement............................................  A-12
  7.3   All Reasonable Efforts............................................  A-12
  7.4   Access to Information.............................................  A-12
  7.5   Publicity.........................................................  A-12
  7.6   Indemnification of Officers and Directors.........................  A-13
  7.7   Blue Sky Permits..................................................  A-13
  7.8   NYSE Listing......................................................  A-13
  7.9   Conduct of Business of Merger Sub.................................  A-14
  7.10  Parent Common Shares..............................................  A-14
VIII CONDITIONS...........................................................  A-14
  8.1   Condition to Each Party's Obligations.............................  A-14
  8.2   Additional Conditions to the Obligations of Parent and Merger Sub.  A-14
  8.3   Additional Conditions to the Obligations of the Company...........  A-15
IX  TERMINATION...........................................................  A-15
  9.1   Termination by Mutual Consent.....................................  A-15
  9.2   Termination by Either Parent or the Company.......................  A-15
  9.3   Termination by Parent.............................................  A-16
  9.4   Termination by the Company........................................  A-16
  9.5   Effect of Termination.............................................  A-16
X   MISCELLANEOUS AND GENERAL.............................................  A-16
  10.1  Payment of Expenses...............................................  A-16
  10.2  Survival of Representations and Warranties........................  A-16
  10.3  Modification or Amendment.........................................  A-17
  10.4  Waiver of Conditions..............................................  A-17
  10.5  Counterparts......................................................  A-17
  10.6  Governing Law.....................................................  A-17
  10.7  Notices...........................................................  A-17
  10.8  Entire Agreement; Assignment......................................  A-18
  10.9  Parties in Interest...............................................  A-18
  10.10 Certain Definitions...............................................  A-18
  10.11 Obligation of Parent..............................................  A-18
  10.12 Validity..........................................................  A-18
  10.13 Captions..........................................................  A-18

                          AGREEMENT AND PLAN OF MERGER

  Agreement and Plan of Merger (this "Agreement"), dated as of October 14, 1994, by and among WMX Technologies, Inc., a Delaware corporation ("Parent"), WMX Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Chemical Waste Management, Inc., a Delaware corporation (the "Company").

                                    RECITALS

  Whereas, the Boards of Directors of Parent and Merger Sub each have determined that it is in the best interests of their respective stockholders for Merger Sub to merge with and into the Company upon the terms and subject to the conditions of this Agreement; and

  Whereas, the Board of Directors of the Company, based upon the unanimous recommendation of a special committee of independent directors of the Company (the "Special Committee"), has determined that it is in the best interests of the Company's stockholders for Merger Sub to merge with and into the Company upon the terms and subject to the conditions of this Agreement.

  Now, Therefore, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, Parent, Merger Sub and the Company hereby agree as follows:

                                   ARTICLE I

                      The Merger; Effective Time; Closing

  1.1 The Merger. Subject to the terms and conditions of this Agreement and the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as defined in Section 1.2), the Company and Merger Sub shall consummate a merger (the "Merger") in which (a) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation." The Merger shall have the effects set forth in the DGCL.

  1.2 Effective Time. Subject to the terms and conditions of this Agreement, Parent, Merger Sub and the Company will cause an appropriate Certificate of Merger (the "Certificate of Merger") to be executed and filed on the date of the Closing (as defined in Section 1.3) (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective at the time and on the date on which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such other time as is agreed upon by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the "Effective Time."

  1.3 Closing. The closing of the Merger (the "Closing") shall take place (a) at the offices of WMX Technologies, Inc. in Oak Brook, Illinois at 10:00 a.m. on the first business day following the date on which the last of the conditions set forth in Article VIII hereof shall be fulfilled or waived in accordance with this Agreement or (b) at such other place, time and date as Parent and the Company may agree (the "Closing Date").

                                   ARTICLE II

       Articles of Incorporation and By-Laws of the Surviving Corporation

  2.1 Articles of Incorporation. The Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, except that Article I thereof shall be amended to read in its entirety as follows: "The name of the Corporation is Chemical Waste Management, Inc."

  2.2 By-Laws. The By-Laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation.

                                  ARTICLE III

              Directors and Officers of The Surviving Corporation

  3.1 Directors. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

  3.2 Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

                                   ARTICLE IV

    Merger Consideration; Conversion or Cancellation of Shares in The Merger

  4.1 Merger Consideration; Conversion or Cancellation of Shares in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares (the "Shares") of common stock, $.01 par value per share, of the Company (the "Company Common Stock") or capital stock of Merger Sub:

    (a) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled pursuant to Section 4.1(c) and any Dissenting Shares (as hereinafter defined in Section 4.7)) shall be converted into $12.33 principal amount at maturity of Convertible Subordinated Notes of Parent ("Notes") having the principal terms (the "Principal Terms") set forth in the term sheet attached hereto as Annex I and such other customary terms as the parties hereto and their advisors shall agree upon. The Notes shall be issued pursuant to an indenture (the "Indenture") to be dated the Closing Date and to be entered into between Parent and a trustee to be selected by Parent and reasonably satisfactory to the Company. The Indenture shall contain the Principal Terms and shall be satisfactory to the Company and the Special Committee.

    (b) All Shares to be converted into Notes pursuant to this Section 4.1 shall cease to be outstanding, be cancelled and retired and cease to exist, and each holder of a certificate representing any such Shares shall thereafter cease to have any rights with respect thereto, except the right to receive therefor, upon the surrender of such certificate in accordance with Section 4.2, the amount of Notes specified above (the "Merger Consideration") and cash in lieu of Fractional Notes (as hereinafter defined in Section 4.3).

    (c) At the Effective Time, each Share (other than the Parent Converted Shares, as hereinafter defined in Section 10.10) issued and outstanding and owned by Parent, Merger Sub or any direct or indirect wholly-owned subsidiary of Parent (collectively, the "Parent Companies") or any of the Company's direct or indirect wholly owned subsidiaries or treasury shares held by the Company immediately prior to the Effective Time shall cease to be outstanding, be cancelled and retired without payment of any consideration therefor and cease to exist.

    (d) At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

  4.2 Payment for Shares in the Merger. The manner of making payment for Shares in the Merger shall be as follows:

    (a) As soon as reasonably practicable following the Effective Time, Parent shall make available to Harris Trust and Savings Bank (the "Exchange Agent"), or such other exchange agent selected by Parent and reasonably acceptable to the Company for the benefit of the holders of Shares, a sufficient number of certificates representing Notes required to effect the delivery of the aggregate Merger Consideration and sufficient cash for delivery in lieu of Fractional Notes pursuant to Section 4.3 (the certificates representing Notes comprising such aggregate Merger Consideration and cash in lieu of Fractional Notes being hereinafter referred to as the "Merger Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Notes and cash in lieu of Fractional Notes contemplated to be issued pursuant to Sections 4.1 and 4.3 out of the Merger Exchange Fund. The Merger Exchange Fund shall not be used for any other purpose.

    (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record (other than holders of certificates of Shares referred to in Section 4.1(c) or Dissenting Shares) of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificates shall be entitled to receive for each of the Shares represented by such Certificates the Merger Consideration and any cash in lieu of Fractional Notes and the Certificates so surrendered shall forthwith be cancelled. Until so surrendered, such Certificates shall represent solely the right to receive the Merger Consideration and any cash in lieu of Fractional Notes as contemplated by
  Section 4.3 with respect to each of the Shares represented thereby. No interest on the Notes will be paid to persons entitled by reason of the Merger to receive Notes until such persons surrender their Certificates. As soon as reasonably practicable following such surrender, there shall be paid any interest on the Notes payable between the Effective Time and the time of such surrender. If any certificate representing Notes is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such Notes in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Shares for any Notes or interest thereon, or, in accordance with Section 4.3, cash in lieu of Fractional Notes, delivered to a public official pursuant to applicable escheat law.

    (c) Any portion of the Merger Exchange Fund and any interest with respect to Notes made available to the Exchange Agent which remains unclaimed by the former stockholders of the Company for six months after the Effective Time shall be delivered to Parent, upon demand of Parent, and any former stockholders of the Company shall thereafter look only to Parent for payment of their claim for the Merger Consideration for the Shares or for cash in lieu of Fractional Notes.

  4.3 Fractional Notes. Notes shall be issued only in denominations of $1,000 and integral multiples of $1,000. Holders of Shares will not be entitled to receive Notes in principal amounts of less than $1,000, or in principal amounts in excess of $1,000 (or an integral multiple of $1,000) but less than the next highest multiple of $1,000 ("Fractional Notes"). Each holder of Shares shall be entitled to receive in lieu of any Fractional Notes to which such holder otherwise would have been entitled pursuant to Section 4.2 (after taking into account all Shares then held of record by such holder) cash in an amount equal to the product of (i) the number of Shares of such holder which otherwise would have been converted into such Fractional

Note and (ii) the average of the per share closing prices on the New York Stock Exchange, Inc. (the "NYSE") of Shares (as reported in the NYSE Composite Transactions) during the 10 consecutive trading days (the "Trading Period") ending on the trading day prior to the Stockholder Meeting (as hereinafter defined in Section 5.9) (the "Company Closing Price").

  4.4 Transfer of Shares After the Effective Time. No transfers of Shares shall be made on the stock transfer books of the Company after the close of business on the day prior to the date of the Effective Time.

  4.5 Stock Options.

    (a) After the Effective Time, each option (an "Option") which has been granted under the Company's 1986 Plan for Non-Employee Directors, 1986 Stock Option Plan, 1990 Service Shares Stock Option Plan, 1992 Stock Option Plan and 1992 Stock Option Plan for Non-Employee Directors, in each case as such plan has been amended (collectively, the "Option Plans"), and is outstanding at the Effective Time, whether or not then exercisable, shall be assumed by Parent and shall be deemed to constitute an option to acquire, on the terms and conditions as were applicable under such Option, that number of Parent Common Shares equal to the product of (i) that number of Shares as the holder of such Option would have been entitled to receive had such holder exercised such Option in full immediately prior to the Effective Time (not taking into account whether such option was in fact exercisable at such time) and (ii) the quotient derived by dividing the Company Closing Price by the average of the per share closing prices on the NYSE of Parent Common Shares (as defined below) (as reported in the NYSE Composite Transactions) during the Trading Period, but rounded up to the next whole number of Parent Common Shares, at a price per share equal to
  (x) the aggregate exercise price for the Shares subject to such Option divided by (y) the number of full Parent Common Shares deemed purchasable pursuant to such Option. As soon as practicable after the Effective Time, Parent shall deliver to each holder of an Option an appropriate notice setting forth such holder's right to acquire Parent Common Shares and the Option agreements of each such holder shall be deemed to be appropriately amended so that such Options shall represent rights to acquire Parent Common Shares on the same terms and conditions as contained in the outstanding Options. "Parent Common Shares" shall mean shares of common stock, $1.00 par value per share, of Parent, including the associated rights (the "Parent Rights") to purchase shares of Series A Preferred Stock of Parent, pursuant to the Rights Agreement, dated as of February 6, 1987, as amended, between Parent and Harris Trust and Savings Bank, as Rights Agent (the "Parent Rights Agreement").

    (b) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Common Shares for delivery upon exercise of the Options assumed in accordance with Section 4.5(a).

  4.6 Liquid Yield Option(TM) Notes due 2010. From and after the Effective Time, the Liquid Yield Option(TM) Notes due 2010 (the "Company LYONs") issued by the Company which, as of the date hereof, are exchangeable for Shares, shall be assumed by Parent and shall be convertible into Notes. The parties agree to take all actions required in connection with the transactions contemplated by this Agreement by the Indenture, dated as of August 1, 1990, by and between the Company and Harris Trust and Savings Bank, as Trustee, including the execution of a supplemental indenture.

  4.7 Dissenting Shares.

    (a) Notwithstanding any other provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with DGCL
  Section 262 and who shall not have withdrawn such demand or otherwise have forfeited appraisal rights (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration, upon surrender, in the manner provided in Section 4.2 of the Certificates that formerly evidenced such Shares.

    (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, or offer to settle, or settle, any such demands.

                                   ARTICLE V

                 Representations and Warranties of the Company

  The Company hereby represents and warrants to Parent and Merger Sub that:

  5.1 Corporate Organization and Qualification. Each of the Company and its Significant Subsidiaries (as hereinafter defined in Section 10.10) (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification and (iii) has all requisite power and authority to own its properties and to carry on its business as it is now being conducted, except where failure to so qualify, be in good standing or have such power and authority would not, individually or in the aggregate, have a Material Adverse Effect (as hereinafter defined in Section 10.10).

  5.2 Capitalization. The authorized capital stock of the Company consists of
(i) 500,000,000 shares of Company Common Stock, of which, as of August 31, 1994, 209,143,793 Shares were issued and outstanding, and (ii) 50,000,000 shares of preferred stock, par value $.01 per share, of which, as of August 31, 1994, no shares were issued and outstanding. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable. As of August 31, 1994, 8,631,386 Shares were reserved for issuance upon exercise of outstanding Options pursuant to the Option Plans, and 3,910,561 Shares were reserved for issuance upon conversion of outstanding Company LYONs. Except as set forth above and, except for Parent's option to acquire Shares pursuant to Section 6.08 of the Intercorporate Agreement, dated as of September 3, 1986, by and between Parent and the Company, there are not as of the date hereof any outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments or any other agreements of any character which the Company is a party to, or may be bound by, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of the Company.

  5.3 Authority Relative to This Agreement. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval of this Agreement and the Merger by the stockholders of the Company in accordance with Section 251 of the DGCL, the Company's Certificate of Incorporation and Section 8.1(a) hereof). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

  5.4 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-Laws of the Company;
(b) require of the Company or its subsidiaries any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (i) pursuant to the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, (ii) the filing of the Certificate of Merger pursuant to the DGCL, (iii) as may be required by any applicable state securities or "blue sky" laws or state takeover laws or (iv) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not, individually or in the aggregate, have a Material Adverse Effect; (c) result in a violation or breach of, or constitute a default under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which the Company or any of its Significant Subsidiaries may be bound, except for such violations, breaches and defaults as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, have a Material Adverse Effect; or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its subsidiaries, except for violations which would not, individually or in the aggregate, have a Material Adverse Effect.

  5.5 SEC Reports; Financial Statements.

    (a) The Company has filed all periodic reports required to be filed by it since January 1, 1994 with the Securities and Exchange Commission (the "SEC") pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which as of their respective dates complied in all material respects with all applicable requirements of the Exchange Act (collectively, the "Company SEC Reports"). None of the Company SEC Reports, including, without limitation, any financial statements or schedules included therein, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    (b) The consolidated financial statements (including the related notes thereto) of the Company included in the Company SEC Reports complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the consolidated financial position of the Company and its consolidated subsidiaries as of their respective dates, and the consolidated results of their operations and cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

  5.6 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, as contemplated by this Agreement or as otherwise known to Parent or Merger Sub at or prior to the date of this Agreement, since June 30, 1994, the business of the Company has been carried on only in the ordinary and usual course, and the Company has not suffered any Material Adverse Effect.

  5.7 Undisclosed Liabilities. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, as contemplated by this Agreement or as otherwise known to Parent or Merger Sub at or prior to the date of this Agreement, there are no liabilities or obligations of the Company or its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company, other than liabilities or obligations (i) incurred in the ordinary course of business consistent with past practice since June 30, 1994 or (ii) which would not, individually or in the aggregate, have a Material Adverse Effect.

  5.8 Litigation. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or for any litigation relating to the transactions contemplated by this Agreement, (i) there are no actions, claims, suits, proceedings or governmental investigations pending or, to the knowledge of the Company, threatened, involving or affecting Company or any of its subsidiaries which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect and (ii) there are no judgments, decrees, injunctions, rules or orders of any court or governmental or regulatory authority applicable to the Company or any of its subsidiaries, which, individually or in the aggregate, would have a Material Adverse Effect.

  5.9 S-4 Registration Statement; Schedule 13E-3; Proxy Statement/Prospectus. None of the information to be supplied by and relating to the Company for inclusion or incorporation by reference in the S-4 Registration Statement, the
Schedule 13E-3 or the Proxy Statement (as such terms are hereinafter defined in Section 7.2) will (i) in the case of the S-4 Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) in the case of the Schedule 13E-3 and the Proxy Statement, at the time of the mailing of the Proxy Statement and at the time of the stockholder meeting of the Company in connection with the vote of such stockholders with respect to the Merger and this Agreement (the "Stockholder Meeting"), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Schedule 13E-3 or the S-4 Registration Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. With respect to the information relating to the Company, the Schedule 13E-3 and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. For purposes of this Section 5.9, any statement which is made or incorporated by reference in the Proxy Statement, the Schedule 13E-3 or the S-4 Registration Statement shall be deemed modified or superseded to the extent any later filed document incorporated by reference in the Proxy Statement, the
Schedule 13E-3 or the S-4 Registration Statement or any statement included in the Proxy Statement, the Schedule 13E-3 or the S-4 Registration Statement modifies or supersedes such earlier statement.

  5.10 Environmental Laws and Regulations. Except as set forth in the Company SEC Reports filed prior to the date of this Agreement, (i) the Company and each of its Significant Subsidiaries are in compliance with all applicable federal, state and local laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), except for non-compliance that would not, individually or in the aggregate, have a Material Adverse Effect, and (ii) neither the Company nor any of its Significant Subsidiaries has received written notice of, or, to the knowledge of the Company, is the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an "Environmental Claim") which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect.

  5.11 Compliance with Applicable Laws. The Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all governmental or regulatory authorities necessary for the lawful conduct of its business, except where the failure to so hold would not, individually or in the aggregate, have a Material Adverse Effect (the "Company Permits"). The Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply would not, individually or in the aggregate, have a Material Adverse Effect. Except as disclosed in the

Company SEC Reports filed prior to the date of this Agreement, the business of the Company is not being conducted in violation of any law, ordinance or regulation of any governmental or regulatory authorities, except for possible violations which, individually or in the aggregate, would not have a Material Adverse Effect.

  5.12 Opinion of Financial Advisor. The Special Committee has received the opinion (the "Fairness Opinion") of CS First Boston Corporation ("CS First Boston"), the Special Committee's financial advisor, dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Merger is fair to the holders of Company Common Stock (other than the Parent Companies) from a financial point of view.

                                   ARTICLE VI

            Representations and Warranties of Parent and Merger Sub

  Parent and Merger Sub represent and warrant, jointly and severally, to the Company that:

  6.1 Corporate Organization and Qualification. Each of Parent and its Significant Subsidiaries and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, (ii) is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification and (iii) has all requisite power and authority to own its properties and to carry on its business as it is now being conducted, except where the failure to so qualify, be in such good standing or have such power and authority would not, individually or in the aggregate, have a Material Adverse Effect.

  6.2 Capitalization. The authorized capital stock of Parent consists of (i) 1,500,000,000 Parent Common Shares of which, as of August 31, 1994, 483,812,769 were issued and outstanding and (ii) 50,000,000 shares of preferred stock, $1 par value per share (the "Parent Preferred Shares"), of which, as of August 31, 1994, none were issued and outstanding. All of the outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable. As of August 31, 1994, 14,595,105 Parent Common Shares were reserved for issuance upon exercise of outstanding options under Parent's 1982 Stock Option Plan, 1981 Stock Option Plan for Non-Employee Directors, 1992 Stock Option Plan, 1992 Stock Option Plan for Non-Employee Directors, Replacement Stock Option Plan and 1990 Service Shares Stock Option Plan and the Modulaire Industries 1983 Amended Incentive Stock Option Plan, in each case as such plan has been amended (collectively, the "Parent Option Plans"), and 697,147 Parent Common Shares were reserved for issuance upon conversion of Liquid Yield Option(TM) Notes due 2001. Except as set forth above and for (i) put options, which obligate Parent to purchase not more than 9,000,000 Parent Common Shares, (ii) up to 10,085,883 Parent Common Shares issuable in connection with acquisitions by Parent, (iii) the right of Parent to acquire additional shares of Wheelabrator Technologies, Inc. ("WTI"), Waste Management International plc ("WME") and the Company and of the Company and WTI to acquire shares of Rust International Inc. ("Rust") and of Rust and WTI to acquire shares of WME, (iv) the Parent Rights and (v) stock option plans of subsidiaries of Parent, there are not, as of the date hereof, any outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments or any other agreements of any character which Parent or any of its Significant Subsidiaries is a party to, or may be bound by, requiring it to issue, transfer, sell, purchase, redeem or acquire any Parent Common Shares or any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of Parent or any of its Significant Subsidiaries. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $1.00 per share, all of which at the Effective Time will be validly issued, fully paid and nonassessable and owned by Parent and any wholly-owned subsidiary of Parent free and clear of all liens, charges, claims or encumbrances.

  6.3 Authority Relative to This Agreement. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by the respective Boards of Directors of Parent and Merger Sub and by Parent as sole stockholder of Merger Sub, and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes valid and binding agreements of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

  6.4 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation by Parent and Merger Sub of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the Certificate of Incorporation or the By-Laws, respectively, of Parent or Merger Sub; (b) require of Parent or its subsidiaries (except the Company) any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (i) pursuant to the applicable requirements of the Securities Act, the Exchange Act and the Trust Indenture Act (as hereinafter defined in
Section 7.2) and the rules and regulations promulgated thereunder, (ii) the filing of the Certificate of Merger pursuant to the DGCL, (iii) as may be required by any applicable state securities or "blue sky" laws or state takeover laws, (iv) filings with, and approval of, the NYSE or (v) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not, individually or in the aggregate, have a Material Adverse Effect; (c) result in a violation or breach of, or constitute a default under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which Parent or any of its Significant Subsidiaries (other than the Company) may be bound, except for such violations, breaches and defaults as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, have a Material Adverse Effect; or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its subsidiaries (other than the Company), except for violations which would not, individually or in the aggregate, have a Material Adverse Effect.

  6.5 SEC Reports; Financial Statements.

    (a) Parent has filed all periodic reports required to be filed by it since January 1, 1994 with the SEC pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which as of their respective dates complied in all material respects with all applicable requirements of the Exchange Act (collectively, the "Parent SEC Reports"). Except with respect to information about the Company furnished by the Company to Parent for inclusion in the Parent SEC Reports, none of the Parent SEC Reports, including, without limitation, any financial statements or schedules included therein, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    (b) The consolidated financial statements (including the related notes thereto) of Parent included in the Parent SEC Reports complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein), and (assuming that all information about the Company furnished by the Company to Parent for inclusion in Parent's consolidated financial statements is true and complete in all material respects) present fairly the consolidated financial position of Parent and its consolidated subsidiaries as of their respective dates, and the consolidated results of their operations and cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

  6.6 Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement or as contemplated by this Agreement, since June 30, 1994, the business of Parent has been carried on only in the ordinary and usual course, and Parent has not suffered any Material Adverse Effect.

  6.7 Undisclosed Liabilities. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement or as contemplated by this Agreement, there are no liabilities or obligations of Parent or its subsidiaries (except for the Company and its subsidiaries) of any kind whatsoever, whether accrued, contingent, absolute or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of Parent, other than liabilities or obligations (i) incurred in the ordinary course of business consistent with past practice since June 30, 1994 or (ii) which would not, individually or in the aggregate, have a Material Adverse Effect.

  6.8 Litigation. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement or for any litigation relating to the transactions contemplated by this Agreement, (i) there are no actions, claims, suits, proceedings or governmental investigations pending or, to the knowledge of Parent, threatened, involving or affecting Parent or any of its subsidiaries (except for the Company and its subsidiaries) which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect and (ii) there are no judgments, decrees, injunctions, rules or orders of any court or governmental or regulatory authority applicable to Parent or any of its subsidiaries (except for the Company and its subsidiaries) which would, individually or in the aggregate, have a Material Adverse Effect.

  6.9 S-4 Registration Statement; Schedule 13E-3; Proxy Statement/Prospectus. None of the information to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the S-4 Registration Statement, the Schedule 13E-3 or the Proxy Statement (except for information about the Company furnished by the Company to Parent) will (i) in the case of the S-4 Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) in the case of the Schedule 13E-3 and the Proxy Statement, at the time of the mailing of the Proxy Statement and at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Parent, its officers and directors or any of its subsidiaries shall occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Schedule 13E-3 or the S-4 Registration Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. The Schedule 13E-3 and the Proxy Statement (except with respect to information relating to the Company) will comply as to form in all material respects with the provisions of the Exchange Act, and the S-4 Registration Statement (except with respect to information relating to the Company) will comply as to form in all material respects with the provisions of the Securities Act. For purposes of this Section 6.9, any statement which is made or incorporated by reference in the Proxy Statement, the Schedule 13E-3 or the S-4 Registration Statement shall be deemed modified or superseded to the extent any later filed document incorporated by reference in the Proxy Statement, the
Schedule 13E-3 or the S-4 Registration Statement or any statement included in the Proxy Statement, the Schedule 13E-3 or the S-4 Registration Statement modifies or supersedes such earlier statement.

  6.10 Authorization for Notes and Parent Common Shares. Prior to the Effective Time, Parent will have taken all necessary action to permit it to issue the Notes and the Parent Common Shares issuable upon conversion of the Notes. Parent Common Shares issued upon conversion of the Notes will, when issued, be validly issued, fully paid and nonassessable and no person will have any preemptive right of subscription or purchase in respect thereof. Such Parent Common Shares will, when issued, be registered or exempt from registration under the Securities Act and the Exchange Act and registered or exempt from registration under any applicable state securities laws and will, when issued, be listed on the NYSE, subject to notice of official issuance. At Closing, the Indenture will have been duly authorized and will be the valid and binding obligation of Parent. The Notes, upon issuance pursuant to the Indenture, will have been duly authorized and will be valid and binding obligations of Parent entitled to the benefits of the Indenture.

  6.11 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

  6.12 Environmental Laws and Regulations. As of the date of this Agreement, except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, (i) Parent and each of its Significant Subsidiaries (other than the Company) are in compliance with all Environmental Laws, except for non-compliance that would not, individually or in the aggregate, have a Material Adverse Effect and (ii) neither Parent nor any of its Significant Subsidiaries (other than the Company) has received written notice of, or, to the knowledge of Parent, is the subject of, any Environmental Claim which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect.

  6.13 Compliance with Applicable Laws. Parent and its subsidiaries (other than the Company) hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all governmental or regulatory authorities necessary for the lawful conduct of their respective businesses, except where the failure to so hold would not, individually or in the aggregate, have a Material Adverse Effect (the "Parent Permits"). Parent and its subsidiaries (other than the Company) are in compliance with the terms of the Parent Permits, except where the failure so to comply would not, individually or in the aggregate, have a Material Adverse Effect. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, the businesses of Parent and its subsidiaries (other than the Company) are not being conducted in violation of any law, ordinance or regulation of any governmental or regulatory authorities, except for possible violations which, individually or in the aggregate, would not have a Material Adverse Effect.

  6.14 Ownership of Shares. As of the date hereof, the Parent Companies own 164,278,417 Shares.

                                  ARTICLE VII

                      Additional Covenants and Agreements

  7.1 Stockholders' Approval.

    (a) The Company shall submit this Agreement and the transactions contemplated hereby for the approval of its stockholders at the Stockholder Meeting as promptly as practicable and shall use all reasonable efforts to obtain stockholder approval and adoption of this Agreement and the transactions contemplated hereby, such Stockholder Meeting to be held as soon as practicable following the date upon which the S-4 Registration Statement becomes effective, and the Company shall, through its Board of Directors, recommend to its stockholders approval of the transactions contemplated by this Agreement, subject to the provisions of Section 7.1(b) hereof.

    (b) Notwithstanding the foregoing, the Special Committee or the Board of Directors of the Company may at any time prior to the Effective Time withdraw, modify or change any recommendation and declaration regarding this Agreement or the Merger, or recommend and declare advisable any other offer or proposal, if in the opinion of the Special Committee or the Board of Directors after consultation with its counsel the failure to so withdraw, modify or change its recommendation and declaration would be inconsistent with its fiduciary duties to its stockholders under applicable law.

    (c) From the date hereof to the Effective Time, Parent shall not sell or otherwise dispose of the Shares that it owns, except upon exchange of Parent LYONs (as hereinafter defined in Section 10.10(d)). At the Stockholder Meeting, or any adjournment thereof, Parent shall vote the Shares it owns in favor of the Merger.

  7.2 Registration Statement. Parent and the Company will, as promptly as practicable, prepare and file with the SEC a proxy statement/prospectus, a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") and forms of proxy in connection with the vote of the Company's stockholders with respect to the Merger and this Agreement (such proxy statement/prospectus, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's stockholders, is herein called the "Proxy Statement"). Parent will, as promptly as practicable, prepare and file with the SEC a registration statement on Form S-4 (as amended or supplemented, the "S-4 Registration Statement"), containing the Proxy Statement, and the Schedule 13E-3 in connection with the registration under the Securities Act of Notes and Parent Common Shares issuable upon conversion of the Notes (except to the extent an exemption from registration is available). Parent and the Company will each use all reasonable efforts to have or cause the S-4 Registration Statement declared effective as promptly as practicable, including, without limitation, causing their accountants to deliver necessary or required instruments such as opinions and certificates, and will take any other action required or necessary to be taken under federal or state securities laws (other than qualifying to do business in any jurisdiction, subjecting itself to taxation in any jurisdiction or giving any general consent to service of process in any jurisdiction) or otherwise in connection with the registration process. The Company and Parent will each use all reasonable efforts to cause the Schedule 13E-3 and the Proxy Statement to be mailed to stockholders of the Company at the earliest practicable date. Parent shall prepare and file the Indenture with the SEC for qualification under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and shall use all reasonable efforts to cause the trustee under the Indenture to file a T-1 under the Trustee Indenture Act.

  7.3 All Reasonable Efforts.

    (a) Subject to the terms and conditions herein provided, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals, to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), subject, however, to the requisite vote of the stockholders of the Company.

    (b) Notwithstanding the foregoing, the Company shall not be obligated to use all reasonable efforts or take any action pursuant to this Section 7.3 if in the opinion of the Special Committee or the Board of Directors after consultation with its counsel such actions would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law.

  7.4 Access to Information. Upon reasonable notice, each of the Company and Parent shall (and shall cause each of its subsidiaries to) afford to officers, employees, counsel, accountants and other authorized representatives of the other party hereto ("Respective Representatives"), in order to evaluate the transactions contemplated by this Agreement, reasonable access during normal business hours throughout the period prior to the Effective Time, to its properties, books and records and, during such period, shall (and shall cause each of its subsidiaries to) furnish promptly to such Respective Representatives all information concerning its business, properties and personnel as may reasonably be requested. Each of the Company and Parent agrees that it will, and will cause its Respective Representatives to, keep all such information confidential (except as required by law and except for information
(i) which is or becomes generally available to the public, (ii) which was available to such party on a nonconfidential basis prior to disclosure to such party or (iii) which becomes available to such a party on a non-confidential basis from a source other than the other party) and will not, and will cause its Respective Representatives not to, use any information obtained pursuant to this Section 7.4 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

  7.5 Publicity. The parties will consult with each other and will mutually agree upon any press releases or public announcements pertaining to the Merger and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use all reasonable efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements.

  7.6 Indemnification of Directors and Officers.

    (a) From and after the Effective Time, the Surviving Corporation shall maintain, and Parent agrees to cause the Surviving Corporation to maintain, for not less than three years director and officer liability insurance, to the extent such coverage is commercially available, providing at least the same amounts and coverage with respect to the Company's officers and directors as the current policies maintained by or on behalf of the Company, and containing terms and conditions which are no less advantageous with respect to matters existing or occurring on or prior to the Effective Time, and in the event any claim is made against present directors or officers of the Company that is covered, in whole or in part, or potentially so covered by insurance, the Surviving Corporation and Parent shall do nothing that would forfeit, jeopardize, restrict or limit the insurance coverage available for that claim until the final disposition of that claim. All rights to indemnification now existing in favor of the present directors or officers of the Company and its respective subsidiaries as provided in their respective certificates or articles of incorporation or by-laws or otherwise in effect on the date hereof shall survive the Merger for a period of six years, and, during such period, the Certificate of Incorporation and By-Laws of the Surviving Corporation shall not be amended to reduce or limit the rights of indemnity of the present directors or officers of the Company, or the ability of the Surviving Corporation to indemnify them, nor to hinder, delay or make more difficult the exercise of such rights of indemnity or the ability to indemnify. In addition, the Company (and, after the Effective Time, the Surviving Corporation) shall pay expenses in advance of the final disposition of any action or proceeding to the full extent permitted by law to each director or officer of the Company and its respective subsidiaries seeking indemnification pursuant to the existing rights of indemnification required to be maintained in the preceding sentence.

    (b) Without limiting the foregoing, in any case in which approval by the Surviving Corporation is required to effectuate any indemnification under this Section 7.6, Parent shall cause the Surviving Corporation to direct, at the election of the director or officer of the Company seeking indemnification hereunder, that the determination of any such approval shall be made by independent counsel reasonably acceptable to the Surviving Corporation selected by such director or officer of the Company seeking indemnification hereunder.

    (c) This Section 7.6 shall survive the consummation of the Merger. The provisions of this Section 7.6 are intended to be for the benefit of, and shall be enforceable by, the present directors or officers of the Company, as the case may be. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other corporation or entity and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties or assets to any individual, corporation or any other entity, in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 7.6.

  7.7 Blue Sky Permits. Parent shall use all reasonable efforts to obtain, prior to the effective date of the S-4 Registration Statement, all necessary state securities laws or "blue sky" permits and approvals required to carry out the transactions contemplated by this Agreement and the Merger (other than qualifying to do business in any jurisdiction, subjecting itself to taxation in any jurisdiction or giving any general consent to service of process in any jurisdiction), and will pay all expenses incident thereto.

  7.8 NYSE Listing. Parent shall use all reasonable efforts to cause the Notes and the Parent Common Shares issuable upon conversion of the Notes to be listed on the NYSE, subject to notice of official issuance thereof.

  7.9 Conduct of Business of Merger Sub. During the period of time from the date of this Agreement to the Effective Time, Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

  7.10 Parent Common Shares. Parent shall not split, combine, subdivide or reclassify any shares of its capital stock prior to the Effective Time or declare a stock dividend or other stock distribution in Parent Common Shares with a record date prior to the Effective Time.

                                  ARTICLE VIII

                                   Conditions

  8.1 Condition to Each Party's Obligations. The respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

    (a) Stockholder Approval. This Agreement and the Merger shall have been duly approved and adopted at the Stockholder Meeting by (i) the holders of a majority of the Shares outstanding as of the record date and (ii) the holders of a majority of the Shares outstanding which are present in person or represented by proxy at the Stockholder Meeting and entitled to vote thereat, excluding Shares owned by the Parent Companies.

    (b) Injunction. There shall not be in effect any statute, rule, regulation, executive order, decree, ruling or injunction or other order of a court or governmental or regulatory agency of competent jurisdiction directing that the transactions contemplated herein not be consummated; provided, however, that prior to invoking this condition each party shall use all reasonable efforts to have any such decree, ruling, injunction or order vacated.

    (c) S-4 Registration Statement; "Blue Sky" Permits. The S-4 Registration Statement shall have become effective and the Indenture shall have been qualified under the Trust Indenture Act and no stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued and no proceedings for such purpose shall have been initiated and be continuing by the SEC. Parent shall have received all state securities laws or "blue sky" permits and authorizations necessary to consummate the transactions contemplated hereby.

    (d) Listing of Parent Common Shares and Notes. The Notes and the Parent Common Shares issuable upon conversion of the Notes and the other such shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the NYSE, subject to notice of official issuance.

    (e) Governmental Filings and Consents. All governmental consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect at the Effective Time, except where the failure to obtain any such consent would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent (assuming the Merger had taken place).

    (f) Fairness Opinion. CS First Boston shall not have withdrawn or modified in any material respect its Fairness Opinion on or prior to the Closing Date.

  8.2 Additional Conditions to the Obligations of Parent and Merger Sub. The respective obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived in whole or in part by Parent or Merger Sub, as the case may be, to the extent permitted by applicable law.

    (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct when made and as of the Effective Time with the same force and effect as though the same had been made on and as of the Effective Time (except for changes permitted by this Agreement and except to the extent they relate to a particular date), except for such failures to be true and correct which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

    (b) Performance. The Company shall have performed in all material respects all of its material obligations under this Agreement theretofore to be performed.

    (c) Officer's Certificate. Parent shall have received at the Effective Time a certificate dated the Effective Time and executed by the President or a Vice President of the Company certifying to the fulfillment of the conditions specified in Sections 8.2(a) and (b) hereof.

    (d) Material Adverse Effect. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, as contemplated by this Agreement or as otherwise known to Parent or Merger Sub at or prior to the date hereof, since June 30, 1994, the Company has not suffered a Material Adverse Effect.

  8.3 Additional Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions, any and all of which may be waived in whole or in part by the Company (with the concurrence of the Special Committee) to the extent permitted by applicable law:

    (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct when made and as of the Effective Time with the same force and effect as though the same had been made on and as of the Effective Time (except for changes permitted by this Agreement and except to the extent they relate to a particular date), except for such failures to be true and correct which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

    (b) Performance. Parent and Merger Sub shall have performed in all material respects all of their respective material obligations under this Agreement theretofore to be performed.

    (c) Officer's Certificate. The Company shall have received at the Effective Time a certificate dated the Effective Time and executed by the President or a Vice President of the Parent certifying to the fulfillment of the conditions specified in Sections 8.3(a) and (b) hereof.

    (d) Material Adverse Effect. Except as disclosed in the Parent SEC Reports filed prior to the date hereof or as contemplated by this Agreement, since June 30, 1994, Parent has not suffered a Material Adverse Effect.

                                   ARTICLE IX

                                  Termination

  9.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by stockholders of the Company, by the mutual written consent of Parent and the Company (with the concurrence of the Special Committee).

  9.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned by either Parent or the Company (with the concurrence of the Special Committee in the case of termination by the Company), before or after the approval by stockholders of the Company, if
(a) any court of competent jurisdiction in the United States or some other governmental body or regulatory authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable, (b) the Merger shall not have been consummated by March 31, 1995, provided that the right to terminate this Agreement pursuant to this Section 9.2(b) shall not be available to any party whose failure to fulfill any of its obligation under this Agreement results in the failure of the Merger to occur on or before such date, or (c) this Agreement and the Merger shall have been voted on by stockholders of the Company at the Stockholder Meeting and the vote shall not have been sufficient to satisfy the condition set forth in Section 8.1(a).

  9.3 Termination by Parent. This Agreement may be terminated by Parent and the Merger may be abandoned prior to the Effective Time, before or after the approval by stockholders of the Company, if (a) the Company shall have failed to perform in any material respect any of its material obligations under this Agreement theretofore to be performed by the Company, which failure to perform has not been cured within 30 days following receipt by the Company of notice of such failure to perform from Parent, (b) any material representation or warranty of the Company contained in this Agreement shall not be true and correct in all material respects when made or on and as of the Effective Time as if made on and as of the Effective Time (except to the extent any such representation or warranty relates to a particular date); provided, that such failure to be true and correct has not been cured within 30 days following receipt by the Company of notice of such failure to be true and correct from Parent, or (c) the Special Committee or the Board of Directors of the Company withdraws or materially modifies or changes its recommendation of this Agreement or the Merger and the Special Committee or the Board of Directors of the Company after consultation with its counsel determines that the failure to take such action would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law.

  9.4 Termination by the Company. This Agreement may be terminated by the Company with the concurrence of the Special Committee and the Merger may be abandoned prior to the Effective Time, before or after the approval by stockholders of the Company, if (a) Merger Sub or Parent shall have failed to perform in any material respect any of their material obligations under this Agreement theretofore to be performed by Parent or Merger Sub, which failure to perform has not been cured within 30 days following receipt by Parent of notice of such failure to perform from the Company, (b) any material representation or warranty of Merger Sub or Parent contained in this Agreement shall not be true and correct in all material respects when made or on and as of the Effective Time as if made on and as of the Effective Time (except to the extent any such representation or warranty relates to a particular date); provided, that such failure to be true and correct has not been cured within 30 days following receipt by Parent of notice of such failure to be true and correct from the Company or (c) the Special Committee or the Board of Directors of the Company withdraws or materially modifies or changes its recommendation of this Agreement or the Merger and the Special Committee or the Board of Directors of the Company after consultation with its counsel determines that the failure to take such action would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law.

  9.5 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Article IX, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of this Section 9.5 and the provisions of Sections 7.5, 10.1 and
10.2 and the last sentence of Section 7.4. Nothing contained in this Section
9.5 shall relieve any party from liability for any breach of this Agreement.

                                   ARTICLE X

                           Miscellaneous and General

  10.1 Payment of Expenses. Whether or not the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby. The cost of printing the S-4 Registration Statement and the Proxy Statement shall be borne equally by the Company and Parent.

  10.2 Survival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the earlier of termination of this Agreement or the Effective Time. This Section 10.2 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

  10.3 Modification or Amendment. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after approval of this Agreement by the stockholders of the Company, no amendment shall be made which by law requires further approval by such stockholders without such further approval. Notwithstanding the foregoing, any amendment or modification of this Agreement shall require the consent of the Special Committee.

  10.4 Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law; provided, however, that the waiver of any conditions by the Company shall require the consent of the Special Committee.

  10.5 Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

  10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

  10.7 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other parties shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile transmission (with a confirming copy sent by overnight courier), as follows:

  (a) If to the Company, to

    D.P. Payne
    President and Chief Executive Officer
    Chemical Waste Management, Inc.
    3001 Butterfield Road
    Oak Brook, Illinois 60521
    (708) 218-1620 (telephone)
    (708) 684-7054 (telecopier)

    with a copy to:

    Kay Hahn Harrell
    Chairperson of the Special Committee of the Board of Directors of Chemical Waste Management, Inc.

    and

    Charles W. Mulaney, Jr., Esq.
    Skadden, Arps, Slate, Meagher & Flom
    333 West Wacker Drive
    Chicago, Illinois 60606
    (312) 407-0700 (telephone)
    (312) 407-0411 (telecopier)

  (b) If to Parent or Merger Sub, to

    Herbert A. Getz, Esq.
    Vice President, General Counsel and Secretary
    WMX Technologies, Inc.
    3003 Butterfield Road
    Oak Brook, Illinois 60521
    (708) 572-8840 (telephone)
    (708) 218-1553 (telecopier)

or to such other persons or addresses as may be designated in writing by the party to receive such notice.

  10.8 Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise.

  10.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, other than the right of stockholders of the Company to receive the consideration payable in the Merger pursuant to Article IV hereof is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that the provisions of Section 7.6 shall inure to the benefit of and be enforceable by the present directors and officers of the Company.

  10.10 Certain Definitions. As used herein:

    (a) "Significant Subsidiary" shall have the meaning ascribed to it under Rule 1-02 of Regulation S-X of the SEC.

    (b) "subsidiary" shall mean, when used with reference to any entity, any corporation a majority of the outstanding voting securities of which are owned directly or indirectly by such former entity.

    (c) "Material Adverse Effect" with respect to the Company shall mean any adverse change in the financial condition, business, properties or results of operation of the Company and its subsidiaries (to the extent owned by the Company) which is material to the Company and its subsidiaries (to the extent owned by the Company) taken as a whole. "Material Adverse Effect" with respect to Parent shall mean any adverse change in the financial condition, business, properties or results of operation of Parent and its subsidiaries (to the extent owned by Parent) which is material to Parent and its subsidiaries (to the extent owned by Parent) taken as a whole.

    (d) The "Parent Converted Shares" shall mean the 8,255,993 Shares held by Harris Trust and Savings Bank, as Escrow Agent, for delivery upon exchange of outstanding Liquid Yield Option(TM) Notes due 2012 (the "Parent LYONs") issued by Parent.

  10.11 Obligation of Parent. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action and a guarantee of the performance thereof.

  10.12 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

  10.13 Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

  In Witness Whereof, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                          Chemical Waste Management, Inc.

                                                     /s/ D. P. Payne
                                          By: _________________________________
                                            Name:D. P. Payne
                                            Title:President

                                          WMX Technologies, Inc.

                                                   /s/ Herbert A. Getz
                                          By: _________________________________
                                            Name:Herbert A. Getz
                                            Title:Vice President

                                          WMX Merger Sub, Inc.

                                                   /s/ Herbert A. Getz
                                          By: _________________________________
                                            Name:Herbert A. Getz
                                            Title:Vice President

                                                                         ANNEX I

                   PRINCIPAL TERMS OF WMX TECHNOLOGIES, INC.
                         CONVERTIBLE SUBORDINATED NOTES

Issuer:                              WMX Technologies, Inc. ("WMX").

Security:                            Registered subordinated debt obligation
                                     of WMX (a "Note").

Exchange Ratio:                      Chemical Waste Management, Inc. ("CHW")
                                     shareholders will receive one Note for
                                     every 81.1 shares of CHW common stock
                                     exchanged in the merger, in accordance
                                     with the terms and provisions of the
                                     Merger Agreement.

Issue Price/Principal Amount:        Each Note will have a stated issue price
                                     of $717.80 (the "Stated Issue Price") and a principal amount (the "Principal
                                     Amount") due at maturity of $1,000 (the
                                     difference between the Issue Price and
                                     the Principal Amount being referred to
                                     herein as the "Stated Discount").

Denominations:                       Issuable in minimum denominations of
                                     $1,000 and integral multiples thereof.

Maturity:                            Each Note will mature on the tenth
                                     anniversary of the issue date, unless
                                     converted by the Holder of the Note or
                                     purchased or redeemed by WMX prior to
                                     maturity.

Yield to Maturity/Interest:          5.75% per annum (computed on a semi-
                                     annual bond equivalent basis) calculated from the issue date and based on the Stated Issue Price. Interest will be payable semi-annually in cash at a rate of 2% of the Principal Amount per annum.

Convertibility:                      Each Note will be convertible at the
                                     option of the holder at any time prior to maturity, unless previously redeemed or otherwise purchased by WMX, into that number of shares of WMX common stock (the
                                     "Conversion Rate") equal to the quotient derived by dividing 717.80 by the average of the per share closing price (the "WMX
                                     Closing Price") of WMX common stock on
                                     the 10 trading days prior to the
                                     Stockholder Meeting; provided, however,
                                     that the Conversion Rate shall not be
                                     less than 21.90 or more than 26.76. WMX
                                     may, at its option, pay such Holder cash for each converted Note in an amount equal to the Conversion Rate multiplied by the closing market price of WMX common stock on the day prior to the date of conversion. The Conversion Rate will not be adjusted for accrued Stated Discount or accrued but unpaid interest upon conversion and the Holder will not receive any cash payment representing accrued Stated Discount or accrued but unpaid interest; such accrued Stated
                                     Discount and accrued but unpaid interest will be deemed paid by the WMX common stock received on conversion.

Listing:                             WMX will apply to list the Notes on the
                                     New York Stock Exchange.

Optional Redemption:                 The Notes will not be redeemable by WMX
                                     prior to March 15, 2000. Thereafter, the
                                     Notes will be redeemable in cash at the
                                     option of WMX, in whole or in part, at
                                     any time at the Stated Issue Price plus
                                     accrued Stated Discount and accrued but
                                     unpaid interest through the date of
                                     redemption.

Purchase at the Option of the        WMX will purchase the Notes in cash, at
Holder:                              the option of the Holder, on March 15,
                                     1998 and March 15, 2000 at a price per
                                     Note of $790.24 and $843.35, respectively
                                     (Stated Issue Price plus accrued Stated
                                     Discount) plus accrued but unpaid
                                     interest.

Subordination:                       The Notes will be subordinated to all
                                     existing and future debt of WMX not
                                     designated as subordinated debt.

Sinking Fund:                        None.

                                                                      APPENDIX B

                                CS First Boston

CS First Boston Corporation                                  55 East 52nd Street
                                                         New York, NY 10055-0186
                                                          Telephone 212 909 2000

                                                                October 14, 1994

The Special Committee of the Board of Directors
Chemical Waste Management, Inc.
3001 Butterfield Road
Oak Brook, Illinois 60521

Members of the Special Committee:

  You have asked us to advise you with respect to the fairness to the holders of the common stock of Chemical Waste Management, Inc. ("CHW"), other than WMX Technologies, Inc. ("WMX") and its affiliates, from a financial point of view, of the consideration to be received by such holders pursuant to the terms of the Agreement and Plan of Merger, dated as of October 14, 1994 (the "Merger Agreement"), by and among WMX, WMX Merger Sub, Inc., a subsidiary of WMX ("Merger Sub"), and CHW. The Merger Agreement provides for, among other things,
(i) the merger of Merger Sub with and into CHW pursuant to which CHW will become a wholly owned subsidiary of WMX (the "Merger") and (ii) the conversion of each outstanding share of the common stock, par value $0.01 per share, of CHW (the "CHW Common Stock") into the right to receive $12.33 principal amount at maturity of Convertible Subordinated Notes of WMX, the principal terms of which are described in Annex I to the Merger Agreement (the "Notes").

  In arriving at our opinion, we have reviewed the Merger Agreement and certain publicly available business and financial information relating to CHW, WMX and certain of their affiliates. We have reviewed certain other information, including financial forecasts, provided to us by CHW, WMX and certain of their affiliates, and have met with the respective managements of CHW, WMX and certain of their affiliates to discuss the businesses and prospects of CHW, WMX and such affiliates. We also have evaluated the pro forma financial impact of the Merger on WMX.

  We also have considered certain financial and stock market data of CHW, WMX and certain of their affiliates, and we have compared that data with similar data for other publicly held companies in businesses similar to those of CHW, WMX and such affiliates and we have considered, to the extent publicly available, the financial terms of certain other business combinations which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

  In connection with our review, we have not assumed responsibility for independent verification of any of the foregoing information and have relied upon its being complete and accurate in all respects. With respect to the financial forecasts and other data reviewed by us, including without limitation, estimates of liability for environmental matters, reserves established with respect thereto, and estimates of annual expenses in connection therewith, the managements of CHW and WMX have advised us that such forecasts and other data have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of CHW, WMX and their affiliates as to the future financial performance of CHW, WMX and such affiliates. In addition, we have not made an independent evaluation or appraisal of

The Special Committee of the Board of Directors
Chemical Waste Management, Inc.
October 14, 1994
Page 2

the assets or liabilities (contingent or otherwise) of CHW, WMX or their affiliates, nor have we been furnished with any such evaluations or appraisals. We are not expressing any opinion as to what the value of the Notes actually will be when issued to CHW stockholders pursuant to the Merger or the price at which such Notes or the common stock, par value $1.00 per share, of WMX into which such Notes are convertible will trade subsequent to the Merger. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any part of CHW. Our opinion is necessarily based on information available to us and financial, stock market and other conditions and circumstances as they exist and can be evaluated on the date hereof.

  CS First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

  We have acted as financial advisor to the Special Committee in connection with the Merger and will receive a fee for our services. In the ordinary course of our business, CS First Boston and its affiliates may actively trade the debt and equity securities of CHW, WMX and their affiliates for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. As of the date hereof, CS First Boston and its affiliates beneficially own approximately 2,800,000 shares of CHW Common Stock.

  It is understood that this letter is for the information of the Special Committee only in its evaluation of the Merger and may not be relied upon by any other person, nor does our opinion constitute a recommendation to any stockholder of CHW as to how such stockholder should vote on the proposed Merger. This letter is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without CS First Boston's prior written consent.

  Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be received in the Merger by the holders of CHW Common Stock (other than WMX and its affiliates) is fair to such holders from a financial point of view.

                                          Very truly yours,

                                          CS FIRST BOSTON CORPORATION

                                                                      APPENDIX C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

  262 APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)(S) 251, 252, 254, 257, 258, 263 or 264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or (ii) held of record by more than 2,000 stockholders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S) 251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except: a. Shares of stock of the corporation surviving or resulting from such merger or consolidation; b. Shares of stock of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by more than 2,000 stockholders; c. Cash in lieu of fractional shares of the corporations described in the foregoing subparagraph a. and
  b. of this paragraph; or d. Any combination of the shares of stock and cash in lieu of fractional shares described in the foregoing subparagraphs a.,
  b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to (S) 228 or
  (S) 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends to demand the appraisal of his shares.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the date of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceedings may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the General Corporation Law of Delaware empowers the registrant to indemnify, subject to the standards set forth therein, any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that he is or was a director, officer, employee or agent of the registrant, or is or was serving as such with respect to another corporation at the request of the registrant. The General Corporation Law of Delaware also provides that the registrant may purchase indemnification insurance on behalf of any such director, officer, employee or agent. Article Twelfth of the registrant's Restated Certificate of Incorporation and Section 6 of Article VII of the registrant's by-laws each provide for the indemnification by the registrant of each director, officer, employee or agent of the registrant to the full extent permitted by the General Corporation Law of Delaware.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  Under an insurance policy maintained by the registrant, the directors and officers of the registrant are insured, within the limits and subject to the limitation of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors and officers.

  Section 7.6 of the Merger Agreement provides that the registrant shall cause CWM to maintain for not less than three years director and officer liability insurance providing at least the same amounts and coverage for CWM's officers and directors as the current policies maintained by or on behalf of CWM.
Section 7.6 of the Merger Agreement also provides that all rights to indemnification now existing in favor of the present directors or officers of CWM and its subsidiaries as in effect on the date of the Merger Agreement shall continue for a period of six years beyond the Merger. The directors and officers of the registrant currently serving as directors of CWM will be entitled to the benefits of such indemnification and insurance.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) A list of exhibits included as part of this registration statement is set forth in the Exhibit Index appearing elsewhere herein, and is hereby incorporated by reference herein.

  (b) Not applicable.

  (c) The opinion of CS First Boston Corporation is included in the Proxy Statement-Prospectus.

ITEM 22. UNDERTAKINGS.

  The undersigned registrant hereby undertakes:

    (a) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
  Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b)(1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding or (ii) that purports to meet the requirements of
  Section 10(a)(3) of the Act and is used in connection with the offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (d) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    (e) See Item 20.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT, OR AMENDMENT THERETO, TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN OAK BROOK, ILLINOIS ON DECEMBER 16, 1994.

                                          WMX TECHNOLOGIES, INC.

                                              /s/ Dean L. Buntrock
                                          By___________________________________
                                                     Dean L. Buntrock,
                                              Chairman of the Board and Chief
                                                     Executive Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT, OR AMENDMENT THERETO, HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----

       /s/ Dean L. Buntrock          Director, Chairman of the
____________________________________   Board and Chief Executive
          Dean L. Buntrock             Officer

       /s/ Jerry E. Dempsey          Director
____________________________________
          Jerry E. Dempsey

      /s/ Phillip B. Rooney          Director
____________________________________
         Phillip B. Rooney

       /s/ Donald F. Flynn           Director
____________________________________
          Donald F. Flynn

      /s/ Peter H. Huizenga          Director
____________________________________
         Peter H. Huizenga

        /s/ Peer Pedersen            Director
____________________________________
           Peer Pedersen

      /s/ James R. Peterson          Director                      December 16 , 1994
____________________________________
         James R. Peterson

   /s/ Alexander B. Trowbridge       Director
____________________________________
      Alexander B. Trowbridge

     /s/ Howard H. Baker, Jr.        Director
____________________________________
        Howard H. Baker, Jr.

       /s/ H. Jesse Arnelle          Director
____________________________________
          H. Jesse Arnelle

  /s/ Pastora San Juan Cafferty      Director
____________________________________
     Pastora San Juan Cafferty

        /s/ Thomas C. Hau            Vice President, Controller
____________________________________   and Principal Accounting
           Thomas C. Hau               Officer

       /s/ James E. Koenig           Senior Vice President,
____________________________________   Treasurer and Principal
          James E. Koenig              Financial Officer

                             WMX TECHNOLOGIES, INC.

                                 EXHIBIT INDEX

     EXHIBIT
     NUMBER                              DOCUMENT DESCRIPTION*
     -------                             ---------------------
      1.       Inapplicable
      2.       Agreement and Plan of Merger dated October 14, 1994 among registrant, WMX
                Merger Sub, Inc. and Chemical Waste Management, Inc. (included as Annex A to the Proxy Statement-Prospectus forming a part of this registration statement)
      3.1(a)   Restated Certificate of Incorporation of registrant, as amended as of May
                24, 1985 (incorporated by reference to Exhibit 4.1 to registrant's report on Form 10-Q for the quarter ended June 30, 1985)
      3.1(b)   Certificate of Amendment of Restated Certificate of Incorporation of
                registrant, recorded May 23, 1986 (incorporated by reference to Exhibit
                4(c) to registrant's registration statement on Form S-8, Registration No.
                33-6265)
      3.1(c)   Certificate of Designation of Preferred Stock of registrant, filed January
                30, 1987 (incorporated by reference to Exhibit 3.1(c) to registrant's
                1986 annual report on Form 10-K)
      3.1(d)   Certificate of Amendment of Restated Certificate of Incorporation of
                registrant, filed
                May 15, 1987 (incorporated by reference to Exhibit 4.5(d) to registrant's registration statement on Form S-4, Registration No. 33-15518)
      3.1(e)   Certificate of Amendment of Restated Certificate of Incorporation of
                registrant, filed May 19, 1989 (incorporated by reference to Exhibit 3(e)
                to registrant's registration statement on Form S-3, Registration No. 33-
                30190)
      3.1(f)   Certificate of Amendment of Restated Certificate of Incorporation of
                registrant, filed May 18, 1990 (incorporated by reference to Exhibit 4(h)
                to registrant's registration statement on Form S-8, Registration No. 33-
                35936)
      3.1(g)   Conformed copy of Certificate of Incorporation of registrant, as amended
                (incorporated by reference to Exhibit 3.1(g) to registrant's registration statement on Form S-4, Registration No. 33-36119)
      3.2      By-laws of registrant, as amended and restated as of December 12, 1991
                (incorporated by reference to Exhibit 3.2 to registrant's registration statement on Form S-1, Registration No. 33-44849)
      4.1      Trust Indenture for Liquid Yield Option Notes due 2001 (incorporated by reference to Exhibit 4.1 to registrant's registration statement on Form
                S-3, Registration No. 2-96785)
      4.2(a)   Rights Agreement dated as of February 6, 1987, between the registrant and
                Harris Trust & Savings Bank (the "Rights Agreement"), which includes as
                Exhibit A the form of Certificate of Designation of Preferred Stock, as
                Exhibit B, the form of Rights Certificate and, as Exhibit C, the Summary of Rights (incorporated by reference to Exhibit 4 to registrant's report on Form 8-K dated January 26, 1987)
      4.2(b)   Certificate of Adjustment relating to April 1987 stock split pursuant to
                Section 12 of the Rights Agreement (incorporated by reference to Exhibit
                4.3(b) to registrant's registration statement on Form S-1, Registration
                No. 33-13839)

- --------
*In the case of incorporation by reference to documents filed under the Securities Exchange Act of 1934, the registrant's file number under that Act is 1-7327, Chemical Waste Management, Inc.'s file number under that Act is 1-9253 and Wheelabrator Technologies Inc.'s file number under that Act is 0-14246.

                                      EX-1

     EXHIBIT
     NUMBER                              DOCUMENT DESCRIPTION*
     -------                             ---------------------
      4.2(c)   Certificate of Adjustment relating to December 1989 stock split pursuant to Section 12 of the Rights Agreement (incorporated by reference to
                Exhibit 4.3(c) to registrant's 1989 annual report on Form 10-K)
      4.3      Trust Indenture for Liquid Yield Option Notes due 2012 (incorporated by reference to Exhibit 4(a) to registrant's registration statement on Form
                S-3, Registration No. 33-24615)
      4.4(a)   Trust Indenture dated as of August 1, 1989 (incorporated by reference to
                Exhibit 4.3(a) to registrant's 1990 annual report on Form 10-K)
      4.4(b)   First Supplemental Indenture dated as of December 1, 1990 (incorporated by reference to Exhibit 4.3(b) to registrant's 1990 annual report on Form
                10-K)
      4.5      Trust Indenture dated as of June 1, 1993 (incorporated by reference to
                Exhibit 4 to the registrant's current report on Form 8-K dated July 15,
                1993)
      4.6      Trust Indenture for Convertible Subordinated Notes due 2005 dated as of
                January 20, 1995
      4.7      Trust Indenture for Chemical Waste Management, Inc. Liquid Yield Option
                Notes due 2010 (incorporated by reference to Exhibit 4.1 to the registration statement on Form S-3 filed by Chemical Waste Management,
                Inc., Registration No. 33-36212)
      5.       Opinion of Bell, Boyd & Lloyd
      6.       Inapplicable
      7.       Inapplicable
      8.       Opinion of Bell, Boyd & Lloyd as to certain tax matters
      9.       Inapplicable
     10.1      1981 Stock Option Plan for Non-Employee Directors of registrant
                (incorporated by reference to Exhibit 19 to registrant's report on Form
                10-Q for the quarter ended June 30, 1982)
     10.2      WMX Technologies, Inc. 1982 Stock Option Plan, as amended to March 11,
                1988 (incorporated by reference to Exhibit 10.3 to registrant's 1988 annual report on Form 10-K)
     10.3      Deferred Director's Fee Plan, as amended (incorporated by reference to
                Exhibit 10.3 to registrant's 1990 annual report on Form 10-K)
     10.4      Director's Phantom Stock Plan (incorporated by reference to Exhibit 10.9 to registrant's 1984 annual report on Form 10-K)
     10.5      Employment Agreement, dated as of September 1, 1986, by and between the registrant and Phillip B. Rooney (incorporated by reference to Exhibit
                19.4 to registrant's report on Form 10-Q for the quarter ended September
                30, 1986)
     10.6      Intercorporate Agreement, dated as of September 3, 1986, between Chemical
                Waste Management, Inc. and the registrant (the "CWM Intercorporate
                Agreement") (incorporated by reference to Exhibit 10.6 to Chemical Waste
                Management, Inc.'s registration statement on Form S-1, Registration No.
                33-8509)
     10.7      Amendment No. 1 dated as of January 1, 1992 to CWM Intercorporate
                Agreement (incorporated by reference to Exhibit 10.7(b) to registrant's
                1991 annual report on Form 10-K)
     10.8      WMX Technologies, Inc. Corporate Incentive Bonus Plan (incorporated by reference to Exhibit 10.8 to registrant's 1993 annual report on Form 10-
                K)

- --------
*In the case of incorporation by reference to documents filed under the Securities Exchange Act of 1934, the registrant's file number under that Act is 1-7327, Chemical Waste Management, Inc.'s file number under that Act is 1-9253 and Wheelabrator Technologies Inc.'s file number under that Act is 0-14246.

                                      EX-2

     EXHIBIT
     NUMBER                              DOCUMENT DESCRIPTION*
     -------                             ---------------------
     10.9      WMX Technologies, Inc. Supplemental Executive Retirement Plan, as amended and restated as of May 14, 1993 (incorporated by reference to Exhibit 10 to the registrant's current report on Form 8-K dated July 15, 1993)
     10.10     WMX Technologies, Inc. Long Term Incentive Plan (as amended and restated
                as of January 27, 1994) (incorporated by reference to Exhibit 10.10 to registrant's 1993 annual report on Form 10-K)
     10.11     Supplemental Retirement Benefit Agreement, dated as of January 1, 1989, by and between the registrant and Peter H. Huizenga (incorporated by reference to Exhibit 10.16 to post-Effective Amendment No. 2 to registrant's registration statement on Form S-1, Registration No. 33-
                13839)
     10.12     Chemical Waste Management, Inc. 1986 Stock Option Plan, as amended
                (incorporated by reference to Exhibit 10.1 to Chemical Waste Management,
                Inc.'s 1989 annual report on Form 10-K)
     10.13     Chemical Waste Management, Inc. 1986 Stock Option Plan for Non-Employee
                Directors (incorporated by reference to Exhibit 10.2 to Chemical Waste
                Management, Inc.'s registration statement on Form S-1, Registration No.
                33-8509)
     10.14     Chemical Waste Management, Inc. Deferred Director's Fee Plan (incorporated by reference to Exhibit 10.5 to Chemical Waste Management, Inc.'s
                registration statement on Form S-1, Registration No. 33-8509)
     10.15     WMX Technologies, Inc. Director's Charitable Endowment Plan (incorporated by reference to Exhibit 10.20 to registrant's 1989 annual report on Form
                10-K)
     10.16     Supplemental Retirement Benefit Agreement dated as of January 1, 1991 by and between registrant and Donald F. Flynn (incorporated by reference to
                Exhibit 10.17 to registrant's 1990 annual report on Form 10-K)
     10.17     Consulting Agreement dated as of January 1, 1991 by and between registrant and Donald F. Flynn (incorporated by reference to Exhibit 10.18 to registrant's 1990 annual report on Form 10-K)
     10.18     Restricted Unit Plan for Non-Employee Directors of Wheelabrator
                Technologies Inc. as amended through June 10, 1991 (incorporated by reference to Exhibit 19.03 to the report on Form 10-Q of Wheelabrator
                Technologies Inc. for the quarter ended June 30, 1991)
     10.19     1988 Stock Plan for Executive Employees of Wheelabrator Technologies Inc.
                and its subsidiaries (the "WTI 1988 Stock Plan") (incorporated by reference to Exhibit 28.1 to Amendment No. 1 to the registration statement of Wheelabrator Technologies Inc. on Form S-8, Registration No.
                33-31523)
     10.20     Amendments dated as of September 7, 1990 to the WTI 1988 Stock Plan
                (incorporated by reference to Exhibit 19.02 to the 1990 annual report on
                Form 10-K of Wheelabrator Technologies Inc.)
     10.21     Amendment dated as of November 1, 1990 to the WTI 1988 Stock Plan
                (incorporated by reference to Exhibit 19.04 to the 1990 annual report on
                Form 10-K of Wheelabrator Technologies Inc.)

- --------
*In the case of incorporation by reference to documents filed under the Securities Exchange Act of 1934, the registrant's file number under that Act is 1-7327, Chemical Waste Management, Inc.'s file number under that Act is 1-9253 and Wheelabrator Technologies Inc.'s file number under that Act is 0-14246.

                                      EX-3

     EXHIBIT
     NUMBER                              DOCUMENT DESCRIPTION*
     -------                             ---------------------
     10.22     1986 Stock Plan for Executive Employees of Wheelabrator Technologies Inc.
                and its subsidiaries (the "WTI 1986 Stock Plan") (incorporated by reference to Exhibit 28.2 to Amendment No. 1 to the registration statement of Wheelabrator Technologies Inc. on Form S-8, Registration No.
                33-31523)
     10.23     Amendment dated as of November 1, 1990 to the WTI 1986 Stock Plan
                (incorporated by reference to Exhibit 19.03 to the 1990 annual report on
                Form 10-K of Wheelabrator Technologies Inc.)
     10.24     Description of consulting agreement between registrant and Alexander B.
                Trowbridge (incorporated by reference to Exhibit 10.22 to registrant's
                1989 annual report on Form 10-K)
     10.25     WMX Technologies, Inc. 1992 Stock Option Plan (incorporated by reference to Exhibit 10.31 to registrant's registration statement on Form S-1,
                Registration No. 33-44849)
     10.26     WMX Technologies, Inc. 1992 Stock Option Plan for Non-Employee Directors
                (incorporated by reference to Exhibit 10.32 to registrant's registration statement on Form S-1, Registration No. 33-44849)
     10.27     Wheelabrator Technologies Inc. 1992 Stock Option Plan (incorporated by reference to Exhibit 10.45 to the 1991 annual report on Form 10-K of
                Wheelabrator Technologies Inc.)
     10.28     Deferred Director's Fee Plan of Wheelabrator Technologies Inc. adopted
                June 10, 1991 (incorporated by reference to Exhibit 19.02 to the quarterly report on Form 10-Q of Wheelabrator Technologies Inc. for the
                quarter ended June 30, 1991)
     10.29     Waste Management International plc Share Option Plan (incorporated by reference to Exhibit 10.1 to the registration statement on Form F-1 of
                Waste Management International plc, Registration No. 33-46511)
     10.30     Amendment dated as of December 6, 1991 to the WTI 1986 Stock Plan
                (incorporated by reference to Exhibit 19.01 to the 1991 annual report on
                Form 10-K of Wheelabrator Technologies Inc.)
     10.31     Amendment dated as of December 6, 1991 to the WTI 1988 Stock Plan
                (incorporated by reference to Exhibit 19.02 to the 1991 annual report on
                Form 10-K of Wheelabrator Technologies Inc.)
     10.32     Amendment dated as of December 6, 1991 to the Restricted Unit Plan for
                Non-Employee Directors of Wheelabrator Technologies Inc. (incorporated by reference to Exhibit 19.05 to the 1991 annual report on Form 10-K of
                Wheelabrator Technologies Inc.)
     10.33     Rust International Inc. 1993 Stock Option Plan (incorporated by reference to Exhibit 10.41 to registrant's 1992 annual report on Form 10-K)
     10.34     Rust International Inc. 1993 Stock Option Plan for Non-Employee Directors
                (incorporated by reference to Exhibit 10.42 to registrant's 1992 annual report on Form 10-K)
     10.35     Amendment No. 1 dated as of May 29, 1992 to Consulting Agreement dated as of January 1, 1991 by and between registrant and Donald F. Flynn
                (incorporated by reference to Exhibit 19.1 to registrant's 1992 annual report on Form 10-K)

- --------
*In the case of incorporation by reference to documents filed under the Securities Exchange Act of 1934, the registrant's file number under that Act is 1-7327, Chemical Waste Management, Inc.'s file number under that Act is 1-9253 and Wheelabrator Technologies Inc.'s file number under that Act is 0-14246.

                                      EX-4

     EXHIBIT
     NUMBER                              DOCUMENT DESCRIPTION*
     -------                             ---------------------
     10.36     First Amended and Restated International Business Opportunities Agreement
                by and among registrant, Chemical Waste Management, Inc., Wheelabrator
                Technologies Inc., Waste Management International, Inc., Waste Management
                International plc and Rust International Inc., dated as of January 1,
                1993 (incorporated by reference to Exhibit 28 to the registration statement on Form S-3 of Wheelabrator Technologies Inc., Registration No.
                33-59606)
     10.37     Amendment Agreement dated as of January 28, 1994 relating to the
                International Business Opportunities Agreement (incorporated by reference to Exhibit 10.19 to the 1993 annual report on Form 10-K of Chemical Waste
                Management, Inc.)
     10.38     Chemical Waste Management, Inc. 1992 Stock Option Plan (incorporated by reference to Exhibit 10.20 to the 1991 annual report on Form 10-K of
                Chemical Waste Management, Inc.)
     11.       None
     12.       Computation of Ratios of Earnings to Fixed Charges (incorporated by reference to Exhibit 12 to registrant's quarterly report on Form 10-Q for the quarter ended September 30, 1994)
     13.       Inapplicable
     14.       Inapplicable
     15.       Inapplicable
     16.       Inapplicable
     21.       List of subsidiaries of registrant (incorporated by reference to Exhibit
                21 to registrant's 1993 annual report on Form 10-K)
     23.1      Consent of Bell, Boyd & Lloyd (included in Exhibit 5)
     23.2      Consent of Arthur Andersen LLP
     23.3      Consent of CS First Boston Corporation
     24.       None
     25.       Statement of Eligibility and Qualification of Trustee on Form T-1
     26.       Inapplicable
     27.       Inapplicable
     28.       None
     99.       None

- --------
*In the case of incorporation by reference to documents filed under the Securities Exchange Act of 1934, the registrant's file number under that Act is 1-7327, Chemical Waste Management, Inc.'s file number under that Act is 1-9253 and Wheelabrator Technologies Inc.'s file number under that Act is 0-14246.

                                      EX-5